As filed with the United States Securities and Exchange Commission on November 20, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CELSUS THERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	2834	98-1034922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

53 Davies Street
London WIK 5JH
United Kingdom
Telephone: +44-203-318-3004

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Mark S. Cohen, Esq.
c/o Pearl Cohen Zedek Latzer Baratz, LLP
New York, New York 10036
(646) 878-0800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Telephone: (212) 935-3000	Michael D. Maline, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Telephone: (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary Shares, par value £0.01(3)	$46,000,000	$5,345.20

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes ordinary shares that the underwriters may purchase solely to cover overallotments, if any.
(3)	American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-185197). Each American depositary share will represent ten ordinary shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus dated November 20, 2014

PROSPECTUS (Subject to Completion)

             American Depositary Shares

CELSUS THERAPEUTICS PLC
(Incorporated in England and Wales)

Representing          Ordinary Shares

We are offering to sell          American Depositary Shares (each, an “ADS” and, collectively “ADSs”). Each ADS represents ten (10) of our ordinary shares, par value £0.01 per share.

Our ADSs are currently quoted for trading on the Nasdaq Capital Market under the symbol “CLTX”. On November 19, 2014, the closing sale price of our ADSs on the NASDAQ Capital Market was $5.36 per share.

We are an “emerging growth company” as such term is used in the Jumpstart Our Business Startups Act of 2012.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for certain factors you should consider before investing in the ADSs.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have also agreed to reimburse the underwriters for certain fees and expenses, incurred by them in connection with this offering. See “Underwriting” beginning on page 115 of this prospectus for more information regarding underwriting discounts and commissions and expense reimbursement.

The underwriters have an option to purchase up to          additional ADSs from us at the public offering price, less the underwriting discounts and commissions payable by us, for 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities offered hereby against payment in New York, New York on or about             , 2014.

Cowen and Company	Piper Jaffray

MTS Securities, LLC

The date of this prospectus is             , 2014.

You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of the prospectus applicable to that jurisdiction.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

In this prospectus, “Celsus,” the “Company,” “we,” “us,” and “our” refer to Celsus Therapeutics Plc and its subsidiaries, unless the context otherwise requires.

All trademarks, trade names or service marks that are used in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you read this summary, to fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, and the financial statements and related notes included in this prospectus.

Our Business

Celsus Therapeutics Plc is a biopharmaceutical company dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. We believe that we have developed a new class of synthetic drugs for therapeutic purposes that we term Multifunctional Anti-Inflammatory Drugs, representing a new multi-drug platform for the treatment of a wide range of inflammatory diseases and conditions. For decades, steroids have been the most commonly used anti-inflammatory drugs in the world, used extensively to treat inflammatory diseases and allergies. However, steroids are associated with severe side effects, such as metabolic changes, weight gain, changes in blood pressure, diabetes, osteoporosis, cataract and glaucoma, psychosis and depression. These side effects have led to reluctance by medical providers and their patients to use these drugs, creating an unmet need in multiple disease markets for safer alternatives to steroids.

In general, inflammation is a defense mechanism, part of our immune system, protecting our bodies from infection. However, when inflammation is triggered for the wrong reasons (i.e., not as a reaction to infection) or is unable to shut down, this results in an inflammatory disease. Since each organ in the body is capable of protecting itself from infections using inflammation, each organ can suffer from an inflammatory disease or condition.

Inflammatory diseases therefore manifest in a wide range of symptoms, affecting many organs in the body and have diverse causes. Inflammatory diseases encompass such diverse illnesses as respiratory diseases including allergic rhinitis, asthma, and chronic obstructive pulmonary disease; chronic gastrointestinal diseases such as Crohn’s disease and ulcerative colitis; skin inflammations such as dermatitis, eczema, psoriasis and rosacea; cardiovascular diseases such as restenosis, thrombosis and acute cardiovascular syndrome; diseases of the eye such as dry eye, uveitis, and conjunctivitis; arthritis and related diseases such as osteo-arthritis and rheumatoid-arthritis; autoimmune disorder such as Lupus, Wegener’s granulomatosis, and dermatomyositis; and disease of the central nervous system such as multiple sclerosis. However, while the causes and symptoms of these diseases are diverse, their treatment is often the same: anti-inflammatory drugs.

Product Candidates

Our lead clinical candidate is MRX-6, a topical cream intended for treating eczema. A Phase 2a clinical trial of MRX-6 cream 1% in contact dermatitis (a common type of eczema) was conducted as an academic study and, therefore is not compliant with the regulatory requirements of the U.S. Food and Drug Administration, or FDA, and other regulatory authorities. A second, multi-center, vehicle controlled, double blind, clinical trial of MRX-6 cream 2% was carried out in in Israel. Results of the trial were reported on May 8, 2013. We observed that MRX-6 cream 2% appeared to be a safe and effective treatment for chronic hand eczema secondary to contact dermatitis, similar to the results we saw in our earlier Phase 2a trial. The data announced on May 8, 2013 were from a multi-center Phase 2 double blind, vehicle controlled trial of MRX-6 cream 2% for the treatment of patients with chronic hand eczema due to allergic contact dermatitis, or ACD. The results showed a 56% improvement in symptoms such as dryness, scaling, redness, pruritus and fissures, from baseline in the MRX-6 treated hand/forearm, compared to a 24% improvement for vehicle-treated hand/forearm (p < 0.0001). Each patient acted as his or her own control. Clinically significant benefit, defined as an equal to or greater than 50% reduction in symptoms from baseline in the MRX-6 treated hand/forearm, was seen in 67% of patients. MRX-6 was found to be safe and well-tolerated, with no adverse events. The benefit was similar regardless of patient baseline score, study center or symptom sub-score.

We are currently conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis.

This trial will enroll up to 80 patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue in the trial. We anticipate completing the double-blind portion of this Phase 2 MRX-6 cream 2% clinical trial by year-end 2014 or early 2015 and submitting an Investigational New Drug application or IND, to the FDA for MRX-6 cream 2% by year-end 2014.

We also intend to undertake, depending on available resources, pre-clinical studies for other product candidates: OPT-1 for the treatment of ophthalmic inflammation; CFX-1 for the treatment of cystic fibrosis and OAX-1 for treatement of osteoarthritis; and potentially other inflammatory disorders. Given the common biochemical mechanism of all inflammatory diseases, we plan to gradually expand the application of our platform technology for our product candidates to other forms of inflammatory diseases in the future, such as inflammatory bowel disease, or IBD, and arthritis.

Our Business Strategy

Our business strategy is to expand and build our biopharmaceutical business to gradually focus on a spectrum of inflammatory diseases based on our current and upcoming first in class product candidates, that we believe will fill the current unmet need for safe and potent alternatives to steroids. As a drug development company, most of our efforts and resources to-date have been devoted to performing research and development, conducting pre-clinical studies and clinical trials, developing and protecting our intellectual property and raising capital. We intend to enter into strategic licensing arrangements with pharmaceutical companies for the commercialization of our drugs. This process will involve completing our clinical trials and obtaining regulatory approvals for marketing, distribution and sale of our drugs. We also intend to continue to expand the range of our product candidates by gradually targeting additional types of inflammatory diseases.

We currently perform our research and development activity mainly through outsourcing to subcontractors. Our board of directors, which consists of recognized professionals in the fields of biology, medicine and finance, regularly approves our material contracts with subcontractors.

Our unique lead product candidates are first-in-class, novel, non-steroidal, synthetic anti-inflammatory products that address the need to inhibit sPLA2 in a broad-ranged manner while avoiding any interference with the homeostatic cPLA2 family. The lipid inhibiting moiety is responsible for inhibiting PLA2 in a unique and broad-ranged manner while the glycosaminoglycans, or GAGs, prevent the drug’s penetration into the cell and any possible interference with cPLA2. Thus, unlike previous attempts at inhibiting PLA2, we believe that our product candidates remain on the cell surface and target the pathology-associated secretory PLA2 isomers, or sPLA2, but do not interfere with cPLA2, the homeostatic isomers found inside the cell.

Steroids and Currently Available Alternatives

Steroids are the most commonly prescribed medications for inflammatory diseases because of their high potency and unparalleled formulation flexibility but are limited by their side effects that include hypertension, high glucose levels, obesity, brittle bones/osteoporosis, immunosuppression, glaucoma and psychosis. Thus, safer yet potent alternatives to steroids have long been sought to address this unmet need. However, current alternatives to steroids, while often commercially successful, are less potent than steroids, have limited formulation flexibility and have their own potential safety concerns. Similarly, topical steroids which are used to treat skin inflammation instead of oral steroids, can be less potent than the oral version and have potential safety concerns that relate to the risk of systemic corticosteroid absorption and include adrenal suppression, bone fracture among the elderly, and reduced bone growth and height in children. Adverse local effects of topical steroids may include skin thinning, stretch marks, acne, testicular atrophy, nosebleeds, stinging, burning and dryness.

We believe that our product candidates will provide safer and more effective treatment than the current alternatives to steroids without the adverse side effects associated with steroids.

The drugs used to treat inflammatory diseases are broadly divided into two groups: steroids and non-steroidal drugs. Non-steroidal drugs, in turn, can be categorized into synthetic drugs, which include our product candidates, and biological drugs such as monoclonal anti-bodies.

Non-steroidal synthetic drugs include the old generation of non-specific COX inhibitors, such as ibuprofen and aspirin, and a newer generation of specific inhibitors of COX-2, such as Celebrex® and Vioxx®. COX inhibitors are drugs that inhibit the action of the COX enzyme, which is responsible for producing factors that cause inflammation. The old generation of COX inhibitors is associated with severe gastrointestinal adverse effects. The newer generation of specific COX-2 inhibitors, originally designed to be safer, has subsequently been found to have side effects, including primarily cardiovascular complications. These side effects have led to the withdrawal the drug Vioxx® from the market and specific warnings for Celebrex®.

Non-steroidal biological drugs are used to treat severe cases of inflammation. These drugs are derived from proteins, i.e., they are produced from live cells and not by way of chemical synthesis. Examples of this type of drug are Enbrel® and Remicade®, which are used for treating severe rheumatoid arthritis and psoriasis as well as IBD. These drugs have a number of disadvantages: the drug administration is limited to injection/IV, their cost is very high and they are associated with rare but severe side effects.

In cystic fibrosis, a genetic disorder that leads to severe lung inflammation and bronchiectasis, amongst other clinical problems, inhaled steroids have not demonstrated benefit, although high dose ibuprofen has been shown to be somewhat effective in treating lung inflammation. However, according to the Cystic Fibrosis Foundation 2012 Patient Registry Annual Data Report, only 3.3% of cystic fibrosis patients who were eligible for ibuprofen were prescribed ibuprofen, in part due to concerns about side effects.

The drugs for treating mild to moderate dermatitis can be divided into two primary groups: topical steroids, which are the most common treatment for dermatitis, and topical calcineurin inhibitors, or TCIs, such as Elidel® and Protopic®.

Other than topical steroids, TCIs are the only category of topical anti-inflammatory drugs aimed specifically at treating the inflammatory aspect of skin diseases. Elidel® and Protopic® are identical in their mechanism of action. TCIs are generally inferior to steroids with the primary indication being children (who tend to respond better and for whom steroidal side effects are heightened). Elidel (Novartis) was launched in the United States in 2002 and Protopic (Astellas) in 2001. Both are prescribed as second-line therapy in order to avoid the use of topical steroids. In 2005, the FDA required the labeling of both drugs to include a “black box” warning regarding risks of carcinogenicity. The sales of both drugs have declined significantly. The Elidel franchise was sold to Meda in 2011 for $420 million.

According to IMS Data, a leading market research company, approximately 40 million prescriptions for topical steroids were written in the United States in 2013.

Market opportunity in inflammatory diseases

The term “inflammatory diseases” applies to a super-family of diseases and conditions comprising the largest such group with hundreds of distinct diseases. These include autoimmune diseases, allergies, reactions to infections and tissue breakdown, hereditary diseases as well as diseases of unknown etiology. Increasingly, many cancerous processes such as angiogenesis are also being linked to inflammation. Names of inflammatory diseases typically have the suffix “— itis” such as bronchitis, appendicitis, dermatitis, but many other do not such as asthma, psoriasis, lupus, etc. According to a published report by GBI Research, the global drug market for inflammatory diseases was approximately $57 billion in 2010. Furthermore, IMS, a prescription tracking service, recorded over 212 million retail prescriptions in the United States for corticosteroids in 2013.

MRX-6 and the market for dermatitis (eczema)

MRX-6 is a topical cream aimed at treating eczema with our lead indication being atopic dermatitis. There is a wide variety of medical conditions that fall under the broad definition of dermatitis/eczema, including contact dermatitis, atopic dermatitis and seborrhea dermatitis. The first is generally an allergy, the second is of unknown etiology but probably immune in nature and the last is an abnormal reaction to normal skin flora. All forms of eczema may cause discomfort, pain and embarrassment to the person affected. The incidence of atopic dermatitis, for example, has increased significantly over the past 30 years in the industrialized world, probably due to environmental factors.

The drugs for treating mild to moderate dermatitis can be divided into two primary groups: topical steroids, which are the most common treatment for dermatitis, and TCIs such as Elidel® and Protopic®.

Topical Steroids

Topical steroids have dominated the market for decades and are commonly used. Dozens of varieties are available from low-strength over-the-counter versions to potent prescription drugs. Examples of such prescription drugs in the US market include Synalar, Kenalog, Elocon, Ultravate, Temovate, Halog and Topicort.

They are associated with side effects, both local and systemic, including:

•	Local: atrophy, skin fragility, striae or stretch marks, purpura or itching, telangiectasia acne, contact dermatitis, rosacea, delayed wound healing, scarring, local infections, testicular atrophy.
•	Systemic: cataracts, glaucoma.

Topical Calcineurin Inhibitors

TCIs are the only commonly used category of topical anti-inflammatory drugs aimed specifically at treating the inflammatory aspect of skin disease and are generally inferior to steroids with the primary indication being children (who tend to respond better and for whom steroidal side effects are heightened). Elidel was launched by Novartis in the United States in 2002 and Astellas launched Protopic in 2001. Both are prescribed as second-line of treatment and are frequently prescribed to avoid the use of topical steroids for safety issues. At the height of sales (2005), these drugs had combined global sales of $550 million. In 2005, the FDA assigned both drugs to a “black box” warning stipulating risks of carcinogenicity. The sales of both drugs have declined significantly. The Elidel franchise was sold to Meda Pharmaceuticals Inc. in 2011 for $420 million.

Competition

The development and commercialization of new drugs is highly competitive. We will face competition with respect to all product candidates we may develop or commercialize in the future from pharmaceutical and biotechnology companies worldwide. The key factors affecting the success of any approved product will be its efficacy, safety profile, drug interactions, method of administration, pricing, reimbursement and level of promotional activity relative to those of competing drugs. If approved, we would expect our clinical-stage product candidates and MRX-6, to compete with approved drugs and potentially with product candidates currently under development, including the following:

•	MRX-6. If approved, we would expect MRX-6 to compete in the dermatitis drug market with topical formulations that contain steroids such as Hydrocortisone®, Fluticasone®, Betamethasone®, and the drugs Elidel® and Protopic®, which are non-steroidal anti-inflammatory ointments. The leading companies in the market include GSK, Galderma, Novartis and Valeant, the manufacturer of Elidel®. According to GlobalData, the total volume of the market as of 2011, is approximately $2.4 billion and is dominated mostly by topical steroids.

Many of our potential competitors have substantially greater financial, technical, and personnel resources than us. In addition, many of these competitors have significantly greater commercial infrastructures. Our ability to compete successfully will depend largely on our ability to leverage our collective experience in drug discovery, development and commercialization to:

•	discover and develop medicines that are differentiated from other products in the market;
•	obtain patent and/or proprietary protection for our medicines and technologies;
•	obtain required regulatory approvals;
•	obtain a commercial partner;
•	commercialize our drugs, if approved; and
•	attract and retain high-quality research, development and commercial personnel.

We believe that Anthera Pharmaceuticals, Inc. and Ziarco Pharma, Ltd., are the only other companies that were or are recently focused on the phospholipase A2 pathway like Celsus. Anthera is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases, including cardiovascular and autoimmune diseases. It has in-licensed a portfolio of clinical and pre-clinical inhibitors of PLA2 and is developing an in-licensed drug from Eli Lilly and Shinogi & Co., which they developed as part of their collaboration. Anthera’s drug candidates are entirely different in both structure, or chemical class, and function to Celsus’s product candidates. Ziarco Pharma, Ltd. is pursuing development of cytosolic PLA2 inhibitors, a different segment of the PLA2 pathway, and Ziarco’s drug candidates are entirely different in both structure, or chemical class, and function to Celsus’s product candidates. Other companies, such as Anacor Pharmaceuticals, are pursuing other pathways and mechanisms to treat dermatitis.

Risk Factors

Our business is subject to numerous risks that could prevent us from successfully implementing our business strategy. These and other risks are discussed more fully in “Risk Factors” immediately following this prospectus summary and include the following:

•	We anticipate that we will incur losses for the foreseeable future and we may never achieve or sustain profitability.
•	Our success is largely dependent on the success of our product candidates, and we cannot be certain that we will be able to obtain regulatory approval for or successfully commercialize any of these product candidates.
•	We will require additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize our product candidates.
•	Our recent financings may result in significant dilution for existing stockholders, and new investors will experience substantial dilution as a result of this offering.
•	If side effects emerge that can be linked to our product candidates while they are in development or after they are approved and on the market, we may be required to perform lengthy additional clinical trials, change the labeling of any such products, or withdraw such products from the market, any of which would hinder or preclude our ability to generate revenues.
•	We have not conducted any absorption, distribution, metabolism and excretion or ADME, studies with respect to our clinical and pre-clinical product candidates.
•	The number of subjects in our study pools in our clinical trials may be deemed by regulators to be too small.
•	While we choose to test our product candidates in specific clinical indications based in part on our understanding of their mechanisms of action, our understanding may be incorrect or incomplete and, therefore, our product candidates may not be effective against the diseases tested in our clinical trials.
•	If we do not establish collaborations for our product candidates or otherwise raise substantial additional capital, we will likely need to alter our development and any commercialization plans.
•	We depend on third-party suppliers for key raw materials used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate raw materials, or the inability of third-parties to synthesize the active pharmaceutical ingredient or manufacture drug product due to any reason, could harm our business.
•	We license patent rights from third-party owners. Our licenses may be subject to early termination if we fail to comply with our obligations in our licenses with third parties. If we lose our license from Yissum we may be unable to continue a substantial part of our business.
•	A very limited public market exists for our securities and we cannot assure you that our securities will continue to be listed on any national securities exchange or that an active trading market will ever develop for any of our securities.
•	We rely upon patents to protect our technology. We may be unable to patent or enforce our intellectual property rights and we may be infringing the intellectual property rights of others.

•	A successful sPLA2 drug has not been developed to date and we can provide no assurances that we will be successful or that there will be no adverse side effects.
•	We may be treated as a passive foreign investment company, for U.S. federal income tax purposes for the current taxable year and future taxable years. If we are classified as a PFIC, holders of our ADSs who are U.S. Holders may suffer adverse tax consequences.

Corporate Information

Our corporate headquarters are located at 53 Davies Street, London W1K 5JH, United Kingdom, telephone +44-203-318-3004, and our registered office is located at Thames House, Portsmouth Road, Esher, Surrey KT10 9AD, United Kingdom. Our US offices are located at 24 West 40th Street, 8th Floor, New York, NY 10018, telephone 646-350-0702.

Our internet address is http://www.celsustx.com. Our website and the information contained on or accessible through our website are not part of this prospectus.

Implications of Being an Emerging Growth Company

Pursuant to The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are classified as an “Emerging Growth Company.” Under the JOBS Act, Emerging Growth Companies are exempt from certain reporting requirements, including the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Under this exemption, our auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period. We are also exempt from certain other requirements, including the requirement to adopt certain new or revised accounting standards until such time as those standards would apply to private companies. We may avail ourselves of the reduced reporting obligations in this prospectus, and may continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings.

Pursuant to the JOBS Act, we will remain an Emerging Growth Company until the earliest of:

•	the last day of our fiscal year following the fifth anniversary of the date of our initial public offering of common equity securities;
•	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and
•	the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (c) have filed at least one annual report pursuant to the Exchange Act.

THE OFFERING

Issuer
Celsus Therapeutics Plc
ADSs offered by us
ADSs, representing ordinary shares
Price per ADS
As of November 19, 2014, the last reported sale price of the ADSs on the Nasdaq Capital Market was $5.36.
Overallotment option
We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional ADSs from us to cover overallotments, if any.
ADSs to be outstanding immediately after this offering
ADSs
Ordinary shares to be outstanding immediately after this offering ordinary shares
The ADSs
Each ADS represents ten ordinary shares.
The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. You may cancel your ADSs and withdraw the underlying ordinary shares. The depositary will charge you fees for, among other acts, any cancellation. In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the terms of the deposit agreement then in effect.
To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Depositary
Deutsche Bank Trust Company Americas
Nasdaq Trading symbol
CLTX
Use of proceeds
We expect to receive total estimated net proceeds from this offering of approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds we receive from this offering to run an MRX-6 Phase 2 clinical program in the United States and prepare for the Phase 3 program, the development of our other product candidates and general corporate purposes. See “Use of Proceeds” in this prospectus.
Risk factors
You should carefully read the information set forth under “Risk Factors” beginning on page 10 of this prospectus and the other information set forth in this prospectus before investing in the ADSs.

Unless otherwise indicated, all information in this prospectus, including information relating to the number of ordinary shares to be outstanding immediately after the completion of this offering:

•	excludes 3,712,070 ordinary shares issuable upon the exercise of warrants outstanding as at September 30, 2014;
•	excludes 2,991,690 ordinary shares, issuable upon exercise of outstanding options under our equity compensation plans, as at September 30, 2014; and
•	assumes no exercise by the underwriters of their option to purchase up to additional ADSs.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of September 30, 2014 and 2013 and for the nine months ended September 30, 2014 and 2013 have been derived from our unaudited consolidated financial statements and notes thereto prepared in accordance with United States GAAP, or GAAP, and as of December 31, 2013 and 2012 and for the fiscal years ended December 31, 2013 and 2012 have been derived from our audited consolidated financial statements and notes thereto prepared in accordance with GAAP, included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for future periods.

The selected consolidated financial data set forth below should be read in conjunction with, and are entirely qualified by reference to our unaudited consolidated financial statements and the related notes, our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
(in thousands except per share data)
Statements of Operations Data
Research and development	$4,282	$935	$1,276	$1,483
General and administrative	2,695	1,283	2,330	2,184
Total operating expenses	6,977	2,218	3,606	3,667
Financial (income) expense, net	(391)	58	14	601
Net Loss	6,586	2,276	3,620	4,268
Net basic and diluted loss per share	$(0.12)	$(0.16)	$(0.17)	$(0.35)
Weighted average number of Ordinary Shares	53,604,415	14,620,558	21,075,065	12,458,874
Balance Sheet Data
Total current assets	$9,103	$11,997	$7,832	$1,118
Total assets	9,157	11,999	7,832	1,120
Total current liabilities	901	4,009	1,231	3,850
Total liabilities	1,304	4,862	2,018	4,480
Working capital/(deficit)	8,202	7,988	6,601	(2,732)
Capital stock	927	675	675	245
Shareholders’ equity (deficiency)	7,853	7,137	5,814	(3,360)

RISK FACTORS

You should carefully consider the risks we describe below, in addition to the other information set forth elsewhere in this prospectus, including our consolidated financial statements and the related notes beginning on page F-1, before deciding to invest in our securities. These material risks could adversely impact our results of operations, possibly causing the trading price of our Ordinary Shares and ADSs to decline, and you could lose all or part of your investment.

Risks Relating to Our Financial Position and Our Business

We anticipate that we will incur losses for the foreseeable future and we may never achieve or sustain profitability.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. We incurred losses of $6,586,000 and $2,276,000 for the nine months ended September 30, 2014 and 2013, respectively, and $3,620,000, $4,268,000 and $2,119,000 for the years ended December 31, 2013, 2012 and 2011, respectively. In addition, our accumulated deficit as of September 30, 2014 and December 31, 2013 was $27,128,000 and $20,542,000, respectively. We expect to continue to incur significant research and development and other significant operating expenses and capital expenditures, depending on available resources, and anticipate that we will continue to have significant expenses and losses in the foreseeable future as we:

•	conduct our ongoing Phase 2 clinical program of MRX-6 for atopic dermatitis;
•	conduct in the United States our Phase 2 clinical program of MRX-6 for atopic dermatitis under an FDA IND;
•	conduct the synthesis, formulation, and manufacture of MRX-6;
•	conduct pre-clinical toxicology and absorption, distribution, metabolism and excretion, or ADME, and stability studies for MRX-6;
•	conduct pivotal toxicology studies for MRX-6;
•	conduct the synthesis, formulation and manufacture of OPT-1;
•	conduct pre-clinical toxicology and ADME, and stability studies for OPT-1;
•	conduct pre-clinical studies of OPT-1 for allergic conjunctivitis or post-operative inflammation;
•	conduct pre-clinical studies of CFX-1 for cystic fibrosis;
•	conduct the synthesis, formulation and manufacture of CFX-1;
•	conduct pre-clinical toxicology and ADME, and stability studies for CFX-1;
•	conduct pre-clinical studies of OAX-1 in osteoarthritis;
•	conduct the synthesis, formulation and manufacture of OAX-1;
•	conduct pre-clinical toxicology and ADME, and stability studies for OAX-1;
•	expand our management; and
•	prepare and make filings with regulatory agencies, potentially including, but not limited to, IND filings with the FDA and clinical trial authorizations in one or more European countries for MRX-6 and potentially OPT-1, CFX-1, and OAX-1, a candidate for injection in osteoarthritis.

We must generate significant revenue to achieve and maintain profitability. Even if we succeed in developing and commercializing one or more of our product candidates, we may not be able to generate sufficient revenue and we may never be able to achieve or maintain profitability.

We are a development stage company and our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.

We are a development stage company. We commenced operations in February 2005. Our operations to date have been limited to organizing and staffing our company, acquiring, developing, and securing our technology, and undertaking pre-clinical studies and certain clinical trials of our product candidates. We have not filed regulatory applications in the United States for our product candidates and we have not yet demonstrated an ability to obtain regulatory approval, or to synthesize, formulate and manufacture a commercial-scale product, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or had previously discovered, developed, and/or commercialized an approved product.

We will require additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize our product candidates.

As of September 30, 2014, we had existing cash and investment securities of approximately $8.9 million. We will require additional capital in order to complete the clinical development of and to commercialize our product candidates and our pre-clinical product candidates and to expand our operational plan and management.

Our operating plan for fiscal year 2015 includes accounting, legal, personnel and corporate expenses to maintain our listing as a public company, as well as research and development expenses which includes personnel expenses, the synthesis, formulation and manufacturing work of MRX-6 for its Phase 2 and potentially Phase 3 clinical trials, conduct the MRX-6 Phase 2 program, and depending on available resources, develop our pipeline candidates. In February 2014, we received investments totaling approximately $9,200,000 that enabled us to continue the development of MRX-6, execute our Phase 2 trial and initiate additional research and development activities.

Our future capital requirements will depend on many factors that are currently unknown to us, including:

•	clinical results for MRX-6;
•	the timing and costs related to the filing of INDs for MRX-6, CFX-1, OPT-1 and OAX-1;
•	the results of pre-clinical studies of OPT-1, CFX-1, and OAX-1 and the timing of initiation, progress, results and costs of any clinical trials that we may initiate based on the pre-clinical results;
•	the costs of synthesis and formulation;
•	the costs of raw materials in order to produce our product candidates;
•	the costs of producing the product candidates;
•	the costs of establishing commercial manufacturing arrangements and of establishing sales and marketing functions, if needed;
•	the cost of scale-up and optimization;
•	the scope, progress, results, and cost of pre-clinical development, clinical trials, and regulatory review of any new product candidates for which we may initiate development;
•	the cost of filing regulatory applications for our product candidates;
•	the costs of preparing, filing, and prosecuting patent applications and maintaining, enforcing, and defending intellectual property-related claims;
•	our ability to establish research collaborations and strategic collaborations and licensing or other arrangements on terms favorable to us;
•	the costs to satisfy our obligations under potential future collaborations; and
•	the timing, receipt, and amount of sales, milestone payments, licensing fees or royalties, if any, from any approved product candidates.

There can be no assurance that additional funds will be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may be required to terminate or delay clinical trials or other development for one or more of our product candidates.

We may seek to raise any necessary funds through public or private equity offerings, debt financings, or strategic alliances and licensing arrangements. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements.

Provisions in the investment agreements from our past financings may result in significant dilution for existing stockholders.

The securities purchase agreements from our private placement financings in November 2012 and January and February 2013 contained “down round” price protection provisions, which provide that until April 16, 2015, if we make certain dilutive issuances of ordinary shares at a price per ordinary share below the per share purchase price of $2.00 (referred to as a “dilutive issuance”), then immediately after such dilutive issuance, we will be obligated to issue to each purchaser, without the payment of additional consideration, additional ordinary shares, pursuant to the formula set forth in such securities purchase agreements. As a result of our September 2013 financing which had a per share purchase price of $0.57 per ordinary share, we issued additional shares to such purchasers. Accordingly, if we were to issue ordinary shares at less than $0.57 per ordinary share (subject to customary exceptions), we would be required to issue more additional shares to these purchasers. In addition, in the event we sell warrants or other rights (subject to customary exceptions) with an exercise price below $2.00 per ordinary share, the exercise price of the warrants issued in such financings shall be reduced to such lower exercise price. In addition, such securities purchase agreements also contained a most favored nations provision that provides the purchasers with the right to exchange their shares and warrants acquired in the financings for securities issued in a subsequent placement on a dollar for dollar basis in lieu of cash consideration. These same price protection provisions are also in the subscription agreements dated September 30, 2012, March 20, 2013, April 9, 2013, April 30, 2013, May 13, 2013, September 10, 2013 and September 17, 2013 relating to the purchase of an aggregate of 135,525 shares. The down round terms from these financings could result in significant and material dilution to current shareholders if we were to sell our ordinary shares at a price below $0.57 per ordinary share or issue warrants with an exercise price less than $2.00 per ordinary share.

Raising additional capital may cause dilution to existing shareholders, restrict our operations or require us to relinquish rights.

We may seek the additional capital necessary to fund our operations through public or private equity offerings, collaboration agreements, debt financings or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing shareholders’ ownership interests will be diluted and the terms may include liquidation or other preferences that adversely affect their rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

Capital markets have recently experienced a period of disruption and instability, which has had and could have a negative impact on the availability and cost of capital.

The United States capital markets had recently been adversely affected by economic problems experienced in the United States and abroad, particularly in Europe. These global conditions impacted the broader worldwide financial and credit markets and reduced the availability of debt and equity capital for the market as a whole. These global conditions could recur and persist for a prolonged period of time or worsen in the future. Our ability to access the capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets could materially and adversely affect the cost of debt financing and the proceeds of equity financing may be materially adversely impacted by these market conditions.

Our future success depends on our ability to retain our key executives and to attract, retain, and motivate qualified personnel.

The competition for qualified personnel in the biopharmaceutical field is intense and we must retain and motivate highly qualified scientific personnel as well as attract new personnel. We are highly dependent on certain officers and employees, including Mr. Mark Cohen, our Executive Chairman, Dr. Gur Roshwalb, our Chief Executive Officer, Dov Elefant, our Chief Financial Officer and Dr. Pablo Jimenez, our Chief Medical Officer. All of the agreements with these principal members of our executive and scientific teams provide that employment is at-will and may be terminated by the employee at any time and without notice. The loss of the services of any of these persons might impede the achievement of our research, development, and commercialization objectives. Recruiting and retaining qualified scientific personnel and possibly sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain “key person” insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need to hire additional employees in order to commercialize our product candidates in the future. Any inability to manage future growth could harm our ability to commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.

In order to commercialize our product candidates in the future, we will need to hire experienced sales and marketing personnel to sell and market those product candidates we decide to commercialize, and we will need to expand the number of our managerial, operational, financial and other employees to support commercialization. Competition exists for qualified personnel in the biopharmaceutical field.

Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We are exposed to risks related to foreign currency exchange rates.

Some of our costs and expenses are denominated in foreign currencies. When the United States dollar weakens against the foreign currencies, the United States dollar value of the foreign currency denominated expense increases, and when the United States dollar strengthens against the foreign currencies, the United States dollar value of the foreign currency denominated expense decreases. Consequently, changes in exchange rates, and in particular a weakening of the United States dollar, may adversely affect our results of operations.

Risks Related to the Development and Regulatory Approval of Our Product Candidates

Our success is largely dependent on the success of our product candidates, and we cannot be certain that we will be able to obtain regulatory approval for or successfully commercialize any of these product candidates.

We have invested significant time and financial resources in the development of our product candidates. We anticipate that our success will depend largely on the receipt of regulatory approval and successful commercialization of our product candidates. The future success of our clinical and pre-clinical programs will depend on several factors, including the following:

•	our ability to provide acceptable evidence of their safety and efficacy;

•	receipt of marketing approval from the FDA and similar foreign regulatory authorities;
•	obtaining and maintaining commercial manufacturing arrangements with third-party manufacturers or establishing commercial-scale manufacturing capabilities;
•	possibly establishing an internal sales force or collaborating with pharmaceutical companies or contract sales organizations to market and sell any approved drug;
•	acceptance of any approved drug in the medical community and by patients and third-party payers;
•	the availability of the raw materials to produce our product candidates; and
•	the ability to manufacture API and drug product in a timely manner that meets specifications such as stability; and
•	the submission and approval of regulatory filings, and availability of Drug Master Files for raw materials that we are using.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenues through the license or sale of any of our product candidates.

Our product candidates are still in the early stages of development and remain subject to clinical testing and regulatory approval. If we are unable to successfully develop and test our product candidates, we will not be successful.

To date, we have not filed any US regulatory applications, have not received regulatory approval, nor distributed or sold any drugs. The success of our business depends substantially upon our ability to develop, obtain approval for and commercialize our product candidates successfully. We currently have a clinical-stage product candidate in development, MRX-6, which is in the early stages of clinical development. Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of MRX-6 or any other product candidate for a target indication, we must demonstrate with substantial evidence gathered in well-controlled clinical trials, and, with respect to approval in the United States, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for use for that target indication. Our previous Phase 2 clinical trials of MRX-6 in contact dermatitis were conducted as academic studies and, thus, are neither International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, or ICH, nor FDA-compliant. We are currently conducting an ICH compliant Phase 2 clinical trial of MRX-6 cream 2% in pediatric atopic dermatitis, but have no assurance of positive results. We will be required to execute further clinical trials that will be either FDA compliant or ICH compliant and, thus, compliant with the FDA’s rules, in order to advance this product candidate’s development and gain approval for marketing. We intend to continue to execute such trials in 2015, 2016 and 2017. We currently expect to submit an INDs for MRX-6 (for atopic dermatitis) in the second half of 2014 and potentially OPT-1, CFX-1 and or OAX-1 in 2015. We also plan, depending on available resources, to initiate pre-clinical work to advance OPT-1 for ophthalmologic indications, potentially CFX-1 in cystic fibrosis, and potentially OAX-1 in osteoarthritis in 2015. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. Despite our efforts, our product candidates may not:

•	offer improvement over existing, comparable drugs;
•	be proven safe and effective in clinical trials;
•	meet applicable regulatory standards; or
•	be successfully commercialized.

Positive results in pre-clinical studies of a product candidate may not be predictive of similar results in humans during clinical trials, and promising results from early clinical trials of a product candidate may not be replicated in later clinical trials. Interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from completed pre-clinical studies and clinical trials for our product candidates may not be predictive of the results we may obtain in later stage trials or studies. Our pre-clinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional pre-clinical studies or clinical trials, or to discontinue clinical trials altogether. We may also decide to stop development of a product candidate for other reasons. We do not expect any of our product candidates to be commercially available for at least several years and some or all may never become commercially available.

If clinical trials for our product candidates are prolonged or delayed, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;
•	the possible lack of acceptance of our data from our Phase 2 results by the FDA, due to the fact that the trials were not conducted under FDA good clinical practice requirements or in the United States;
•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards, or IRBs, or other reviewing entities at clinical sites selected for participation in our clinical trials;
•	insufficient supply or deficient quality of our product candidates supply or materials to produce our product candidates or other materials necessary to conduct our clinical trials;
•	delays in obtaining regulatory agreement for the conduct of our clinical trials;
•	lower than anticipated enrollment and retention rate of subjects in clinical trials for a variety of reasons, including size of patient population, nature of trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;
•	serious and unexpected drug-related side effects experienced by patients in clinical trials;
•	failure of our third-party contractors to meet their contractual obligations to us in a timely manner;
•	pre-clinical or clinical trials may produce negative or inconclusive results, which may require us or any potential future collaborators to conduct additional pre-clinical or clinical testing or to abandon projects that we expect to be promising;
•	even if pre-clinical or clinical trial results are positive, the FDA or foreign regulatory authorities could nonetheless require us to conduct unanticipated additional clinical trials;
•	registration or enrollment in clinical trials may be slower than we anticipate, resulting in significant delays or study terminations;
•	we or any potential future collaborators may suspend or terminate clinical trials if the participating patients are being exposed to unacceptable health risks;
•	regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements; and
•	our product candidates may not have the desired effects or may include undesirable side effects.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, other regulatory authorities or the IRBs at the sites where the IRBs are overseeing a trial due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	the imposition of a clinical hold by the FDA;
•	varying interpretation of data by the FDA or similar foreign regulatory authorities;
•	failure to achieve primary or secondary endpoints or other failure to demonstrate efficacy;
•	seasonal issues, as the conducting of our clinical trials may be dependent on the season of the year;
•	unforeseen safety issues; or
•	the lack of adequate funding to continue the formulation, manufacture and/or clinical trials.

Additionally, changes in standard of care or regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Such amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the cost, timing or successful completion of a clinical trial. Such changes may also require us to reassess the viability of the program in question.

We do not know whether our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates. In addition, if we experience delays in completion of, or if we terminate, any of our clinical trials, the commercial prospects for our product candidates may be affected and our ability to generate product revenues will be delayed. Furthermore, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Even if our product candidates receive regulatory approval in the United States, we may never receive approval or commercialize our products outside of the United States.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval would impair our ability to develop foreign markets for our product candidates and may have a material adverse effect on our results of operations and financial condition.

Both before and after marketing approval, our product candidates will be subject to ongoing regulatory requirements, and if we fail to comply with these continuing requirements, we could be subject to a variety of sanctions and the sale of any approved commercial products could be suspended.

Both before and after regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product candidates are subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products or manufacturing processes;
•	warning letters;
•	civil or criminal penalties;
•	fines;
•	injunctions;

•	product seizures or detentions and related publicity requirements;
•	suspension or withdrawal of regulatory approvals;
•	total or partial suspension of production; and
•	refusal to approve pending applications for marketing approval of new product candidates or supplements to approved applications.

Changes in the regulatory approval policy during the development period, changes in or the enactment of additional regulations or statutes, or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product, and may impose ongoing requirements for post-approval studies, including additional research and development and clinical trials. The approval may also impose risk evaluation mitigation strategies, or REMS, on a product if the FDA believes there is a reason to monitor the safety of the drug in the market place. REMS may include requirements for additional training for health care professionals, safety communication efforts and limits on channels of distribution, among other things. The sponsor would be required to evaluate and monitor the various REMS activities and adjust them if need be.

Furthermore, the approval procedure and the time required to obtain approval varies among countries and can involve additional testing beyond that required by the FDA. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional pre-clinical, clinical or other studies.

In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit, or prevent regulatory approval of a product candidate. Even if we submit an application to the FDA for marketing approval of a product candidate, it may not result in marketing approval from the FDA.

We do not expect to receive regulatory approval for the commercial sale of any of our product candidates that are in development in the near future, if at all. The inability to obtain FDA approval or approval from comparable authorities in other countries for our product candidates would prevent us or any potential future collaborators from commercializing these product candidates in the United States or other countries.

If side effects emerge that can be linked to our product candidates are in development or after they are approved and on the market, we may be required to perform lengthy additional clinical trials, change the labeling of any such products, or withdraw such products from the market, any of which would hinder or preclude our ability to generate revenues.

If we identify side effects or other problems occur in future clinical trials, we may be required to terminate or delay clinical development of the product candidate. Furthermore, even if any of our product candidates receives marketing approval, as greater numbers of patients use a drug following its approval, if the incidence of side effects increases or if other problems are observed after approval that were not seen or anticipated during pre-approval clinical trials, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;
•	we may be required to reformulate such products, change the way the product is manufactured or administered, conduct additional clinical trials or change the labeling of the product;
•	we may become the target of lawsuits, including class action suits; and
•	our reputation in the market place may suffer resulting in a significant drop in the sales of the affected products.

Any of these events could substantially increase the costs and expenses of developing, commercializing and marketing any such product candidates or could harm or prevent sales of any approved products.

We have not conducted any absorption, distribution, metabolism and excretion (ADME), studies with respect to our clinical and pre-clinical product candidates.

To date, we have not conducted any ADME studies with respect to any of our product candidates as they were not required in order for us to carry out the studies done to date. The objective of the ADME studies is to determine if the test substance or any of its components are absorbed and if any absorbed components are metabolized into harmful chemicals that may or may not accumulate in the body. We will, however, be required to, and will conduct, ADME studies prior to final submission of our product candidates to the FDA and EMEA for drug approval. In the event that our ADME studies show detrimental effects on certain tissues or poor efficacy, we may be required to terminate or delay clinical development of a particular product candidate.

The number of subjects in our study pools in our clinical trials may be deemed by regulators to be too small.

Our clinical trials have been conducted on a pool of subjects that is structured for such research. Nevertheless, there is the possibility that for statistical reasons, the pool of subjects may be determined by the FDA or another regulatory body to be too small to verify statistical significance. In such a case, the conclusions from the previous trials will need to be established with at least another set of clinical trials testing the relevant issue.

While we choose to test our product candidates in specific clinical indications based in part on our understanding of their mechanisms of action, our understanding may be incorrect or incomplete and, therefore, our product candidates may not be effective against the diseases tested in our clinical trials.

Our rationale for selecting the particular therapeutic indications for each of our product candidates is based in part on our understanding of the mechanism of action of these product candidates. However, our understanding of the product candidate’s mechanism of action may be incomplete or incorrect, or the mechanism may not be clinically relevant to the diseases treated. In such cases, our product candidates may prove to be ineffective in the clinical trials for treating those diseases.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make any future approved products obsolete and reduce our revenue.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies. In addition, any future products that we develop, including our clinical product candidates, may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

A successful sPLA2 drug has not been developed to date and we can provide no assurances that we will be successful or that there will be no adverse side effects.

Our unique lead product candidates are first-in-class, novel, non-steroidal, synthetic anti-inflammatory products that address the need to target sPLA2 in a broad-ranged manner while avoiding any interference with the homeostatic cPLA2 family. To date no drug companies have successfully developed an sPLA2 inhibitor and as a result the efficacy and long term side effects are not known. There is no guarantee that we will successfully develop an sPLA2 inhibitor or that the drug will have no adverse side effects.

Risks Related to the Commercialization of Our Product Candidates

Even if any of our product candidates receives regulatory approval, if the approved product does not achieve broad market acceptance, the commercial success and revenues that we generate from sales of the product will be limited.

Even if product candidates we may develop or acquire in the future obtain regulatory approval, they may not gain broad market acceptance among physicians, healthcare payers, patients, and the medical community.

If these products do not achieve an adequate level of acceptance, we may not generate material product revenues or receive royalties to the extent we currently anticipate, and we may not become profitable. The degree of market acceptance for any approved product candidate will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;
•	prevalence and severity of adverse side effects;
•	availability of reimbursement from government health programs and other third-party payers;
•	convenience and ease of administration;
•	cost-effectiveness;
•	timing of market introduction of competitive products;
•	ineffective marketing and distribution support of our products;
•	potential advantages over alternative treatments;
•	whether the products we commercialize remain a preferred course of treatment;
•	the ability to offer our product candidates for sale at competitive prices;
•	relative convenience and ease of administration;
•	the cost of the materials to produce our product candidates;
•	the strength of marketing and distribution support; and
•	sufficient third-party coverage or reimbursement.

If our approved product candidates fail to achieve broad market acceptance, we may not be able to generate significant revenue and our business would suffer. Furthermore, if any of these events were to occur and, as a result, we or any potential future collaborators have significant delays in or termination of clinical trials, our costs could increase and our ability to generate revenue could be impaired, which would materially and adversely impact our business, financial condition and growth prospects.

If we or any potential future collaborators observe serious or other adverse events during the time our product candidates are in development or after our products are approved and on the market, we or any potential future collaborators may be required to perform lengthy additional clinical trials, may be denied regulatory approval of such products, may be forced to change the labeling of such products or may be required to withdraw any such products from the market, any of which would hinder or preclude our ability to generate revenues.

If the incidence of serious or other adverse events related to our product candidates increases in number or severity, if a regulatory authority believes that these or other events constitute an adverse effect caused by the drug, or if other effects are identified during clinical trials that we or any potential future collaborators may conduct in the future or after any of our product candidates are approved and marketed, then:

•	we or any potential future collaborators may be required to conduct additional pre-clinical or clinical trials, make changes in the labeling of any such approved products, reformulate any such products, or implement changes to or obtain new approvals of our contractors’ manufacturing facilities;
•	regulatory authorities may be unwilling to approve our product candidates or may withdraw approval of our products;
•	we may experience a significant drop in the sales of the affected products;
•	our reputation in the marketplace may suffer; and
•	we may become the target of lawsuits, including class action suits.

Any of these events could prevent approval or harm sales of the affected product candidates or products, or could substantially increase the costs and expenses of commercializing and marketing any such products.

If we are unable to establish sales and marketing capabilities or enter into and maintain agreements with third parties to market and sell our product candidates, we may be unable to generate product revenue.

We do not currently have an organization nor have any experience in sales, marketing and distribution of pharmaceutical products. We will need to establish sales and marketing capabilities or establish and maintain agreements with third parties to market and sell our product candidates. In order to market any products that may be approved by the FDA, or similar foreign regulatory authorities, we must build our sales, marketing, managerial and other non-technical capabilities, license to a commercial partner, or make arrangements with third parties to perform these services. There are risks involved with entering into arrangements with third parties to perform these services, which could delay the commercialization of any of our product candidates if approved for commercial sale. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and our business would suffer. In addition, to the extent that when we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we could market and sell any products that we develop ourselves.

If we and/or any potential future collaborators are unable to obtain reimbursement or experience a reduction in reimbursement from third-party payers for products we sell, our revenues and prospects for profitability will suffer.

Sales of products developed by us and/or any potential future collaborators are dependent on the availability and extent of reimbursement from third-party payers. Changes in the reimbursement policies of these third-party payers that result in reduction of reimbursements for our prospective product candidates and any other products that we and/or any potential future collaborators may develop and sell, could negatively impact our future operating and financial results.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 established comprehensive Medicare coverage and reimbursement of prescription drugs under Medicare Part D. The prescription drug program established by this legislation may have the effect of reducing the prices that we or any potential future collaborators are able to charge for products we and/or any potential future collaborators develop and sell through the program. This legislation may also cause third-party payers other than the federal government, including the states under the Medicaid program, to discontinue coverage for products that we and/or any potential future collaborators may develop or to lower the amount that they pay.

In March 2010, the United States Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. This health care reform legislation will increase the number of individuals who receive health insurance coverage and will close a gap in drug coverage under Medicare Part D as established in 2003. However, the legislation also implements cost containment measures that could adversely affect our revenues. These measures include increased drug rebates under Medicaid for brand name prescription drugs, such as our prospective product candidates, and extension of these rebates to Medicaid managed care, each of which have reduced the amount of net reimbursement received for our prospective product candidates and would reduce the amount of net reimbursement for any other products that we and/or any potential future collaborators may develop and sell. The legislation also extended 340B discounted pricing on outpatient drugs to children’s hospitals, critical access hospitals, and rural health centers, which has reduced the amount of reimbursement received for drugs purchased by these new 340B-covered entities. Additional provisions of the health care reform legislation may negatively affect our revenues and prospects for profitability in the future. Along with other pharmaceutical manufacturers and importers of brand name prescription drugs, we are assessed a fee based on our proportionate share of sales of brand name prescription drugs to certain government programs, including Medicare and Medicaid, made in the preceding year if such sales exceed a defined threshold. As part of the health care reform legislation’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), as of January 1, 2011, we are required to provide a 50% discount on brand name prescription drugs, including our prospective product candidates, sold to beneficiaries who fall within the donut hole. The health care reform legislation has been subject to judicial challenge. While some courts have upheld the law, other courts have concluded that the individual mandate component of the law is unconstitutional. One of those courts determined that the individual mandate component could not be severed from the law and therefore concluded that the entire law was void. All of the rulings on the merits are being appealed. There is no certainty regarding the final outcome of the litigation or the impact of the outcome on the pricing and potential profitability of any products that we and/or any potential future collaborators may develop.

Economic pressure on state budgets may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for drugs. State Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization for use of drugs where supplemental rebates are not provided. Private health insurers and managed care plans are likely to continue challenging the prices charged for medical products and services, and many of these third-party payers may limit reimbursement for newly-approved health care products. In particular, third-party payers may limit the indications for which they will reimburse patients who use any products that we and/or any potential future collaborators may develop or sell. These cost-control initiatives could decrease the price we might establish for products that we or any potential future collaborators may develop or sell, which would result in lower product revenues or royalties payable to us.

Similar cost containment initiatives exist in countries outside of the United States, particularly in the countries of the European Union, where the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or any potential future collaborators may be required to conduct a clinical trial that compares the cost effectiveness of our product candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our or a potential future collaborators’ commercialization efforts. Third-party payers are challenging the prices charged for medical products and services, and many third-party payers limit reimbursement for newly-approved health care products. In particular, third-party payers may limit the indications for which they will reimburse patients who use any products that we and/or any potential future collaborators may develop or sell. Cost-control initiatives could decrease the price we might establish for products that we or any potential future collaborators may develop or sell, which would result in lower product revenues or royalties payable to us. Another development that could affect the pricing of drugs would be if the Secretary of Health and Human Services allowed drug re-importation into the United States. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 gives discretion to the Secretary of Health and Human Services to allow drug re-importation into the United States under some circumstances from foreign countries, including from countries where the drugs are sold at a lower price than in the United States. If the circumstances were met and the Secretary exercised the discretion to allow for the direct re-importation of drugs, it could decrease the price we or any potential future collaborators receive for any products that we and/or any potential future collaborators may develop, negatively affecting our revenues and prospects for profitability.

If we are unable to establish manufacturing capabilities or enter into agreements with third parties to supply materials to make our product candidates, or manufacture our clinical trial drug supplies, we may be unable to generate product revenue.

We do not currently have the capability to manufacture pharmaceutical products. In order to commercialize any products that may be approved by the FDA, or similar foreign regulatory authorities, we must build and operate manufacturing, storage and distribution facilities, or make arrangements with third parties to perform these services. If we are unable to establish manufacturing capabilities, whether independently or with third parties, we may not be able to generate product revenue and our business would suffer.

Changes in healthcare policy could adversely affect our business.

U.S. and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. For example, the Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, expanded Medicare coverage for drugs purchased by Medicare beneficiaries and introduced new reimbursement methodologies. In addition, this law provided authority for limiting the number of drugs that will be covered in any therapeutic class. We do not know what impact the MMA and similar laws will have on the availability of coverage for and the price that we receive for any approved products. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare policies in setting their own reimbursement policies, and any reduction in reimbursement that results from the MMA may result in similar reductions by private payers.

In March 2010, the President signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, together the Affordable Care Act or ACA. This law is expected to result in an increase in the number of people who are covered by both public and private insurance and is also expected to substantially change the way health care is financed by both government health program and private insurers, and significantly impact the pharmaceutical industry. The ACA contains a number of provisions that may impact our business and operations in ways that may negatively affect our potential revenues in the future. For example, the ACA imposes a non-deductible excise tax on pharmaceutical manufacturers or importers that sell branded prescription drugs to U.S. government programs which we believe will increase the cost of any products that we develop. In addition, as part of the ACA’s provisions closing a funding gap that currently exists in the Medicare Part D prescription drug program (commonly known as the “donut hole”), we will be required to provide a 50% discount on any branded prescription drugs that we develop sold to beneficiaries who fall within the donut hole. While it is too early to predict all the specific effects the ACA or any future healthcare reform legislation will have on our business, they could have a material adverse effect on our business and financial condition.

The availability of government reimbursement for prescription drugs is also likely to be impacted by the Budget Control Act of 2011, which was signed into law on August 2, 2011. This law is expected to result in federal spending cuts totaling between $1.2 trillion and $1.5 trillion over the next decade over half of which will include cuts in Medicare and other health related spending.

If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could incur substantial liability.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for any approved product candidates;
•	impairment of our business reputation;
•	withdrawal of clinical trial participants;
•	costs of related litigation;
•	distraction of management’s attention from our primary business;
•	substantial monetary awards to patients or other claimants;
•	loss of revenues; and
•	the inability to successfully commercialize any approved product candidates.

We obtained product liability insurance coverage for our clinical trials with $3 – $5 million of coverage for dermatitis clinical trials. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, and state gift ban laws which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

A federal law commonly known as the federal anti-kickback law, and several similar state and foreign laws, prohibit the payment of any remuneration that is intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of health care products or services. Other federal and state and foreign laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payers that are false or fraudulent, or for items or services that were not provided as claimed.

A number of states have enacted laws that require pharmaceutical and medical device companies to monitor and report payments, gifts and other remuneration made to physicians and other health care professional and health care organizations. Some state statutes impose an outright ban on gifts to physicians. These laws are often referred to as “gift ban” or “aggregate spend” laws, and they carry substantial fines if they are violated. In addition, the ACA requires the annual reporting of certain payments and other transfers of value that are made to health care professionals in 2012 and thereafter. The federal ACA does not preempt all aspects of the similar state laws.

In the event that we are found to have violated these laws or decide to settle a claim that we have done so, our business may be materially adversely affected as a result of any payments required to be made, restrictions on our future operations or actions required to be taken, damage to our business reputation or adverse publicity in connection with such a finding or settlement or other adverse effects relating thereto. Additionally, even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could harm our business and results of operations.

If our competitors are better able to develop and market products than any products that we and/or any potential future collaborators may develop, our commercial opportunity will be reduced or eliminated.

We face competition from commercial pharmaceutical and biotechnology enterprises, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we and/or any potential future collaborators may develop. Competition could result in reduced sales and pricing pressure on our product candidates, if approved, which in turn would reduce our ability to generate meaningful revenue and have a negative impact on our results of operations. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair any ability to commercialize our product candidates.

Various products are currently marketed or used off-label for some of the diseases and conditions that we are targeting in our pipeline and a number of companies are or may be developing new treatments. These product uses, as well as promotional efforts by competitors and/or clinical trial results of competitive products, could significantly diminish any ability to market and sell any products that we and/or any potential future collaborators may develop.

With respect to our clinical and pre-clinical programs, there are other product candidates in development that may compete with our product candidates and any future similar product candidates, if approved for commercial sale. Our closest competitor of which we are aware is Anthera Pharmaceuticals, Inc. (NASDAQ:ANTH), which was actively developing a PLA2 inhibitor treatment of cardiovascular disease in phase 3 clinical trials, although these trials were stopped due to lack of efficacy, and Ziarco Pharma, Ltd, which is developing a cytosolic PLA2 inhibitor potentially for skin and lung diseases. Other competitors include Anacor Pharmaceuticals, as an example, which is pursuing the development of a boron based topical PDE-4 inhibitor for inflammatory skin disease. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

Risks Related to Our Dependence on Third Parties

If we do not establish collaborations for our product candidates or otherwise raise substantial additional capital, we will likely need to alter our development and any commercialization plans.

Our drug development programs and potential commercialization of our product candidates will require substantial additional cash to fund expenses. Our strategy includes selectively partnering or collaborating with leading pharmaceutical and biotechnology companies to assist us in furthering development and potential commercialization of our product candidates in some or all geographies. We face significant competition in seeking appropriate collaborators, and collaborations are complex and time consuming to negotiate and document. We may not be successful in entering into new collaborations with third parties on acceptable terms, or at all, including as a result of the collaboration discussions we are pursuing for several of our product candidates. In addition, we are unable to predict when, if ever, we will enter into any additional collaborative arrangements because of the numerous risks and uncertainties associated with establishing such arrangements. If we are unable to negotiate new collaborations, we may have to curtail the development of a particular product candidate, reduce, delay, or terminate its development or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we will need to raise substantial additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenues.

We depend on third-party suppliers for key raw materials used in our manufacturing processes, and the loss of these third-party suppliers or their inability to supply us with adequate raw materials could harm our business.

We rely on third-party suppliers for the raw materials required for the production of our product candidates. Our dependence on these third-party suppliers and the challenges we may face in obtaining adequate supplies of raw materials involve several risks, including limited control over pricing, availability, quality, and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are several other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could delay the development and commercialization of our product candidates, including limiting supplies necessary for clinical trials and regulatory approvals, or interrupt production of the existing products that are already marketed, which would have a material adverse effect on our business.

Any collaborative arrangements that we establish in the future may not be successful or we may otherwise not realize the anticipated benefits from these collaborations. In addition, any future collaboration arrangements may place the development and commercialization of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

In the future, we may not be able to locate third-party collaborators to develop and market our product candidates, and we may lack the capital and resources necessary to develop our product candidates alone. Dependence on collaborative arrangements subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our potential future collaborators may devote to our product candidates;
•	potential future collaborations may experience financial difficulties or changes in business focus;

•	we may be required to relinquish important rights such as marketing and distribution rights;
•	should a collaborator fail to develop or commercialize one of our compounds or product candidates, we may not receive any future milestone payments and will not receive any royalties for the compound or product candidate;
•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;
•	under certain circumstances, a collaborator could move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and
•	collaborative arrangements are often terminated or allowed to expire, which could delay the development and may increase the cost of developing our product candidates.

If third parties do not manufacture our product candidates in sufficient quantities, in the required timeframe, and at an acceptable cost, clinical development and commercialization of our product candidates would be delayed.

We do not currently own or operate manufacturing facilities, and we rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our product candidates. Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins, if any, and our ability to develop product candidates and commercialize any product candidates on a timely and competitive basis.

We rely on third-party vendors for the manufacture of our materials. If our supply of these synthetic raw materials becomes unusable or if the contract manufacturers that we are currently utilizing to meet our supply needs for these materials or any future such product candidates prove incapable or unwilling to continue to meet our supply needs, we could experience a delay in conducting any additional clinical trials of our product candidates or any future product candidates. Furthermore, the respective third parties hold the Drug Master File (DMF) on these materials. Accordingly, we will need to maintain access to them or create them ourselves, a procedure that will be very costly, and shall take time. In addition, we rely on third-party contractors for the manufacture of our drug substance. We currently rely on a sole supplier for the manufacture of our drug substance, our sole supplier may fail to manufacture an adequate supply of our drug substance or there may be manufacturing discrepancies in our drug substance, which could harm our business. We may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If for some reason our contract manufacturers cannot perform as agreed, we may be required to replace them. Although we believe there are a number of potential replacements as our manufacturing processes are not manufacturer specific, we may incur added costs and delays in identifying and qualifying any such replacements because the FDA must approve any replacement manufacturer prior to manufacturing our product candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates after receipt of FDA approval.

We anticipate continued reliance on third-party manufacturers if we are successful in obtaining marketing approval from the FDA and other regulatory agencies for any of our product candidates.

To date, our product candidates have been manufactured in small quantities for pre-clinical testing and clinical trials by third-party manufacturers. If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, we expect that we would continue to rely, at least initially, on third-party manufacturers to produce commercial quantities of our approved product candidates. These manufacturers may not be able to successfully increase the manufacturing capacity for any of our approved product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If they are unable to successfully increase the manufacturing capacity for a product candidate, or we are unable to establish our own manufacturing capabilities, the commercial launch of any approved products may be delayed or there may be a shortage in supply.

Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates or products.

Reliance on third-party manufacturers entails risks, to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;
•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control;
•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us; and
•	drug product supplies not meeting the requisite requirements for clinical trial use.

If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we and/or our potential future collaborators may develop may compete with other product candidates and products for access to manufacturing facilities.

Although our present manufactures are in compliance with current FDA-mandated Good Manufacturing Practice regulations, there is no assurance that future manufacturing partners may be able to comply with those regulations, other FDA regulatory requirements or similar regulatory requirements outside the United States. Failure of our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials.

We do not have the ability to independently conduct clinical trials for our product candidates, and we rely on third parties, such as contract research organizations, medical institutions, and clinical investigators to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them. Although we believe that there are a number of other third-party contractors we could engage to continue these activities, it may result in a delay of the affected trial. Accordingly, we may be delayed in obtaining regulatory approvals for our product candidates and may be delayed in our efforts to successfully commercialize our product candidates for targeted diseases.

Risks Related to Our Intellectual Property

If we are unable to adequately protect the intellectual property relating to our product candidates, or if we infringe the rights of others, our ability to successfully commercialize our product candidates will be harmed.

We own or hold licenses to a number of issued patents and U.S. pending patent applications, as well as foreign patents and foreign counterparts. Our success depends in part on our ability to obtain patent protection both in the United States and in other countries for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. Our ability to protect our product candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Even if our product candidates, as well as methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents have issued or will issue, we cannot guarantee that the claims of these patents are or will be valid or enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. Patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the U.S. Patent Office, for the entire time prior to issuance as a U.S. patent. Similarly, publication of discoveries in scientific journals or patent literature, often lag behind actual discoveries. Consequently, we cannot be certain that we or our licensors or co-owners were the first to invent, or the first to file patent applications on, our product candidates or their use as drugs. In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, we may have to participate in interference or derivation proceedings declared at the U.S. Patent Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a loss of our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our products or by covering similar technologies.

The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries offer different degrees of protection against use of the patented invention by others. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated, or circumvented. Our patents can be challenged by our competitors who can argue that our patents are invalid, unenforceable, lack sufficient written description or enablement, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. The Federal Food, Drug, and Cosmetic Act and FDA regulations and policies create a regulatory environment that encourages companies to challenge branded drug patents or to create non-infringing versions of a patented product in order to facilitate the approval of abbreviated new drug applications for generic substitutes. These same types of incentives encourage competitors to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor, providing a less burdensome pathway to approval.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates, and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets and we have the funds to enforce our rights, if necessary.

The expiration of our owned or licensed patents before completing the research and development of our product candidates and receiving all required approvals in order to sell and distribute the products on a commercial scale can adversely affect our business and results of operations.

We own or have exclusive rights to 21 United States and 21 foreign issued patents and allowed patent applications, and 14 United States and 49 foreign pending patent applications, as well as two (2) pending international patent applications. Issued patents which cover our product candidates MRX-6, OPT-1, CFX-1 and OAX-1 in the United States, will expire between 2021 and 2022, depending on the specific product candidates. Issued patents directed to our product candidates, MRX-6, OPT-1, CFX-1 and OAX-1 outside of the United States, will expire between 2021 and 2025, depending on the specific compositions. We have pending patent applications for formulations of our product candidates, MRX-6, OPT-1, CFX-1 and OAX-1 that, if issued, would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific compositions and formulations: contact dermatitis, MRX-6; conjunctivitis and dry eye, OPT-1; cystic fibrosis, CFX-1 and osteoarthritis, OAX-1. We have an issued patent directed to methods of manufacturing which covers our product candidate compounds in the United States and which will expire in 2021. Issued patents directed to methods of treatment using our product candidates, MRX-6 and OPT-1 in the United States, will expire between 2021 and 2024, depending on the specific indication, contact dermatitis, MRX-6; conjunctivitis, OPT-1. Issued patents directed to use of our product candidate, MRX-6, OPT-1 and CFX-1for indications outside of the United States, will expire between 2021 and 2026, depending on the specific indication: contact dermatitis, MRX-6; conjunctivitis, OPT-1; and cystic fibrosis, CFX-1. We have pending patent applications for use of our product candidates MRX-6, OPT-1, CFX-1 and OAX-1 that, if issued, would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific indications and formulations: contact dermatitis, MRX-6; conjunctivitis and dry eye, OPT-1; cystic fibrosis, CFX-1; and osteoarthritis, OAX-1.

We license patent rights from third-party owners. Our licenses may be subject to early termination if we fail to comply with our obligations in our licenses with third parties. If we lose our license from Yissum we may be unable to continue a substantial part of our business.

We are party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful for a substantial part of our business. Pursuant to our exclusive license agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, or Yissum, under which we license certain patent rights for our product candidates and their uses, we are required to use commercially reasonable best efforts to commercialize products based on the licensed rights and pay certain royalties and sublicensing revenue to Yissum. We may also enter into additional licenses to third-party intellectual property in the future. Our licensors may terminate their agreements with us in the event we breach the applicable license agreement and fail to cure the breach within a specified period of time. Under our existing license agreements, we are obligated to pay the licensor fees, which include royalties, a percentage of revenues associated with the licensed technology and a percentage of sublicensing revenue. In addition, under our existing license agreements, we are required to use our commercially reasonable best efforts to pursue the development of products using the licensed technology. If we breach any of the terms of our Yissum license, Yissum may terminate the agreements prior to their expiration date of the term of the last to expire licensed patent, which would have a material adverse effect on our business.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product candidates; and/or

•	the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in bringing our product candidates to market; and/or
•	be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We also rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Our ADSs and this Offering

If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2014 or in any prior or subsequent years, there may be negative tax consequences for U.S. taxpayers that are holders of our ADSs.

We will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

We believe that we may be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and future taxable years. If we are a PFIC for our 2014 taxable year, and a U.S. Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain realized on the sale or other disposition of our ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for ADSs; (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. Holders who hold our ADSs during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election. However, we do not currently intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we were treated as a PFIC for any taxable year.

A very limited public market exists for our securities and we cannot assure you that our securities will continue to be listed on the NASDAQ Capital Market or any other securities exchange or that an active trading market will ever develop for any of our securities.

Our ADSs were approved for listing and began trading on the NASDAQ Capital Market on January 31, 2014. We cannot assure you that we will be successful in meeting the continuing listing standards of the NASDAQ Capital Market. Consequently, the trading liquidity of our ADSs may not improve. We may not be successful in maintaining the listing of our ADSs on the NASDAQ Capital Market and cannot assure you that our ADSs will be listed on a national securities exchange. There is no assurance that an active trading market in our ADSs will develop, or if such a market develops, that it will be sustained.

The market price of our ADSs may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Even if an active trading market develops for our ADSs, our stock price may experience substantial volatility as a result of a number of factors. The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be so in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our ADSs:

•	sales or potential sales of substantial amounts of our Ordinary Shares or ADSs;
•	delay or failure in initiating, enrolling, or completing pre-clinical or clinical trials or unsatisfactory results of these trials or events reported in any of our current or future clinical trials;
•	announcements about us or about our competitors, including clinical trial results, regulatory approvals or new product introductions;
•	developments concerning our licensors or product manufacturers;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
•	whether, to what extent and under what conditions the FDA will permit us to continue developing our product candidates, if at all, and if development is continued, any reports of safety issues or other adverse events observed in any potential future studies of these product candidates;
•	our ability to enter into new collaborative arrangements with respect to our product candidates;
•	the terms and timing of any future collaborative, licensing or other arrangements that we may establish;
•	our ability to raise additional capital to carry through with our clinical development plans and current and future operations and the terms of any related financing arrangements;
•	the timing of achievement of, or failure to achieve, our and any potential future collaborators’ clinical, regulatory and other milestones, such as the commencement of clinical development, the completion of a clinical trial or the receipt of regulatory approval;

•	announcement of FDA approval or non-approval of our product candidates or delays in or adverse events during the FDA review process;
•	actions taken by regulatory agencies with respect to our product candidates or products, our clinical trials or our sales and marketing activities, including regulatory actions requiring or leading to restrictions, limitations and/or warnings in the label of an approved product candidate;
•	uncontemplated problems in the supply of the raw materials used to produce our product candidates;
•	the commercial success of any product approved by the FDA or its foreign counterparts;
•	introductions or announcements of technological innovations or new products by us, our potential future collaborators, or our competitors, and the timing of these introductions or announcements;
•	market conditions for equity investments in general, or the biotechnology or pharmaceutical industries in particular;
•	we may have limited or very low trading volume that may increase the volatility of the market price of our ADSs;
•	regulatory developments in the United States and foreign countries;
•	changes in the structure or reimbursement policies of health care payment systems;
•	any intellectual property infringement lawsuit involving us;
•	actual or anticipated fluctuations in our results of operations;
•	changes in financial estimates or recommendations by securities analysts;
•	hedging or arbitrage trading activity that may develop regarding our ADSs;
•	regional or worldwide recession;
•	sales of large blocks of our Ordinary Shares or ADSs;
•	sales of our Ordinary Shares or ADSs by our executive officers, directors and significant stockholders;
•	managerial costs and expenses;
•	changes in accounting principles; and
•	the loss of any of our key scientific or management personnel.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced significant volatility that has often been unrelated to the operating performance of particular companies. The financial markets continue to face significant uncertainty, resulting in a decline in investor confidence and concerns about the proper functioning of the securities markets, which decline in general investor confidence has resulted in depressed stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares.

In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources, which could result in delays of our clinical trials or commercialization efforts.

Insiders have control over us which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

As of November 17, 2014, our directors and executive officers, together with their affiliates and related persons, beneficially own, in the aggregate, approximately 6.3% of our outstanding Ordinary Shares. These shareholders, if acting together, may have the ability to impact the outcome of matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to influence the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our ADSs by:

•	delaying, deferring, or preventing a change in control;
•	entrenching our management and/or the board of directors;
•	impeding a merger, consolidation, takeover, or other business combination involving us; or
•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We do not anticipate paying cash dividends, and accordingly, shareholders must rely on the appreciation in our ADSs for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in our ADSs will depend upon any future appreciation in their value. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

We were and are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our ADSs.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we were required to furnish a report by our management on our internal control over financial reporting for fiscal 2013 (included in our Annual Report on Form 20-F), which is the year following our first annual report required to be filed with the SEC and will be required to furnish a report by our management on our internal control over financial reporting for fiscal 2014. Such reports contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. These assessments must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our stock ADSs.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an “emerging growth company” for up to five years, although if the market value of our ADSs that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. Furthermore, as a result of the extended time period afforded us as an “emerging growth company,” the effectiveness of our internal control over financial reporting may not be as transparent to our investors as they may otherwise expect of a public reporting company, which could further impact investor confidence in the accuracy and completeness of our financial reports.

We incur significant costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of SOX, as well as rules implemented by the SEC and The Nasdaq Stock Market. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We estimate these costs to be approximately $1,000,000 over the next fiscal year and on an annual basis thereafter.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We will remain an “emerging growth company” for up to five years, although if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. After we are no longer an “emerging growth company,” we expect to incur significantly higher expenses and devote substantially more management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, when applicable to us.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our ADSs may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict if investors will find our Ordinary Shares less attractive because we will rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our ADSs and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

Effective January 1, 2015, we will have lost our foreign private issuer status, which will result in significant additional costs and expenses.

Until January 1, 2015, we are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, as amended. As such, we were exempt from certain provisions applicable to U.S. public companies including:

•	the rules under the Securities Exchange Act of 1934, as amended, or Exchange Act, requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K;
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and
•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

A foreign private issuer may lose this status if a majority of its directors are U.S. citizens or residents and it fails to meet additional requirements. We conducted the test for whether or not we are able to remain a foreign private issuer on June 30, 2014, and we determined that we would lose our status as a foreign private issuer effective as of January 1, 2015.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than costs we incur as a foreign private issuer. In addition to having to make the above described filings with the U.S. Securities and Exchange Commission, which are more detailed than forms typically filed by foreign private issuer, we will lose our ability to rely upon exemptions from certain corporate governance requirements and we will be required to prepare our financial statements in accordance with U.S. generally accepted accounting principles.

U.S. investors may not be able to enforce their civil liabilities against our company or certain of our directors, controlling persons and officers.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company outside of the United States. We are a public limited company incorporated in England and Wales under the Companies Act 2006, as amended. Several of our directors are not residents of the United States, and all or substantial portions of their assets are located outside of the United States. As a result, it may be difficult for U.S. holders of our Ordinary Shares or ADSs to effect service of process on these persons within the United States or to make effective recovery in the United States by enforcing any judgments rendered against them. In addition, if a judgment is obtained in the U.S. courts based on civil liability provisions of the U.S. federal securities laws against us or our directors or officers, it may, depending on the jurisdiction, be difficult to enforce the judgment in the non-U.S. courts against us and any of our non-U.S. resident executive officers or directors. Accordingly, U.S. shareholders may be forced to bring legal proceedings against us and our respective directors and officers under English law and in the English courts in order to enforce any claims that they may have against us or our directors and officers. The enforceability of a U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Nevertheless, it may be difficult for U.S. shareholders to bring an original action in the English courts to enforce liabilities based on the U.S. federal securities laws against us and any of our non-U.S. resident executive officers or directors.

Holders of ADSs must act through the depositary to exercise their rights as shareholders of our company.

Holders of our ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the deposit agreement for the ADSs. Under our amended and restated memorandum and articles of association, the minimum notice period required to convene an Annual General Meeting is no less than 21 clear days’ notice and 14 clear days’ notice for a general meeting (unless, in the case of an annual general meeting all members entitled to attend and vote at the meeting, or in the case of a general meeting, a majority of the members entitled to attend and vote who hold not less than 95% of the voting shares (excluding treasury shares), agree to shorter notice). When a general meeting is convened, holders of our ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their Ordinary Shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of our ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of our ADSs in a timely manner, but we cannot assure them that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of our ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as an ADS holder, they will not be able to call a shareholders’ meeting.

The depositary for our ADSs will give us a discretionary proxy to vote our Ordinary Shares underlying ADSs if a holder of our ADSs does not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect their interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our Ordinary Shares underlying ADSs at shareholders’ meetings if a holder of our ADSs does not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;
•	we have instructed the depositary that we do not wish a discretionary proxy to be given;
•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or
•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that a holder of our ADSs cannot prevent our Ordinary Shares underlying such ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our Ordinary Shares are not subject to this discretionary proxy.

Holders of our ADSs may be subject to limitations on transfers of ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The rights of holders of our ADSs to participate in any future rights offerings may be limited, which may cause dilution to their holdings and they may not receive cash dividends if it is impractical to make them available to them.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to holders of our ADSs in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available to holders of our ADSs unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings.

In addition, the depositary has agreed to pay to holders of our ADSs the cash dividends or other distributions it or the custodian receives on our Ordinary Shares or other deposited securities after deducting its fees and expenses. Holders of our ADSs will receive these distributions in proportion to the number of Ordinary Shares their ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and holders of our ADSs will not receive any such distribution.

FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission, or the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This registration statement contains forward-looking statements.

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our pre-clinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on third parties and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” contained in this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

PRICE RANGE OF OUR ADSs

Our ADSs have been listed on the NASDAQ Capital Market under the symbol “CLTX” since January 31, 2014. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADS to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares. Currently, each ADS is represented by ten ordinary shares.

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the NASDAQ Capital Market or the OTCQB, as applicable. These prices do not include retail mark-ups, markdowns, or commissions but give effect to the change in the number of ordinary shares represented by each ADS to ten ordinary shares per each ADS, implemented on January 3, 2014. Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended December 31, 2013
First Quarter	$25.00	$25.00
Second Quarter	$25.00	$20.00
Third Quarter	$20.00	$20.00
Fourth Quarter	$20.00	$7.10
Fiscal Year Ended December 31, 2014
First Quarter	$11.00	$6.15
Second Quarter	$6.96	$5.00
Third Quarter	$6.27	$5.40
Fourth Quarter (through November 19, 2014)	$6.05	$5.30

From the date that our ADSs were first quoted on the OTCQB on February 19, 2013 to the date that our ADSs commenced trading on the NASDAQ Capital Market, a small number of ADSs traded at prices ranging from $7.10 to $25.00 per ADS (giving effect to the ADS ratio change effective January 3, 2014), as more fully described below:

•	During the quarter ended March 31, 2013, a total of 60 ADSs were traded at a price of $25.00 per ADS.
•	From April 1, 2013 to June 30, 2013, a total of 160 ADSs were traded at prices ranging from $20.00 per ADS to $25.00 per ADS.
•	From July 1, 2013 to September 30, 2013, a total of 100 ADSs were traded at $20.00 per ADS.
•	From October 1, 2013 to December 31, 2013, a total of 3,420 ADSs were traded at prices ranging from $7.10 per ADS to $20.00 per ADS.

As of November 19, 2014, there were 338 holders of record of our ordinary shares.

USE OF PROCEEDS

We expect to receive total estimated net proceeds from this offering of approximately $         million, or approximately $         million if the underwriters exercise the overallotment option in full, in each case after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We expect to use the net proceeds we receive from this offering to run an MRX-6 Phase 2 clinical program in the United States and prepare for the Phase 3 program, the development of our other product candidates and general corporate purposes. The net proceeds of this offering will provide us with our capital needs for the next 18 months.

The expected uses of the net proceeds we receive from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenses may vary significantly depending on numerous factors. Accordingly, we will have broad discretion over the uses of the net proceeds in this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds. In addition, it is possible that the amount set forth above will not be sufficient for the purposes described above.

Pending these uses, we intend to invest the net proceeds from this offering in short or medium term investments.

DIVIDENDS AND DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our Ordinary Shares. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our Ordinary Shares. The declaration and payment of any future dividends will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by our indebtedness, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

See “Description of American Depositary Shares — Dividends and Distribution” in this prospectus for more information on the procedure for awarding dividends to nonresidents of the United Kingdom.

CAPITALIZATION

The following table presents our total capitalization and cash and cash equivalents as at September 30, 2014:

•	on an actual basis; and
•	on a pro forma basis to give effect to the sale by us of ADSs in this offering at an assumed offering price of $ per ADS (the last reported sale price of our ADSs on the NASDAQ as of ), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering and assuming no exercise of the overallotment option by the underwriters.

The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and the notes thereto included elsewhere in this prospectus.

	As at September 30, 2014
	Actual	Pro forma for the Offering
	(in thousands)
Cash and cash equivalents	$8,743	$
Long-term liabilities:
Liability related to shares, stock options and warrants	375
Shareholders’ equity:
Share capital	927
Additional paid-in capital	34,054
Deficit accumulated during the development stage	(27,128)
Total shareholder’s equity	7,853
Total capitalization (long-term liabilities and equity)	$8,228	$

A $1.00 increase or decrease in the assumed public offering price per ADS would increase or decrease our pro forma total equity and total capitalization by approximately $         million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share underlying our ADSs is substantially in excess of the net tangible book value per ordinary share. Our net tangible book value as at September 30, 2014 was approximately $7.9 million, or $0.15 per Ordinary Share and $1.50 per ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after September 30, 2014, other than to give effect to our sale of ADSs offered in this offering at the assumed public offering price of $       per ADS, the last reported sales price of our ADSs on the NASDAQ as of            , 2014, after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as at September 30, 2014 would have been $         million, or $      per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or $      per ADS. This represents an immediate increase in net tangible book value of $      per ordinary share, or $      per ADS, to existing shareholders and an immediate dilution in net tangible book value of $      per ordinary share, or $       per ADS, to purchasers of ADSs in this offering. The following table presents this dilution to new investors purchasing ADSs in the offering:

As at September 30, 2014
(per ADS) (in $) (unaudited)
Assumed public offering price		$—
Net tangible book value as at September 30, 2014	$1.50
Increase in net tangible book value attributable to new investors	$—
As adjusted net tangible book value immediately after the offering		$—
Dilution to new investors		$—

Each $1.00 increase (decrease) in the assumed public offering price of $      per ADS (the last reported sale price of our ADSs on the NASDAQ as of            ) would increase (decrease) our as adjusted net tangible book value by $         million, or $     per ADS (or $     per ordinary share), and the as adjusted dilution per ADS to investors in this offering by $     per ADS (or $     per ordinary share), assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) by 100,000 shares in the number of ADSs offered by us would increase (decrease) our as adjusted net tangible book value by $     per ADS (or $     per ordinary share) and increase (decrease) the dilution to new investors by $     per ADS (or $     per ordinary share), assuming that the public offering price remains the same and after deducting underwriting discounts and commissions. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The share information above:

•	excludes 3,712,070 ordinary shares issuable upon the exercise of warrants outstanding as at September 30, 2014;
•	excludes 2,991,690 ordinary shares, issuable upon exercise of outstanding options under our equity compensation plans, as at September 30, 2014; and
•	assumes no exercise by the underwriters of their option to purchase up to additional ADSs.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our operating and financial condition and prospects in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

Overview

Celsus is a biopharmaceutical company dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. We believe that we have developed a new class of synthetic drugs for therapeutic purposes that we term Multifunctional Anti-Inflammatory Drugs, representing a new multi-drug platform for the treatment of a wide range of inflammatory diseases and conditions. For decades, steroids have been the most commonly used anti-inflammatory drugs in the world, used extensively to treat inflammatory diseases and allergies. However, steroids are associated with severe side effects, such as metabolic changes, weight gain, changes in blood pressure, diabetes, cataract and glaucoma, psychosis and depression. These side effects have led to reluctance by both medical providers and their patients to use these drugs, providing an unmet need in multiple disease markets for safer alternatives to steroids.

The technology for Celsus’s product candidates is based on research conducted by Prof. Saul Yedgar at the Hebrew University in Jerusalem, Israel. On November 27, 2002, Celsus Biopharmaceuticals Inc., or Celsus USA, a Delaware corporation, entered into a license agreement with Yissum, the research and development arm of the Hebrew University, granting Celsus USA an exclusive, global license to develop Yissum’s technology in the field of lipid conjugates that may halt and/or minimize the inflammatory process for the treatment of disease.

Our lead clinical product candidate in Phase 2 development is MRX-6, a topical cream intended for treating atopic dermatitis, a common type of eczema. We are also undertaking pre-clinical studies for other product candidates: OPT-1 for the treatment of conjunctivitis, post-operative inflammation and/or dry eye; CFX-1 for the treatment of cystic fibrosis; OAX-1 for the treatment of osteoarthritis and other inflammatory diseases. Given the common biochemical mechanism of all inflammatory diseases, we plan to gradually expand the application of our technology for our product candidates to other forms of inflammatory diseases in the future, such as, eosinophilic esophagitis, nasal polyps, etc.

We have completed first-in-patient clinical trials (Phase 2) of our lead product candidate MRX-6, a topical cream for atopic dermatitis, in Israel. We are currently conducting a double-blind, parallel-group, vehicle-controlled trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. This trial will enroll up to 80 patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue in the trial. We anticipate completing the double-blind portion of this Phase 2 MRX-6 cream 2% clinical trial by year-end 2014 or early 2015 and submitting an application for the FDA’s IND program for MRX-6 cream 2% by year-end 2014. We potentially also plan to submit an IND to the FDA for OPT-1, CFX-1, and/or OAX-1 in 2015. If these applications are approved, we intend to seek licensing arrangements with international pharmaceutical companies.

We have also initiated a number of pre-clinical studies for the development of drugs for inflammatory eye diseases, OPT-1; cystic fibrosis, CFX-1; osteoarthritis, OAX-1 and other inflammatory conditions. We intend, depending on available resources, to conduct such studies throughout 2015. OPT-1 pre-clinical studies planned to take place during 2015 include synthesizing and formulating the drug, conducting safety studies and animal models. CFX-1 pre-clinical studies are intended to be initiated in the first half of 2015, in which we intend to synthesize and formulate the drug, conduct safety studies and animal models. OAX-1 pre-clinical studies planned to take place during 2015 include synthesizing and formulating the drug, conducting safety studies and animal models. These studies will continue throughout 2015.

Our research and development expenses consist primarily of salaries and related personnel expenses, fees paid to external service providers for formulation and synthesis activities, manufacturing and costs of pre-clinical studies and clinical trials. We primarily use external service providers to manufacture our product candidates for clinical trials and for all of our pre-clinical and clinical development work. We charge all research and development expenses to operations as they are incurred. We expect our research and development expense to remain our primary expense in the near future as we continue to develop our product candidates. We currently perform our research and development activity mainly through outsourcing to subcontractors. Our board of directors, which consists of recognized professionals in the fields of biology, medicine and finance, regularly approves our material contracts with subcontractors.

Since inception in 2005, we have generated significant losses in connection with our research and development, including the pre-clinical and clinical development of our product candidates. At September 30, 2014, we had an accumulated deficit of $27,128,000. We have not yet generated any revenues and we expect to continue to generate losses in connection with the research and development activities relating to our pipeline of product candidates. Such research and development activities are budgeted to expand over time and will require further resources if we are to be successful. As a result, we may continue to incur operating losses, which may be substantial over the next several years, and we may need to obtain additional funds to further develop our research and development programs.

Since inception, we have funded our operations primarily through the sale of equity securities and equity-linked securities.

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Additionally, we are continuing to evaluate the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company”, we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Stock-Based Compensation and Fair Value of Ordinary Shares

We account for stock-based compensation in accordance with ASC 718 and ASC 505, “Compensation — Stock Compensation,” that require the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees, directors and non-employees. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our consolidated statement of operations.

We recognize compensation expenses for the value of our awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

We selected the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as the most appropriate fair value method for our stock-options awards and values stock based on the market value of the underlying shares at the date of grant. The option-pricing model requires a number of assumptions. The computation of expected volatility is based on realized historical stock price volatility of peer companies. The expected term of options granted is based on the “Simplified” method acceptable by ASC 718. For non-employees, the expected term assumption is based on the contractual term. The risk free interest rate assumption is the implied yield currently available on British government bond and the U.S. Treasury yield zero-coupon issues with a remaining term equal to the expected life of the Company’s options. The dividend yield assumption is based on our historical experience and expectation of no future dividend payouts and may be subject to substantial change in the future. We have historically not paid cash dividends and have no foreseeable plans to pay cash dividends in the future.

In measuring the fair value of options, warrants and deferred shares in December 2011, for the first time we used a valuation method to determine our Ordinary Share price. That is, because in January 2012, for the first time, we issued in a financing a unit that is composed of shares and warrants. Between January and September 2012, we issued to investors 260,875 Ordinary Shares, £0.01 par value each, at a price of $2.00 per unit, for total gross proceeds of approximately $522,000. The investors were also issued warrants to purchase 280,106 Ordinary Shares, at an exercise price of $2.00. 39,500 of such warrants granted in January 2012 at an exercise price of $1.00 were modified in April 2012, to a total of 79,000 at an exercise price of $2.00 per share. We accounted for these changes as modifications in accordance with ASC 718. We calculated the incremental value of these modifications and recorded a deemed dividend to additional paid-in capital. In June 2012, we issued 10,000 of Ordinary Shares, £0.01 par value each, at a price of $2.25 per share, for total gross proceeds of approximately $23,000. This financing round was furnished with 50% warrant coverage, to purchase 5,000 Ordinary Shares, at an exercise price of $2.25 per share. In August 2012, we issued 232,558 Ordinary Shares, £0.01 par value each, at a price of $1.72 per share, for total gross proceeds of approximately $400,000. The investor also received warrants to purchase 232,558 Ordinary Shares, at an exercise price of $1.72 per share.

The generally accepted approaches to valuation are commonly referred to market approach, discounted cash flows and asset-based approach. Since an intangible asset comprises our core value, the relevance of the asset approach tends to diminish significantly, and it will likely be more reliable to measure the value of intangible assets in aggregate through the use of an income or market approach method. We currently have substantive expense history, because product development is under way and we do not have product revenue. At this stage, we still have significant difficulty to project expected discounted cash flows and therefore we did not use the discounted cash-flow approach.

Consequently, in determining the Ordinary Share value we applied the market approach taking into account our actual equity transactions. As of September 30, 2014, the value was $0.61 and ranged between $0.61 – $0.65 in 2014. In 2013, the value ranged between $0.57 – $1.73. In 2012, the value ranged from $1.54 – $1.72 and was $1.58 as of December 31, 2011. Considering that the equity transactions through September 17, 2013 included warrant coverage, and the warrants and shares held anti-dilution rights, we isolated the stand-alone value of the common share by subtracting the value of the warrants and anti-dilution rights by performing numerous iterations in the Black Scholes option-pricing model. The major assumptions used for the valuation were the expected life of the options considering the company’s stage of development, the volatility that was based comparable companies, and risk-free interest rate based on the yield of U.S. Treasury bonds. Subsequent financings in September 2013 and February 2014 did not include any warrant coverage.

In determining the valuations of our Ordinary Shares prior to being a public trading company, we also considered the guidelines outlined in the “American Institute of Certified Public Accountants Practice Aid,

Valuation of Privately-Held-Company Equity Securities Issued as Compensation.” The assumptions we use in the valuation model are based on future expectations combined with management’s judgment. In the absence of a public trading market, our management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our Ordinary Shares as of each date of measurement of our options, warrants and deferred shares, including the following factors: arm’s length private transactions involving our stock, our operating and financial performance, market conditions, developmental milestones achieved, business risks, and management and board experience.

We apply ASC 718 and ASC 505-50, “Equity-Based Payments to Non-Employees” with respect to options, warrants and deferred shares issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options, warrants and deferred shares at the measurement date. Since the exercise price of some of the options, warrants and deferred shares is denominated in a currency that is different from our functional currency, we account for such warrants as a liability.

Convertible Notes and Warrants

In connection with the April 2012 Financing, we applied ASC 470-20, “Debt with Conversion and Other Options” (“ASC 470-20 “). In accordance with ASC 470-20, we first allocated the proceeds received to the detachable warrant, freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in our statement of operations as financial income or expense. The fair value of Warrants granted was valued by using the Black-Scholes call option pricing. The anti-dilution rights of the Warrants were calculated by using Black-Scholes put option using the same parameters as the warrants call option. The computation of expected volatility is based on realized historical stock price volatility of peer companies. The expected term is based on the contractual term. The risk free interest rate assumption is the implied yield currently available on U.S. Treasury yield zero-coupon issues with a remaining term equal to the expected life of the options. The dividend yield assumption is based on our historical experience and expectation of no future dividend payouts and may be subject to substantial change in the future. We have historically not paid cash dividends and have no foreseeable plans to pay cash dividends in the future. The initial fair value of the detachable warrant on April 4, 2012 was $750,000. On December 31, 2012, the fair value of the detachable warrant was $402,000. The change in fair value in the amount of $348 was recognized as financial expense in the statement of operations. On December 31, 2013, the fair value of the detachable warrant was $424,000. The change in fair value in the year ended December 31, 2013 in the amount of $22,000 was recognized as financial expense in the statement of operations. On September 30, 2014 and 2013, the fair value of the detachable warrant was $212,000, and $482,000, respectively. The change in fair value in the nine months ended September 30, 2014 was a decrease of $212 and was recognized as financial income in the statement of operations and the change in fair value in the nine months ended September 30, 2013 was $80 and was recognized as financial expense in the statement of operations.

The conversion feature was not defined as a derivative instrument according to ASC 815, “Derivatives and Hedging” (“ASC 815”) since our shares were not traded on the commitment date. We recognized the embedded beneficial conversion feature on the commitment date, in accordance with the guidelines of ASC 470-20. The beneficial conversion feature was measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price which had resulted subsequent to the allocation of the proceeds between the Notes and warrants. On the commitment date, we recorded a beneficial conversion feature in the amount of $250,000, in accordance with Statement of Accounting Standard Codification No. 470-20. The notes were repaid in January 2013, before our shares were traded and the conversion feature was qualified as a derivative according to ASC 815, therefore we were not required to re-measure the conversion feature as a liability related to warrants due to the “full ratchet” anti-dilution adjustments.

In relation to the issuances of August 2012 financing through September 17, 2013 financings, the Company first allocated the proceeds to the detachable warrant, that due to the most favored nation terms and in accordance with ASC 815 is being considered a freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense. The remaining proceeds were allocated to the shares and were recorded to equity. The issuance costs were allocated between the warrants and the shares in proportion to the allocation of the proceeds. The portion of the issuance costs that were allocated to the warrants was recorded as financial expense in the Company’s statement of comprehensive loss. The portion of the issuance costs that were allocated to the shares was recorded to additional paid in capital.

The fair value of warrants granted was valued by using the Black-Scholes call option pricing model. The anti-dilution adjustments of most favored nation terms were calculated using Black-Scholes put option model since it’s similar to put options by providing a guaranteed price for an underlying instrument and offer insurance against dilution. The Company used different parameters for the warrants call option and the warrants put option since the expected life of the most favored nation terms was shorter than the expected life of the warrants.

In addition, in relation to the 2013 financings, we allocated the proceeds to the detachable warrants, due to the most favored nation terms, with changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense. The initial value of all the 2013 warrants totaled approximately $471 and the value as of December 31, 2013 was $235. $217 was recorded as financial income for the year ended December 31, 2013. The values as of September 30, 2014 and 2013 were $76 and $236, respectively. $159 and $205, respectively, were recorded as financial income for the nine months-ended September 30, 2014 and 2013.

Results of Operations

For the nine months ended September 30, 2014 and September 30, 2013

Research and development expenses

Research and development expenses for the nine months ended September 30, 2014 were approximately $4,282,000 compared to $935,000 for the nine months ended September 30, 2013. This 358% or $3,347,000 increase was due to higher expenses of approximately $3,101,000 for formulation and synthesis activities, manufacturing and clinical trials $120,000 of salary expenses, $49,000 of insurance expenses, $41,000 of travel related expenses, $19,000 of stock-based compensation expenses and $17,000 of other miscellaneous expenses.

Provided that we are able to raise additional capital, we expect our research and development expenses will increase over the next several years as we conduct additional clinical trials to support the clinical development of MRX-6, and advance other product candidates into pre-clinical and clinical development.

General and administrative expenses

General and administrative expenses for the nine months ended September 30, 2014 were approximately $2,695,000 compared to $1,283,000 for the nine months ended September 30, 2013. This 110% or $1,412,000 increase was primarily due to higher expenses of approximately $568,000 of legal, consulting, professional and accounting fees, $272,000 from stock-based compensation expense related to options granted to board members and employees, $193,000 of board fees, $128,000 for salaries and $82,000 for insurance, $64,000 for office rent expenses, $56,000 from stock-based compensation expense related to shares granted to consultants and $49,000 for other general expenses.

We expect our general and administrative expenses to increase due to increased legal, accounting and professional fees associated with being a publicly reporting company in the United States and rental expense associated with officer in the United States.

Financial income/expenses

Financial income for the nine months ended September 30, 2014 was approximately $391,000 compared to financial expense of $58,000 for the nine months ended September 30, 2013. This change was primarily attributed to the revaluation of the warrant liabilities and amortization of convertible notes’ discount.

For the years ended December 31, 2013 and December 31, 2012

Research and development expenses

Research and development expenses for the year ended December 31, 2013 were approximately $1,276,000 compared to $1,483,000 for the year ended December 31, 2012. This 13% or $207,000 decrease was due to lower expenses of approximately $240,000 for formulation and synthesis activities, manufacturing and clinical trials, $16,000 of stock-based compensation expenses and $3,000 for miscellaneous expenses, offset by higher expenses of $52,000 for salaries and benefits.

Provided that we are able to raise additional capital, we expect our research and development expenses will increase over the next several years as we conduct additional clinical trials to support the clinical development of MRX-6, and advance other product candidates into pre-clinical and clinical development. Without additional capital, we will not be able to perform research and development activities with respect to our product candidates.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2013 were approximately $2,330,000 compared to $2,184,000 for the year ended December 31, 2012. This 6% or $146,000 increase was primarily due to higher expenses of approximately $486,000 for salaries and benefits, $88,000 for insurance, $50,000 for board fees and $10,000 of other miscellaneous expenses offset by lower expenses of $377,000 of stock-based compensation expense related to options granted to employees, board members and consultants and $111,000 for legal, accounting and professional fees.

We expect our general and administrative expenses to increase due to increased compensation, legal, accounting and professional fees associated with being a public reporting company in the United States.

Financial income/expenses

Financial expenses for the year ended December 31, 2013 was approximately $14,000 compared to $601,000 for the year ended December 31, 2012. This change was primarily attributed to $697,000 of lower interest expense, offset by higher expense for the revaluation of the warrant liabilities of $51,000 and British Pound and US Dollar exchange rate differences and bank fees of $59,000 due to the year-end exchange rates were different than the average rates during the year.

For the years ended December 31, 2012 and December 31, 2011

Research and development expenses

Research and development expenses for the year ended December 31, 2012 were approximately $1,483,000 compared to $841,000 for the year ended December 31, 2011. This 76% or $642,000 increase was due to higher expenses of approximately $476,000 for formulation and synthesis activities, manufacturing and clinical trials, $144,000 for salary expenses, $25,000 for indirect expenses, offset by $3,000 higher stock-based compensation expenses in 2011.

Provided that we are able to raise additional capital, we expect our research and development expenses will fluctuate over the next several years as we conduct additional clinical trials to support the clinical development of MRX-6, and advance other product candidates into pre-clinical and clinical development. Without additional capital, we will not be able to perform research and development activities with respect to our product candidates.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2012 were approximately $2,184,000 compared to $1,406,000 for the year ended December 31, 2011. This 55% or $778,000 increase was primarily due to higher expenses of approximately $329,000 of stock-based compensation expense related to warrants granted to employees, board members and consultants, $301,000 for consulting, professional and accounting fees, $130,000 for legal fees and $120,000 for salaries, offset by lower expenses of $36,000 for board fees and $66,000 of other miscellaneous expenses.

We expect our general and administrative expenses to increase due to increased compensation, legal, accounting and professional fees associated with becoming a publicly reporting company in the United States.

Financial income/expenses

Financial expenses for the year ended December 31, 2012 was approximately $601,000 compared to financial income of $128,000 for the year ended December 31, 2011. This change was primarily attributed to $898,000 of interest expense, $137,000 of issuance costs related to the April 2012 Financing, offset by

$418,000 for the revaluation of the deferred shares and warrant liabilities and British Pound and US Dollar exchange rate differences and bank fees of $16,000 due to the year-end exchange rates were different than the average rates during the year.

Liquidity and Capital Resources

Net cash used in operating activities was approximately $6,933,000 during the nine months ended September 30, 2014 compared to $1,236,000 used by operating activities during the nine months ended September 30, 2013. The 461% increase in cash flow used in operating activities of approximately $5,697,000 can be primarily attributed to reducing our accrued payables after completion of our financing in September and the initiation of additional formulation, manufacturing and clinical trial activities.

Net cash used in financing activities was approximately $200,000 during the nine months ended September 30, 2014 and was attributed to purchase of furniture and equipment and investment in short term restricted deposit. In 2013 we had no investment activity. We anticipate our investment will be minimal in the future.

Net cash provided by financing activities was approximately $8,219,000 during the nine months ended September 30, 2014 compared to approximately $12,017,000 during the nine months ended September 30, 2013. Financing activities in fiscal 2014 and 2013 were comprised of cash proceeds from the issuance of shares and warrants offset by the repayment of the convertible notes in 2013.

As of September 30, 2014, we had approximately $8,743,000 in cash and cash equivalents, an increase of approximately $1,086,000 from December 31, 2013. In addition, as of September 30, 2014, we had accumulated losses in the total amount of approximately $27,148,000.

Since inception, we have funded our operations primarily through the sale of equity securities and equity-linked securities. In the months of January through November 2012, we sold Ordinary Shares for net proceeds of approximately $2,448,000. Furthermore, in April 2012, we completed a private placement in which we sold an aggregate of $1,100,000 principal amount of convertible notes for net proceeds of $1,000,000 (which was repaid on January 2, 2013), and in November 2012, we completed a private placement in which we sold an aggregate 751,500 Ordinary Shares for net proceeds of $1,503,000. From January 2013 through September 17, 2013, we raised an aggregate of approximately $1,706,300 in private placements of ordinary shares and warrants. On September 24, 2013, we completed a private placement with certain institutional accredited investors in which we sold an aggregate of 21,958,302 ordinary shares for an aggregate purchase price of $12,516,232. Subsequent to the September Financing, we used the proceeds to initiate product development activities and paid certain outstanding payables that were delayed as the Company awaited the completion of its financing. In February 2014, we completed a public offering of 1,533,333 ADSs for gross proceeds of approximately $9,200,000. As of September 30, 2014, we have existing cash and investment securities of approximately $8.9 million.

We are constantly attempting to address our liquidity and will seek additional fund raisings when necessary to implement our operating plan. Failure to do so may delay research and development activities. We cannot be certain that such funding will be available on acceptable terms or available at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. If we are unable to raise funds when required or on acceptable terms, we may have to curtail, or possibly cease operations. The net proceeds of this offering will provide us with our capital needs for the next 18 months. We will require additional capital in order to complete the clinical development of and to commercialize our product candidates and our pre-clinical product candidates. Our future capital requirements will depend on many factors that are currently unknown to us, including:

•	the timing of initiation, progress, results and costs of our clinical trials for MRX-6; the timing and costs related to the filing of INDs for MRX-6, CFX-1, OAX-1 and OPT-1; the results of pre-clinical studies of OPT-1, CFX-1, and OAX-1 and the timing of initiation, progress, results and costs of any clinical trials that we may initiate based on the pre-clinical results;
•	the costs of synthesis and formulation;
•	the costs of raw materials in order to produce our product candidates;

•	the costs of producing the product candidates;
•	the costs of establishing commercial manufacturing arrangements and of establishing sales and marketing functions, if needed;
•	the cost of technology transfer, scale-up and optimization;
•	the scope, progress, results, and cost of pre-clinical development, clinical trials, and regulatory review of any new product candidates for which we may initiate development;
•	the cost of filing regulatory applications for our product candidates;
•	the costs of preparing, filing, and prosecuting patent applications and maintaining, enforcing, and defending intellectual property-related claims;
•	our ability to establish research collaborations and strategic collaborations and licensing or other arrangements on terms favorable to us;
•	the costs to satisfy our obligations under potential future collaborations; and
•	the timing, receipt, and amount of sales, milestone payments, licensing fees or royalties, if any, from any approved product candidates.

Pursuant to the terms of the 2013 Financing warrants, we may raise additional capital upon terms no more favorable to the new investors than those offered to such investors. In addition, if we make certain dilutive issuances, the exercise price of the warrants will be lowered to the per share price paid in the applicable dilutive issuance. Such terms and conditions may make it more difficult to raise additional capital on terms favorable to us.

Research and Development, Patents and Licenses

Our research and development expenditures were $4,282,000 in the nine months ended September 30, 2014 and, $1,276,000, $1,483,000 and $841,000 in the years ended December 31, 2013, 2012 and 2011, respectively. Most of such research and development expenditures were in the form of payments to third parties to carry out our formulation and synthesis activities, manufacturing, pre-clinical and clinical research activities.

We incurred the following research and development expenses in the nine months ended September 30, 2014 and in years ended 2013, 2012 and 2011:

	Nine months ended September 30,		Years ended December 31,
	2014	2013	2012	2011
	(Unaudited)		(Audited)
Direct Expenses:
MRX-6	$3,773	$245	$229	$564
Other	—	589	871	94
Total direct expenses	$3,773	$834	$1,100	$658
Indirect Expenses:
Staffing	422	419	361	182
Other indirect	87	23	22	1
	$509	$442	$383	$183
Total Research and Development	$4,282	$1,276	$1,483	$841

Off-balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

The following table sets forth our known contractual obligations for the periods indicated therein as of December 31, 2013.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Lease of office space	$1,527,000	$288,000	$930,000	$309,000	$—
Total	$1,527,000	$288,000	$930,000	$309,000	$—

We have minimum rental commitments of approximately $600 plus VAT for each month for our UK offices. The lease shall continue until it is terminated with three months prior written notice. Our contingent liability as of September 30, 2014 was approximately $1,800 to be paid during the fourth quarter of 2014. We also have total minimum rental commitments of approximately $1,525,000 for our US offices. The lease expires in August 2019. Minimum rental payments range from approximately $24,000 per month to approximately $29,000 per month.

The license agreement between the Subsidiary and Yissum, pursuant to which the Subsidiary was granted a global, exclusive license, including the right to grant sublicenses, subject to receipt of the prior consent of Yissum, which shall not be unreasonably withheld, includes the exclusive rights to produce, sell, market, import, distribute, and make any use of the technology, by both the Subsidiary and the sublicensees. If Yissum fails to respond within 15 days of receipt of the Company’s written notice, then Yissum shall be deemed to have given consent to such sublicenses. The license agreement is valid for 20 years or until the last to expire patent. In exchange for granting the said license to the Subsidiary, Yissum will be entitled to the following royalties:

•	4% of the total sales that the Subsidiary or a related company thereof (as this term is defined in the license agreement); and
•	18% of the total payments or royalties that the Subsidiary will be entitled to receive from sublicensees.

On June 20, 2005, the Company executed with Yissum an agreement for providing research and development services, whereby Yissum grants the Company compound development services. It has been agreed that the intellectual property and the knowledge that will accumulate during the provision of the services will be owned by Yissum. Yissum has granted the Company a license to use the results of the service provision agreement, and the permission to grant a sublicense. The service agreement was renewed several times prior to 2011. On February 28, 2011, the service provision agreement was renewed again. In consideration for the performance of services the Company agreed to pay Yissum $70,000 plus overhead per year, depending on the work requested by the Company to be done at the sole and exclusive option of the Company during each year of the following five years.

Quantitative and Qualitative Disclosures About Risk

Risk Management Framework

We are exposed to a variety of risks, including changes in foreign currency exchange risk and interest rates.

Currency Exchange Rate Sensitivity

The results of our operations are subject to currency transactional risk. Operating results and financial position are reported in local currencies and then translated into United States dollars at the applicable exchange rate for preparation of our consolidated financial statements. The fluctuation of the British Pound and Israeli Shekel in relation to U.S. dollar will therefore have an impact upon profitability of our operations and may also affect the value of our assets and the amount of shareholders’ equity.

Our functional currency is the United States dollar and our activities are predominantly executed in U.S. dollars. We have done a limited number of financings, and we are not subject to significant operational exposures due to fluctuations in this currency. We have not entered into any agreements, or purchased any instruments, to hedge any possible currency risks at this time.

Interest Rate Sensitivity

We currently have no short-term or long-term debt requiring interest payments. This does not require us to consider entering into any agreements or purchasing any instruments to hedge against possible interest rate risks at this time. Our interest-earning investments are short-term. Thus, any reductions in future income or carrying values due to future interest rate declines are believed to be immaterial.

Jumpstart Our Business Startups Act of 2012

The Jumpstart Our Business Startups Act of 2012, or JOBS Act, permits an emerging growth company such as us to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. Among these provisions is an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. We have elected to rely on this exemption and will not provide such an attestation from our auditors.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenue of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our ADSs that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act.

BUSINESS

Our Corporate History

On November 27, 2002, Morria Biopharmaceuticals Inc., which changed its corporate name to Celsus Therapeutics, Inc., or Celsus USA, a Delaware corporation, entered into a license agreement with Yissum, the research and development arm of the Hebrew University, granting Celsus USA an exclusive, global license to develop Yissum’s technology in the field of lipid conjugates that may halt and/or minimize the inflammatory process for the treatment of disease.

In January 28, 2005, Celsus USA and Morria Biopharmaceuticals Limited #5252842, a private limited liability company formed under the laws of England and Wales on October 7, 2004 (then known as “Freshname No. 333 Limited”), entered into a merger agreement. On January 19, 2005, “Freshname No. 333 Limited” changed its name to the name of “Morria Biopharmaceuticals Limited.” On February 1, 2005, Celsus USA sublicensed, on a global and exclusive basis, the technology it licensed from Yissum to Morria to sell, market and distribute the licensed technology as defined in the original license agreement between Celsus USA and Yissum. On February 15, 2005, Morria re-registered as a non-traded public limited company under the laws of England and Wales in order to facilitate raising capital in the United Kingdom, under the name of Morria Biopharmaceuticals Plc.

On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. #51-459419-1, or Morria Ltd. Morria Ltd. is fully owned by Morria. As of the date of this report, Morria Ltd. does not conduct any operations. In June 2013, we changed our corporate name to Celsus Therapeutics Plc.

Business Overview

Celsus Therapeutics Plc is a biopharmaceutical company dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. We recently changed our corporate name from Morria Biopharmaceuticals Plc to Celsus Therapeutics Plc. We believe that we have developed a new class of synthetic drugs for therapeutic purposes that we term Multifunctional Anti-Inflammatory Drugs, representing a new multi-drug platform for the treatment of a wide range of inflammatory diseases and conditions. For decades, steroids have been the most commonly used anti-inflammatory drugs in the world, used extensively to treat inflammatory diseases and allergies. However, steroids are associated with severe side effects, such as metabolic changes, weight gain, changes in blood pressure, diabetes, osteoporosis, cataract and glaucoma, psychosis and depression. These side effects have led to reluctance by medical providers and their patients to use these drugs, providing an unmet need in multiple disease markets for safer alternatives to steroids.

In general, inflammation is a defense mechanism, part of our immune system, protecting our bodies from infection. However, when inflammation is triggered for the wrong reasons (i.e., not as a reaction to infection) or is unable to shut down, this results in an inflammatory disease. Since each organ in the body is capable of protecting itself from infections using inflammation, each organ can suffer from an inflammatory disease or condition.

Inflammatory diseases therefore manifest in a wide range of symptoms, affecting many organs in the body and have diverse causes. Inflammatory diseases encompass such diverse illnesses as respiratory diseases including allergic rhinitis, asthma, and chronic obstructive pulmonary disease alpha-1-antitrypsin, bronchiectasis, cystic fibrosis; chronic gastrointestinal diseases such as Crohn’s disease and ulcerative colitis; skin inflammations such as dermatitis, eczema, psoriasis and rosacea; cardiovascular diseases such as restenosis, thrombosis and acute cardiovascular syndrome; diseases of the eye such as dry eye, uveitis, and conjunctivitis; diseases such as arthritis and related diseases such as osteo-arthritis and rheumatoid-arthritis; autoimmune disorder such as Lupus, Wegener’s granulomatosis, and dermatomyositis; and disease of the central nervous system such as multiple sclerosis. However, while the causes and symptoms of these diseases are diverse, their treatment is often the same: anti-inflammatory drugs.

Product Candidates

Our lead clinical candidate is MRX-6, a topical cream intended for treating atopic dermatitis, a common type of eczema. The Phase 2a clinical trial for MRX-6 cream 1% was conducted as an academic study and, therefore is not compliant with the regulatory requirements of the U.S. Food and Drug Administration, or

FDA, and other regulatory authorities. A second, multi-center, vehicle controlled, double blind, dose ranging study of MRX-6 cream 2% clinical trial was carried out in in Israel. Results of the trial were reported on May 8, 2013. These results demonstrated that MRX-6 cream 2% appeared to be a safe and effective treatment for chronic hand eczema secondary to contact dermatitis, similar to the results we saw in our earlier Phase 2a trial. The data announced on May 8 were from a multi-center Phase 2 double blind, vehicle controlled trial of MRX-6 cream 2% for the treatment of patients with chronic hand eczema due to allergic contact dermatitis. The results showed a 56% improvement in symptoms such as dryness, scaling, redness, pruritus and fissures from baseline in the MRX-6 treated hand/forearm, compared to a 24% improvement for vehicle treated hand/forearm (p < 0.0001). Each patient acted as his or her own control. Clinically significant benefit, defined as an equal to or greater than 50% reduction in symptoms from baseline in the MRX-6 treated hand/forearm was seen in 67% of patients. MRX-6 was found to be safe and well-tolerated and we did not observe any adverse events. The benefit was similar regardless of patient baseline score, study center or symptom sub-score.

We are currently conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. This trial will enroll up to 80 patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue in the trial. We anticipate completing the double-blind portion of this Phase 2 MRX-6 cream 2% clinical trial by year-end 2014 or early 2015 and submitting an IND to the FDA for MRX-6 by year-end 2014.

We also intend to undertake, depending on available resources, pre-clinical studies for other product candidates: OPT-1, for the treatment of ophthalmic inflammation; CFX-1, for the treatment of cystic fibrosis; OAX-1, for the treatment of osteoarthritis; and potentially other inflammatory disorders. Given the common biochemical mechanism of all inflammatory diseases, we plan to gradually expand the application of our platform technology for our product candidates to other forms of inflammatory diseases in the future, such as inflammatory bowel disease, or IBD, eosinophilic esophagitis, nasal polyps, etc.

Our corporate headquarters are located at 53 Davies Street, London W1K 5JH, United Kingdom, telephone +44-203-318-3004, and our registered office is located at Thames House, Portsmouth Road, Esher, Surrey KT109AD, United Kingdom.

Our Business Strategy

Our business strategy is to expand and build our biopharmaceutical business to gradually focus on a spectrum of inflammatory diseases based on our current and upcoming first in class product candidates, that we believe will fill the current unmet need for safe and potent alternatives to steroids. As a drug development company, most of our efforts and resources to-date have been devoted to performing research and development, conducting pre-clinical studies and clinical trials, developing and protecting our intellectual property and raising capital. We intend to enter into strategic licensing arrangements with pharmaceutical companies for the commercialization of our drugs. This process will involve completing our clinical trials and obtaining regulatory approvals for marketing, distribution and sale of our drugs. We also intend to continue to expand the range of our products by gradually targeting additional types of inflammatory diseases.

We currently perform our research and development activity mainly through outsourcing to subcontractors. Our board of directors, which consists of recognized professionals in the fields of biology, medicine and finance, regularly approves our material contracts with subcontractors.

Our unique lead product candidates are first-in-class, novel, non-steroidal, synthetic anti-inflammatory products that address the need to inhibit sPLA2 in a broad-ranged manner while avoiding any interference with the homeostatic cPLA2 family. The lipid inhibiting moiety is responsible for inhibiting sPLA2 in a unique and broad-ranged manner while the glycosaminoglycans, or GAGs, prevent the drug’s penetration into the cell and any possible interference with cPLA2. Thus, unlike previous attempts at inhibiting sPLA2, our product candidates remain on the cell surface and target the pathology-associated secretory PLA2 isomers or sPLA2, but do not interfere with the homeostatic isomers found inside the cell.

Steroids and Currently Available Alternatives

Steroids are the most commonly prescribed medications for inflammatory diseases because of their high potency and formulation flexibility but are limited by their side effects that include hypertension, high glucose levels, obesity, brittle bones/osteoporosis, immunosuppression, glaucoma and psychosis. Thus, safer yet potent alternatives to steroids have long been sought to provide this unmet need. However, current alternatives to steroids, while often commercially successful, are less potent than steroids, have limited formulation flexibility and have their own potential safety concerns. Similarly, topical steroids which are used to treat skin inflammation instead of oral steroids, can be less potent than the oral versions and have potential safety concerns that relate to the risk of systemic corticosteroid absorption and include adrenal suppression, bond fracture among the elderly, and reduced bone growth and height in children. Adverse local effects of topical steroids may include skin thinning, stretch marks, acne, testicular atrophy, nosebleeds, stinging, burning and dryness.

We believe that our product candidates will provide safer and more effective treatment than the current alternatives to steroids without the adverse side effects associated with steroids.

The drugs used to treat inflammatory diseases are broadly divided into two groups: steroids and non-steroidal drugs. Non-steroidal drugs, in turn, can be categorized into synthetic drugs, which include our product candidates, and biological drugs such as monoclonal anti-bodies.

Non-steroidal synthetic drugs include the old generation of non-specific COX inhibitors, such as ibuprofen and aspirin, and a newer generation of specific inhibitors of COX-2, such as Celebrex® and Vioxx®. COX inhibitors are drugs that inhibit the action of the COX enzyme, which is responsible for producing factors that cause inflammation. The old generation of COX inhibitors is associated with severe gastrointestinal adverse effects. The newer generation of specific COX-2 inhibitors, originally designed to be safer, has subsequently been found to have side effects, including primarily cardiovascular complications. These side effects have led to the withdrawal the drug Vioxx® from the market and specific warnings for Celebrex®.

Non-steroid biological drugs are used to treat severe cases of inflammation. These drugs are derived from proteins, i.e., they are produced from live cells and not by way of chemical synthesis. Examples of this type of drug are Enbrel® and Remicade®, which are used for treating severe rheumatoid arthritis and psoriasis as well as IBD. These drugs have a number of disadvantages: the drug administration is limited to injection/IV, their cost is very high and they are associated with rare but severe side effects.

In cystic fibrosis, a genetic disorder that leads to severe lung inflammation and bronchiectasis, amongst other clinical problems, inhaled steroids have not demonstrated benefit, although high dose ibuprofen has been shown to be somewhat effective in treating lung inflammation. However, according to the Cystic Fibrosis Foundation 2012 Patient Registry Annual Data Report, only 3.3% of cystic fibrosis patients who were eligible for ibuprofen were prescribed ibuprofen, in part due to concerns about side effects.

The drugs for treating mild to moderate atopic dermatitis can be divided into two primary groups: topical steroids, which are the most common treatment for atopic dermatitis, and TCIs such as Elidel® and Protopic®.

Other than topical steroids, TCIs are the only category of topical anti-inflammatory drugs aimed specifically at treating the inflammatory aspect of skin diseases. Elidel® and Protopic® are identical in their mechanism of action. TCIs are generally inferior to steroids with the primary indication being children (who tend to respond better and for whom steroidal side effects are heightened). Elidel (Novartis) was launched in the United States in 2002 and Protopic (Astellas) in 2001. Both are prescribed as second-line therapy in order to avoid the use of topical steroids. In 2005, the FDA required the labeling of both drugs to include a “black box” warning regarding risks of carcinogenicity. The sales of both drugs have declined significantly. The Elidel franchise was sold to Meda in 2011 for $420 million.

According to IMS Data, a leading market research company, approximately 40 million prescriptions for topical steroids were written in the United States in 2013.

The following table provides a comparison of properties of different drug groups that are in development or on the market:

Class	Efficacy	Examples	Side Effects
Group A — steroids
Steroids	Effective; affect a wide range of inflammatory mediators	Beconase®, Flonase®, Rhinocort®, Dermovate®, Nasonex®, Synalar®, Topicort®	Extensive effects in chronic use including the following specific ones for intranasal sprays (INS) and topical (skin) steroids:
Nasal sprays:
Systemic effects: adrenal suppression, hyperglycemia, bone demineralization/ fracture, growth delay in children. Local effects: increased intraocular pressure, cataract formation, nasal septal atrophy, fungal infection, nosebleeds, stinging, burning, dryness, smell and taste abnormalities
Topical (skin) steroids:
Local: atrophy, skin fragility, striae, purpura (itching), telangiectasia acne, contact dermatitis, rosacea, delayed wound healing, scarring, infections (local) Systemic: cataracts, glaucoma
Group B — non-steroid synthetic drugs
COX inhibitors	Low potency; primarily used mainly as mild painkillers	Aspirin, ibuprofen, voltaren, etc. (typically pills)	Gastrointestinal bleeding and ulcers
Specific COX-2 inhibitors	Low potency; primarily used mainly as mild painkillers	Celebrex®, Bextra®, Vioxx®	Gastrointestinal side effects and Cardiovascular effects led to the recall of Vioxx
LOX and Leukotriene inhibitors	Mild efficacy	Singulair®, Zyflo®, Accolate®	Liver toxicity (Zyflo®), Risk of infections (particularly lung infections such as pneumonia and TB), risk of cancer (particularly Lymphoma)
Non-steroid biological drugs
Antibodies and recombinant receptors	Varies with patients.	Enbel®, Remicade®, Raptiva®, Humira®, Xolair®	Risks of infections, particularly pulmonary infections such as pneumonia and TB. Risks of certain types of cancers, particularly lymphoma. Rare but potentially very dangerous exacerbated by very long duration of drug activity in body

Class	Efficacy	Examples	Side Effects
Our Product Candidates
Our Product Candidates	Currently in phase 2 clinical trials; studies indicate favorable safety and promising efficacy	A number of compounds that are candidates for drugs with wide formulation flexibility	To date, no treatment emergent adverse events noted but further investigation is needed

Scientific Background to Inflammation and Our Product Candidates

The phospholipase A2 (PLA2) is a super-family of enzymes responsible for triggering the inflammatory response in the body. This enzyme family includes two sub-families of PLA2 that are of particular interest to anti-inflammatory drug development: the secretory (sPLA2) and the cytosolic (cPLA2) families. The sPLA2 enzyme family consists of at least 13 sub-types (isoforms) and plays a key role in launching inflammation associated with pathogenesis and high levels of sPLA2 have been found in every inflammatory disease studied to date although these enzymes are not necessary to the cell in the absence of inflammation. These enzymes are located outside the cell and are generated and secreted by white blood cells (part of the immune system) but have also been found to be produced by any cell undergoing inflammation. sPLA2 hydrolize cell-membrane phospholipids to produce two critical inflammatory pre-cursors in the cell (arachidonic acid and lysophospholipids). These precursors are the substrates for several complex metabolic pathways that give rise to dozens of signaling molecules that generate inflammation (pro-inflammatory mediators). Those derived from arachidonic acid are termed eicosanoids and include prostaglandins and thromboxanes (generated via the COX pathway), as well as the leukotrienes and the expoxins (generated via the LOX pathway). Those derived from lysophospholipids induce activation and extravasation of leukocytes, histamine secretion by mast cells, can induce tissue damage such as gastric ulceration, act as a growth factor (especially lyso-phosphatidic acid). They are also the precursors of PAF, a potent mediator of inflammatory processes. In contrast to the sPLA2 enzymes, the cPLA2 family of enzymes, consisting of at least four isoforms, is located exclusively within the cell and is vital to the functioning of the cell at all times (homeostatic). This family does not play a direct role in triggering or maintaining inflammation associated with pathogenesis and its function seems to be the maintenance of the basal level of inflammatory mediators in the normal cell.

Both COX and LOX have been therapeutic targets for anti-inflammatory drugs for decades. Examples include the COX inhibitors Aspirin and ibuprofen, the COX-2 inhibitors Celebrex and Vioxx and the LOX/leukotriene inhibitors Singulair® and Zyflo. The relatively poor potency of COX and LOX inhibitors is directly related to the fact that they do not affect the activity of the sPLA2 family of enzymes and can therefore not exert an inhibitory effect on the inflammatory process at its inception. Their side effect profile is similarly related to their ability to inhibit only a sub-section of the inflammatory pathway which, in turn, leads to over-stimulation of parallel pathways and the resulting damage.

Market opportunity in inflammatory diseases

The term “inflammatory diseases” applies to a super-family of diseases and conditions comprising the largest such group with hundreds of distinct diseases. These include autoimmune diseases, allergies, reactions to infections and tissue breakdown, hereditary diseases as well as diseases of unknown etiology. Increasingly, many cancerous processes such as angiogenesis are also being linked to inflammation. Names of inflammatory diseases typically have the suffix “— itis” such as bronchitis, appendicitis, dermatitis, but many other do not such as asthma, psoriasis, lupus, etc. According to a published report by GBI Research, the global drug market for inflammatory diseases was approximately $57 billion in 2009.

MRX-6 and the market for dermatitis (eczema)

MRX-6 is a topical cream aimed at treating eczema with our first indication being atopic dermatitis. There is a wide variety of medical conditions that fall under the broad definition of dermatitis/eczema, including contact dermatitis, atopic dermatitis and seborrhea dermatitis. The first is an allergy, the second is of unknown etiology but probably autoimmune in nature and the last is an abnormal reaction to normal skin flora. All forms of eczema may cause discomfort, pain and embarrassment to the person affected. The incidence of atopic dermatitis, for example, has increased significantly over the past 30 years in the industrialized world, probably due to environmental factors.

The drugs for treating mild to moderate dermatitis can be divided into two primary groups: topical steroids, which are the most common treatment for dermatitis, and TCIs such as Elidel® and Protopic®.

Topical Steroids

Topical steroids have dominated the market for decades and are commonly used. Dozens of varieties are available from low-strength over-the-counter versions to potent prescription drugs. Examples of such prescription drugs in the US market include Synalar, Kenalog, Elocon, Ultravate, Temovate, Halog and Topicort.

They are associated with side effects both local and systemic, including:

•	Local: atrophy, skin fragility, striae or stretch marks, purpura or itching, telangiectasia acne, contact dermatitis, rosacea, delayed wound healing, scarring, local infections, and testicular atrophy.
•	Systemic: cataracts, glaucoma, short stature, Cushing’s syndrome, and hypothalamic-pituitary-axis suppression.

Topical Calcineurin Inhibitors

TCIs are the only commonly used category of topical anti-inflammatory drugs aimed specifically at treating the inflammatory aspect of the disease. They are generally inferior to steroids with the primary indication being children (who tend to respond better and for whom steroidal side effects are heightened). Elidel was launched by Novatris in the United States in 2002 and Astellas launched Protopic in 2001. Both are prescribed as second-line of treatment if patients are unresponsive to steroids but, in reality, would be frequently prescribed to avoid the use of topical steroids for safety issues. At the height of sales (2005), these drugs had combined global sales of $550 million. In 2005, the FDA assigned both drugs to a “black box” warning stipulating risks of carcinogenicity. The sales of both drugs have declined significantly. The Elidel franchise was sold to Meda Pharmaceuticals Inc. in 2011 for $420 million.

According to IMS Data, a leading market research company, approximately 40 million prescriptions for topical steroids were written in the United States in 2013.

Development of our Clinical Pipeline for our Product Candidates

We are currently clinically developing MRX-6 for the treatment of dermatitis. In addition, we are in the pre-clinical stages of developing three product candidates for: ophthalmology such as conjunctivitis and dry eye, cystic fibrosis, osteoarthritis and other inflammatory indications.

Clinical advancement of our lead product candidates

We are currently conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. This trial will enroll up to 80 patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue in the trial. We anticipate completing the double-blind portion of this Phase 2 MRX-6 cream 2% clinical trial by year-end 2014 or early 2015 and submitting an IND to the FDA for MRX-6 by year-end 2014.

MRX-6

Pre-clinical and Phase 1 clinical trials.  From 2005 to 2007, we conducted pre-clinical development of the drug, which included studies in animal models. In 2007, we conducted an initial, exploratory size trial (a first in-patient study) on 11 patients who suffered from contact dermatitis with the primary objective of determining initial efficacy in treating humans. The clinical trial was conducted under the supervision of Prof. Arieh Ingber, head of the Dermatology Department at Hadassah Ein-Kerem Hospital in Israel. The patients were treated for 28 days with MRX-6 cream 1% (morning and evening) and double-blinded with vehicle. The results showed significant clinical efficacy compared to the vehicle group (70% improvement compared to 37% in the placebo group (p = 0.0024)), with efficacy being comparable to the common efficacy of steroid ointments. The efficacy is based on a standard medical index for assessing improvement in disease. Further, no drug-related adverse effects were identified. The results of this clinical trial were published in March 2007 in the International Journal of Inflammatory and Immunopathology. From 2007 to early 2010, we further developed the chemical synthesis and formulation of MRX-6.

Phase 2 clinical trials

We have completed first-in-patient clinical trials (Phase 2a) of the MRX-6 cream 1%, a topical cream intended for treating contact dermatitis (a common type of eczema). The Phase 2a clinical trial for MRX-6 cream 1% was conducted as an academic study and, thus, is not FDA-compliant. We also conducted a Phase 2 clinical trial for MRX-6 cream 2% which was also an academic study. The MRX-6 cream 2% study was conducted on 30 patients at Hadassah Ein-Karem Hospital and Laniado Hopsital in Israel. Patients were treated for 21 days (morning and evening) with the same tests as we conducted in the Phase 2a trial. Although MRX-6 was approved by the local Institutional Review Board and the Israeli Ministry of Health, this clinical trial was conducted as an academic study, and does not comply with FDA’s good clinical practice requirements. While the FDA will not approve a drug based on academic studies, companies do routinely submit results of academic studies as supportive evidence.

On May 8, 2013, we announced positive results from a multi-center Phase 2 double blind, vehicle controlled trial of MRX-6 cream 2% for the treatment of patients with chronic hand eczema secondary to allergic contact dermatitis (ACD).

Data released were for treatment with MRX-6 cream 2% and vehicle control. The results show a 56% improvement in symptoms such as dryness, scaling, redness, pruritus and fissures, from baseline in the MRX-6 treated hand/forearm, compared to a 24% improvement for vehicle treated hand/forearm (p < 0.0001). Each patient acted as his or her own control. Clinically significant benefit, defined as an equal to or greater than 50% reduction in symptoms from baseline in the MRX-6 cream 2% treated hand/forearm was seen in 67% of patients. MRX-6 cream 2% was found to be safe and well-tolerated, with no adverse events reported. The benefit was similar regardless of patient baseline score, study center or symptom sub-score.

Table 1. Percent Change from Baseline to Day 21 — Comparison between treatment groups using Paired T-test/Wilcoxon Rank Sum Test — ITT population (N = 30)

Endpoint		MRX-6	Vehicle	P-Value
Total Physicians Visual Assessment	Mean % Change from Baseline	-56%	-24%	<0.0001
Scaling*	Mean % Change from Baseline	-45%	-22%	0.0130
Redness*	Mean % Change from Baseline	-47%	-20%	0.0006
Pruritis*	Mean % Change from Baseline	-63%	-28%	0.0059
Fissures*	Mean % Change from Baseline	-79%	-44%	0.0045
Dryness*	Mean % Change from Baseline	-46%	-15%	0.0008

*	Data are not normally distributed — P-Values result from Wilcoxon Rank Sum test.

We are currently conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. This trial will enroll up to 80 patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue. We anticipate submitting our IND to the FDA for MRX-6 by year-end 2014 so that we may conduct clinical trials in the United States.

Advancement of our additional research and development programs

We also plan, depending on available resources, to initiate a number of pre-clinical studies for the development of drugs for inflammatory eye diseases, OPT-1; cystic fibrosis, CFX-1; osteoarthritis, OAX-1; and other inflammatory diseases. We intend to conduct such studies throughout 2015. OPT-1 pre-clinical studies planned to take place during 2015 include synthesizing and formulating the drug, conducting safety studies and animal models. Potential CFX-1 pre-clinical studies are intended to take place beginning in the first half of 2015, in which we intend to synthesize and formulate the drug, conduct safety studies and animal models. OAX-1 pre-clinical studies planned to take place during 2015 include synthesizing and formulating the drug, conducting safety studies and animal models.

No treatment-related side effects were observed for any of the trials performed. All side effects recorded shared the same prevalence as the placebo group and do not therefore result from treatment with the specific drug.

Intellectual Property

We will be able to protect our technology from unauthorized use by third parties only to the extent it is covered by valid and enforceable patents or is effectively maintained as trade secrets. Patents and other proprietary rights are an essential element of our business.

Our success will depend in part on our ability to obtain and maintain proprietary protection for our product candidates, technology, and know-how, to operate without infringing on the proprietary rights of others, and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions, and improvements that are important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain our proprietary position.

We have an exclusive license from Yissum for patents and patent applications that cover our product candidates MRX-4, MRX-5, MRX-6, OPT-1, CFX-1 and OAX-1 in the United States, Canada, Australia, Japan, before the European Patent Office designating Germany, Great Britain, Spain, France, Italy, and other European Union Countries, as well in certain other countries outside those regions. We have also exclusively licensed from Yissum patents and pending patent applications in the United States, Canada, Australia, Japan, before the European Patent Office designating Germany, Great Britain, Spain, France, Italy, and other European Union Countries, as well in certain other countries outside those regions for the use of our product candidate MRX-4, MRX-6, OPT-1, CFX-1 and OAX-1 for treating patients having contact dermatitis, MRX-6; conjunctivitis and dry eye, OPT-1; cystic fibrosis, CFX-1; and osteoarthrisits, OAX-1.

We own or have exclusive rights to 21 United States and 21 foreign issued patents and allowed patent applications, and 14 United States and 49 foreign pending patent applications, as well as two (2) pending international patent applications. Issued patents which cover our product candidates MRX-6, OPT-1, CFX-1 and OAX-1 in the United States, will expire between 2021 and 2022, depending on the specific product candidates. Issued patents directed to our product candidates, MRX-6, OPT-1, CFX-1 and OAX-1 outside of the United States, will expire between 2021 and 2025, depending on the specific compositions. We have pending patent applications for formulations of our product candidates, MRX-6, OPT-1, CFX-1 and OAX-1 that, if issued, would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific compositions and formulations: contact dermatitis, MRX-6; conjunctivitis and dry eye, OPT-1; cystic fibrosis, CFX-1; and osteoarthritis, OAX-1. We have an issued patent directed to methods of manufacturing which covers our product candidate compounds in the United States and which will expire in 2021. Issued patents directed to methods of treatment using our product candidates, MRX-6 and OPT-1 in the United States, will expire between 2021 and 2024, depending on the specific indication: contact dermatitis, MRX-6; conjunctivitis, OPT-1. Issued patents directed to use of our product candidate, MRX-6, OPT-1 and CFX-1 for indications outside of the United States, will expire between 2021 and 2026, depending on the specific indication: contact dermatitis, MRX-6; conjunctivitis, OPT-1; and cystic fibrosis, CFX-1. We have pending patent applications for use of our product candidates MRX-6, OPT-1, CFX-1 and OAX-1 that, if issued, OAX-1 would expire in the United States and in countries outside of the United States between 2021 and 2032, depending on the specific indications and formulations: contact dermatitis (MRX-6), conjunctivitis and dry eye (OPT-1), cystic fibrosis (CFX-1) and osteoarthritis (OAX-1).

Any patent applications which we have filed or will file or to which we have licensed or will license rights may not issue, and patents that do issue may not contain commercially valuable claims. In addition, any patents issued to us or our licensors may not afford meaningful protection for our products or technology, or may be subsequently circumvented, invalidated or narrowed, or found unenforceable. Our processes and potential products may also conflict with patents which have been or may be granted to competitors, academic institutions or others. As the pharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to interferences filed by others in the U.S. Patent and

Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the related product or process. In recent years, several companies have been extremely aggressive in challenging patents covering pharmaceutical products, and the challenges have often been successful. If any of these actions are successful, in addition to any potential liability for damages, we could be required to cease the infringing activity or obtain a license in order to continue to manufacture or market the relevant product or process. We may not prevail in any such action and any license required under any such patent may not be made available on acceptable terms, if at all. Our failure to successfully defend a patent challenge or to obtain a license to any technology that we may require to commercialize our technologies or potential products could have a materially adverse effect on our business.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

We also rely upon unpatented proprietary technology, and in the future may determine in some cases that our interests would be better served by reliance on trade secrets or confidentiality agreements rather than patents or licenses. We may not be able to protect our rights to such unpatented proprietary technology and others may independently develop substantially equivalent technologies. If we are unable to obtain strong proprietary rights to our processes or products after obtaining regulatory clearance, competitors may be able to market competing processes and products.

Others may obtain patents having claims which cover aspects of our products or processes which are necessary for, or useful to, the development, use or manufacture of our services or products. Should any other group obtain patent protection with respect to our discoveries, our commercialization of potential therapeutic products and methods could be limited or prohibited.

Material Licenses

License Agreement with Yissum

Our research and development programs are based on technology that was licensed from Yissum, Research & Development Company of the Hebrew University of Jerusalem, or Yissum, where Prof. Yedgar, conducted studies focused on inflammation. Prof. Yedgar is a Professor Emeritus and a research lab chief, and has no management position, voting power or other significant influence with respect to the Hebrew University or Yissum.

Prof. Yedgar performed these studies during his employment as a retired Prof. at the Department of Biochemistry of the Hebrew University of Jerusalem. Thus, except for Prof. Yedgar having the right to receive any distribution of dividends, Prof. Yedgar and his heirs have the right to receive 60% of the net income that would be distributed by the Company to Yissum.

On November 27, 2002, Celsus USA entered into an exclusive license agreement, which we refer to as the License Agreement, with Yissum Research and Development Company of the Hebrew University in Jerusalem, or Yissum. Pursuant to the License Agreement, Celsus USA was granted an exclusive, worldwide license, including a right to sublicense (subject to the prior written consent of Yissum), to make, have made, use, market, sell, have sold, offer to sell, import, license and distribute the technology owned by Yissum for the use of lipid conjugates for the treatment of disease. Unless earlier terminated, the term of the License Agreement is the later of 20 years from the date of the License Agreement and the term of the patents or patent applications. On February 1, 2005, the License Agreement was sublicensed from Celsus USA to us pursuant to an exclusive sublicense agreement which will terminate upon the termination of the License Agreement.

Under the terms of the License Agreement, we will pay to Yissum royalties on a quarterly basis, as follows: a percentage (4%) of the net sales, or if we receive sublicensing revenue from third parties, we will pay a royalty of 18% of the sublicensing revenue received. “Net sales” is defined under the License Agreement as the amount billed by us, our affiliates or distributors to third parties (other than sublicensees) for sales of licensed products, less (i) customary discounts, (ii) sales, tariff duties, use taxes including VAT and (iii) outbound transportation costs, credits, returns, export licenses, import duties, value added tax and prepaid freight. “Sublicensing revenue” is defined as all cash, fees and royalties paid to us by the sublicensee in consideration for the granting of rights to the patents and/or use the licensed technology, excluding any reimbursements for expenses directly attributable to the conduct of clinical development and/or trials by us.

We have undertaken, at our own expense, to use our commercially reasonable best efforts to develop the licensed products under the License Agreement and to be responsible for the preparation, filing prosecution and maintenance of all the patents. The intellectual property rights of the licensed technology are, and will remain, owned by Yissum. We assume full responsibility and conduct of patent prosecution and maintenance of the intellectual property. Any application for registration of a patent will be registered exclusively to the title of Yissum, is subject to the approval of Yissum and will be made at our full expense. We have undertaken, at our own expense, to provide full protection against third party’s infringement of the intellectual property.

We have undertaken to indemnify Yissum or any person acting on our behalf, against any liability, including product liability, damage, loss or expense derived from the use, development, manufacture, marketing, sale or sublicensing of the license product and technology.

If we default or fail to perform any of the terms, covenants, provisions or our obligations under the License Agreement, Yissum has the option to terminate the License Agreement, subject to advance notice to cure such default.

Manufacturing, Marketing and Sales of our Drugs

Synthetic drugs, such as those being developed by us, are based on a chemical manufacturing process that requires raw materials, such as various solvents, sugars, fats and polymers. There are many suppliers of raw materials for these products and, in recent years, no material changes have occurred in the prices of the raw materials that are required for the research, development and manufacturing of the drugs we are developing.

We currently have no in-house manufacturing or development capabilities, and have no current plans to establish laboratories or manufacturing facilities for significant clinical production. We currently have our products manufactured by Scynexis, Inc. Our Agreement with them is subject to industry-standard terms and conditions, and drug product manufacture is performed on an as-needed basis.

We have no direct experience in synthesizing, formulating and manufacturing any of our product candidates, and we currently lack the resources or capability to syntheisize, formulate and manufacture any of our product candidates on a clinical or commercial scale. As a result, we will be dependent on third parties for the synthesis, formulation, manufacturing, including optimization, technology transfer and scale up, of clinical scale quantities of all of our product candidates. We believe that this strategy will enable us to direct operational and financial resources to the development of our product candidates rather than diverting resources to establishing a manufacturing infrastructure.

Because we are focused on discovery and development of drugs, we do not have any marketing or distribution capabilities, nor are we at a stage where we would have any customers.

Competition

The development and commercialization of new drugs is highly competitive. We will face competition with respect to all product candidates we may develop or commercialize in the future from pharmaceutical and biotechnology companies worldwide. The key factors affecting the success of any approved product will be its efficacy, safety profile, drug interactions, method of administration, pricing, reimbursement and level of promotional activity relative to those of competing drugs. If approved, we would expect our clinical-stage product candidates and MRX-6, to compete with approved drugs and potentially with product candidates currently under development, including the following:

•	MRX-6. If approved, we would expect MRX-6 to compete in the dermatitis drug market with skin ointments that contain steroids (Hydrocortisone®, Fluticasone®, Betamethasone®) and the drugs Elidel® and Protopic®, which are non-steroidal anti-inflammatory ointments. The leading companies in the market include Galderma, Medicis and Novartis (the manufacturer of Elidel®). According to GlobalData, the total volume of the market, as of its 2011 report, is approximately $2.4 billion, and is dominated mostly by steroidal ointments.

Many of our potential competitors have substantially greater financial, technical, and personnel resources than us. In addition, many of these competitors have significantly greater commercial infrastructures. Our ability to compete successfully will depend largely on our ability to leverage our collective experience in drug discovery, development and commercialization to:

•	discover and develop medicines that are differentiated from other products in the market;
•	obtain patent and/or proprietary protection for our medicines and technologies;
•	obtain required regulatory approvals;
•	obtain a commercial partner;
•	commercialize our drugs, if approved; and
•	attract and retain high-quality research, development and commercial personnel.

We believe that Anthera Pharmaceuticals, Inc. and Ziarco Pharma, Ltd., are the only other companies that were or are recently focused on the phospholipase A2 pathway like Celsus. Anthera is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases, including cardiovascular and autoimmune diseases. It has in-licensed a portfolio of clinical and pre-clinical inhibitors of PLA2 and is developing an in-licensed drug from Eli Lilly and Shinogi & Co., which they developed as part of their collaboration. Anthera’s drug candidates are entirely different in both structure (chemical class) and function to Celsus’s product candidates. Ziarco Pharma, Ltd. is pursuing development of cytosolic PLA2 inhibitors, a different segment of the PLA2 pathway, and Ziarco’s drug candidates are entirely different in both structure (chemical class) and function to Celsus’s product candidates. Other companies, such as Anacor Pharmaceuticals, are pursuing other pathways and mechanisms to treat dermatitis.

Organizational Structure

Celsus Therapeutics Plc is organized under the laws of England and Wales and has two wholly-owned subsidiaries: Celsus Therapeutics Inc., a company incorporated under the laws of the State of Delaware, or Celsus USA, and Morria Biopharma Ltd., a company formed under the laws of Israel, or Morria Israel. Neither of these subsidiaries currently conduct any material business.

Property, Plant and Equipment

We do not own any property or fixed assets in our London office. We currently lease 4,900 square feet of office space in New York for approximately $24,000 per month. We also lease office space and receive office services in London from a third party, which includes mail management and transfer, fax and telephone services and secretarial services for £345 (or approximately $600, based on an exchange rate as of November 19, 2014) (excluding VAT) per month. Each party may terminate this arrangement by giving three months’ advance notice.

Legal Proceedings

We are not involved in any material legal proceedings.

Employees

As of September 30, 2014 we had five full time employees. As of December 31, 2013, we had four full-time employees. As of December 31, 2012 and 2011, we had two full-time employees and one full-time employee, respectively. As of September, 30, 2014, two employees were engaged in research and development and three employees were engaged in management, administration and finance. All employees are located in the United States.

None of our employees are members of labor unions.

Government Regulation

To date, we have conducted our pre-clinical and clinical trials in Israel and South Africa. We do not have the ability to independently conduct clinical trials for our product candidates, and we rely on third parties, such as contract research organizations, medical institutions, and clinical investigators, to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Although we have, in the ordinary course of business, entered into agreements with these third parties, we continue to be responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA will require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. To date, we believe our contract research organizations and other similar entities with which we are working have performed well. However, if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them.

We plan to seek approvals in the European Union from the European Medicines Authority, or EMA, and in the United States from the Food and Drug Administration, or FDA. Therefore, we currently are and may be in the future subject to a variety of national and regional regulations governing clinical trials and commercial sales and distribution of our products, if any. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

We currently have all necessary approvals for the pre-clinical studies we conduct on animals in Israel. In order to conduct pre-clinical studies on animals in Israel, companies must obtain the approval of the Ministry of Health and the Council for Trials on Animals at the Ministry of Health, which operates pursuant to the Prevention of Cruelty to Animals Law (Experiments on Animals) 5754 — 1994. The approvals of the following committees are given on applications as they are submitted:

Institutional Review Board (IRB), also known as an Independent Ethics Committee (IEC) or Ethical Review Board (ERB), is a committee that has been formally designated to approve, monitor, and review biomedical and behavioral research involving humans.

Helsinki (ethics) Committee — An Israeli Committee that acts according to the Public Health Regulations (Clinical Trials on Human Subjects) 1980, including all subsequent additions and amendments thereto until 1999 and applies the principles stated in the Helsinki and ICH-GCP Guidelines. The Committee deliberates on proposals for clinical trials on human subjects. It also deliberates on research proposals in the sphere of the social sciences. The Committee operates under the auspices of the Ministry of Health and the State Comptroller. The Committee is comprised of at least five (five to 11) members who have attained senior status in their professions and in academia.

Clinical trials in Israel must undergo inspection by and receive prior approval from an ethics committee at the institute at which the trial is to be conducted as well as from the Israeli Ministry of Health. In accordance with the Declaration of Helsinki, legislation developed by the World Medical Association as a statement of ethical principles for medical research involving human subjects, including research on identifiable human material and data, the supervisory committee of the clinical trials at the institute at which the trial is conducted, or the Helsinki committees, and the relevant healthcare regulatory authority consider, when examining the application, among other things, the ethical foundations related to the trial, the safety of the product to the user and the exposure to tort claims of the institute conducting the trial. Results of pre-clinical trials, along with the details on the manner of manufacturing products and their analytic properties (i.e., composition, stability of the drug over time, etc.), are also examined as part of the approval process for conducting clinical trials on humans. We have received the approval of the Helsinki committees at Hadassah Ein-Kerem, Ichilov, where have conducted our Phase 1 and 2 trials, as well as the Israeli Ministry of Health.

On July 14, 2009 the Hadassa Hospital, Jerusalem, notified us that the Helsinki Committee approved the clinical trial application of MRX-6 on January 2, 2009.

United States

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our product candidates and commercialized drugs.

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act and implementing regulations. The process required by the FDA before our product candidates may be marketed in the United States generally involves the following:

•	completion of extensive pre-clinical laboratory tests, animal studies and formulation studies, performed in accordance with the FDA’s good laboratory practice, or GLP, regulations and other applicable requirements;
•	submission to the FDA of an IND which must become effective before clinical trials may begin;
•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;
•	submission of a New Drug Application, or NDA, to the FDA;
•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current good manufacturing practice, or cGMP, regulations;
•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug; and
•	regulation of commercial marketing and sale of drugs.

This testing and review process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. Pre-clinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the clinical trial until completed. The FDA, the IRB or the clinical trial sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive GCP regulations and regulations for informed consent.

Clinical Trials

For purposes of an NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

•	Phase 1: The clinical trials are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients, such as cancer patients. Phase 1 clinical trials can be designed to evaluate the impact of the product candidate in combination with currently approved drugs.
•	Phase 2: These clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trial.
•	Phase 3: These clinical trials are commonly referred to as pivotal clinical trials. If the Phase 2 clinical trials demonstrate that a dose range of the product candidate is effective and has an acceptable safety profile, Phase 3 clinical trials are then undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may condition approval of an NDA for a product candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval.

New Drug Application

The results of product candidate development, pre-clinical testing and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we or our collaborators do. Once issued, the FDA may withdraw a drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require further testing, including Phase 4 clinical trials, and surveillance programs to monitor the effect of approved drugs which have been commercialized. The FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to a drug, including changes in indications, labeling or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

Fast Track Designation

The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs that are intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new product candidate may request the FDA to designate the product candidate for a specific indication as a fast track drug concurrent with or after the filing of the IND for the product candidate. The FDA must determine if the product candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

If fast track designation is obtained, the FDA may initiate review of sections of an NDA before the application is complete. This rolling review is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the time period specified in the Prescription Drug User Fees Act, which governs the time period goals the FDA has committed to reviewing an application, does not begin until the complete application is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In some cases, a fast track designated product candidate may also qualify for one or more of the following programs:

•	Priority Review. Under FDA policies, a product candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the product candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. We cannot suggest or in any way guarantee that any of our product candidates will receive a priority review designation, or if a priority designation is received, that review or approval will be faster than conventional FDA procedures, or that the FDA will ultimately grant drug approval.
•	Accelerated Approval. Under the FDA’s accelerated approval regulations, the FDA is authorized to approve product candidates that have been studied for their safety and effectiveness in treating serious or life-threatening illnesses, and that provide meaningful therapeutic benefit to patients over existing treatments based upon either a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to validate the surrogate endpoint or confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA. In rare instances the FDA may grant accelerated approval of an NDA based on Phase 2 data and require confirmatory Phase 3 studies to be conducted after approval and/or as a condition of maintaining approval. We can give no assurance that any of our drugs will be reviewed under such procedures.

When appropriate, we may attempt to seek fast track designation or accelerated approval for our product candidates. We cannot predict whether any of our product candidates will obtain a fast track or accelerated approval designation, or the ultimate impact, if any, of the fast track or the accelerated approval process on the timing or likelihood of FDA approval of any of our product candidates.

Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a product candidate is intended to treat a chronic disease, as is the case with some of our product candidates, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of product candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our product candidates on a timely basis, if at all. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our product candidates would harm our business. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

Other regulatory requirements

Any products manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a product from distribution, or withdraw approval of that product.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

European Union

The European Medicines Agency, or EMA, is a decentralized agency of the European Union, located in London. The Agency is responsible for the scientific evaluation of medicines developed by pharmaceutical companies for use in the European Union, as well as the protection and promotion of public health through the evaluation and supervision of medicines for human use.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders, or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payers include government health administrative authorities, managed care providers, private health insurers and other organizations. We anticipate third-party payers will provide reimbursement for our products. However, these third-party payers are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our product candidates may not be considered cost-effective. It is time consuming and expensive for us to seek reimbursement from third-party payers. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

The passage of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, imposes new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, and includes a major expansion of the prescription drug benefit under a new Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee.

It is not clear what effect the MMA will have on the prices paid for currently approved drugs and the pricing options for future approved drugs. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate any policies for public or private payers, it is not clear what if any effect the research will have on the sales of our product candidates if any such product candidate or the condition that it is intended to treat is the subject of a study. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payer to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

We expect that there will continue to be a number of federal and state proposals to implement governmental pricing controls and limit the growth of healthcare costs, including the cost of prescription drugs. For example, in March 2010, President Obama signed one of the most significant health care reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively referred to as the PPACA. The PPACA will significantly impact the pharmaceutical industry. The PPACA will require discounts under the Medicare drug benefit program and increased rebates on drugs covered by Medicaid. In addition, the PPACA imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers starting in 2011. The financial impact of these discounts, increased rebates and fees and the other provisions of the PPACA on our business is unclear.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates.

MANAGEMENT

Directors

Our Articles of Association, as amended, provide that our business is to be managed by the board of directors (subject to any directions made by the members of the Company by special shareholder resolution). Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting, provided also that in any two year period, a majority of the board must stand for re-election). Our board of directors currently consists of seven members, classified into the three classes as set out in the table below. Mark Cohen serves as Executive Chairman of our board of directors. The following table presents the names of the current members of our board of directors.

Name	Director Class and Position
Mark S. Cohen	Class C Director — Executive Chairman of the Board; Nominating and Corporate Governance Committee.
Gur Roshwalb	Class A Director — Research & Development Committee
David Sidransky, M.D.	Class C Director — Compensation Committee (Chairman); Nominating and Corporate Governance Committee; Research & Development Committee
Dr. Johnson Yiu-Nam Lau, M.B.,B.S., M.D., F.R.C.P.	Class B Director — Nominating and Corporate Governance Committee (Chairman); Audit Committee
Amos Eiran	Class B Director — Audit Committee; Compensation Committee
Robert F. Doman	Class A Director — Research & Development Committee (Chairman; Compensation Committee
Allan Shaw	Class A Director — Audit Committee (Chairman)

Biographical information of the members of our board of directors is set forth below.

Mark S. Cohen, age 47, has served as the Chairman of our board of directors since December 21, 2004. Currently, he is a senior partner and the chair of the life sciences group at the law firm Pearl Cohen Zedek Latzer Baratz, LLP, which he joined in 1999. Mr. Cohen holds a B.A. in biochemistry from Rutgers University, an M.S. in biology from New York University and a J.D. from University of Baltimore School of Law. He is admitted to practice law in New York and New Jersey, and he is a registered patent attorney in the United States.

David Sidransky, M.D., age 54, has served as a member of our board of directors since June 13, 2007. Currently, Mr. Sidransky serves as a Prof. of Oncology at the Johns Hopkins University in Baltimore, and has held this position since 1996. He served as Vice Chairman of the Board of Directors of Imclone until the sale of the company to Eli Lily. He also serves as a member of the board of directors of K-V Pharmaceutical Company (NYSE: KV-A), Tamir Biotechnology, Inc. (ACLE.PK), Rosetta Genomics (NASDAQ:ROSG) and Champions Oncology, Inc. (OTCBB: CSBR). Dr. Sidransky holds a B.S. in chemistry from Brandeis University and an M.D., specializing in Oncology, from Baylor College of Medicine.

Johnson Yiu Nam Lau, M.B.,B.S., M.D., F.R.C.P., age 54, has served as a member of our board of directors since May 2, 2007. Currently, he serves as the chairman and CEO of Kinex Pharmaceuticals LLC, a drug discovery and development biotech company, which he joined in 2003. He also serves as a member of the board of directors and Chairman of each of the Audit and Risk Management and Nominating and Corporate Governance Committees of Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP). Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and an M.R.C.P. and an F.R.C.P. from the Royal College of Physicians.

Amos Eiran, age 78, has served as a member of our board of directors since June 28, 2012. From November 1972 to June 1975 and from June 1977 to June 1988, he served as the CEO and Chairman of

Mivtahim, Israel’s largest pension fund. From June 1974 to May 1988, Mr. Eiran served as a director of Bank HaPoalim and from August 1993 to August 1997, served as director of Bank HaMizrahi, from March 1993 to August 1997, as chairman of BioLight Israeli Life Sciences Investments Ltd from March 2007 to May 2011. From May 1988 to August 1990, he served as the President of the University of Haifa. Since January 2000, he has been serving on the board of directors of Clal-Bituah and Delek Explorations. From June 1975 to June 1977, Mr. Eiran served as Director General of the Prime Minister’s Office, during the term of Prime Minister Itzhak Rabin. Mr. Eiran holds a B.A. from American University (Washington DC) in humanities and M.A. in history from Tel Aviv University, and a diploma in institutional investments from Wharton School of Business.

Robert F. Doman, age 64, has served as a member of our board since June 20, 2013. Mr. Doman is a seasoned pharmaceutical and medical device executive with 30+ years of extensive international and domestic experience in general management, business development, building sales and marketing capabilities, new product development and strategic planning. Most recently Bob served as President and Chief Executive Officer of DUSA Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical and medical device company focused in the field of dermatology. He joined DUSA in 2005 as President and Chief Operating Officer and was promoted to President and Chief Executive Officer in June 2007. DUSA was acquired by Sun Pharma in June of 2012. Prior to joining DUSA Pharmaceuticals, Bob served as President of Leach Technology Group, the medical electronic device, design, product development and contract manufacturing services division of privately held Leach Holding Corporation. From 1999 to 2000, Bob served as President, Device Product Development of West Pharmaceutical Services, a manufacturer of systems and device components for parentally administered medicines and drugs. From 1991 to 1999, Bob worked for the Convatec division of Bristol-Myers Squibb in positions that included: Vice President, Worldwide Marketing and Business Development; Vice President and General Manager, U.S. Wound and Skin Care; and Vice President, U.S. Operations. Earlier in his career, Bob held sales, marketing and business development roles of increasing responsibilities for Critikon, Inc., a Johnson and Johnson company. While serving as Business Director for Vascular Access he licensed and launched the first Intravenous Catheter with needle-stick protection, which is the industry standard today. Bob currently serves as a member of the Board of Directors of Echo Therapeutics, Inc. (NASDAQ: ECTE). He received a Bachelor’s degree from Saint Joseph’s University where he has served as a member of the Development Committee and the Haub School of Business Advisory Board.

Allan L. Shaw, age 50, has served as a member of our board of directors since October 2, 2013. Mr. Shaw currently leads Alvarez & Marsal’s biopharmaceutical consulting practice and served as a member of the Board of Directors for the Central New York Biotech Accelerator (formerly Central New York-Biotech Research Center). Previously, he worked as Chief Financial Officer and executive management board member of Serono International S.A., a global biotechnology company and the largest in Europe. He was also the founder and Senior Managing Director of Shaw Strategic Capital LLC, an international financial advisory firm, focused on providing strategic financial counsel on a wide variety of issues such as general corporate finance, mergers and acquisitions, capital structuring, licensing and capital markets. His clients included a biopharmaceutical licensing/developmental group and an international investment bank, for which he served as a strategic adviser. Mr. Shaw has served as a Board member and Chief Financial Officer for NewLead Holdings LTD (NEWL), as well as an independent board member of Navios Maritime Holdings Inc.’s, serving as Chairman for Navios’ Audit (designated financial expert) and Compensation Committees. He has contributed to several corporate governance books and is a member of the American Institute of Certified Public Accountants, New York Society of Certified Public Accountants and Corporate Directors Group. Mr. Shaw graduated with a Bachelor of Science from the State University of New York (Oswego College), and is a certified public accountant in the State of New York.

Executive Officers

There are no family relationships among officers and directors of Celsus.

The executive officers of Celsus are responsible for the day-to-day management of the Company. The following table lists the names and positions of our executive officers.

Name	Position
Gur Roshwalb, M.D.	Chief Executive Officer, Director
Dov Elefant	Chief Financial Officer
Pablo Jimenez, M.D.	Chief Medical Officer

Biographical information of our executive officers is set forth below.

Gur Roshwalb, age 46, has served as our Chief Executive Officer since March 4, 2013. Prior to joining us, from April 2008 to February 2012, Dr. Roshwalb was employed by Venrock, a leading venture capital firm, where he most recently served as a Vice President investing in both private and public healthcare companies. At Venrock, Dr. Roshwalb was involved in the valuation, diligence and deal structuring of numerous pharmaceutical and biotechnology companies. Prior to Venrock, Dr. Roshwalb was a senior equity analyst at Piper Jaffray from June 2004 to March 2008 where he published research on specialty pharmaceutical companies. Dr. Roshwalb was in private practice in New York and Board Certified in Internal Medicine before joining the investment community. He received an MBA from the NYU Stern School of Business, and an MD from the Albert Einstein College of Medicine.

Dov Elefant, age 47, has served as our Chief Financial Officer since January 11, 2012. From March 2011 until January 2012, he was Chief Financial Officer of Althera Medical Ltd. and from March 2009 to February 2011 he performed consulting services to a number of companies. He was also the Corporate Controller, from March 2007 to February 2009 for Lev Pharmaceuticals (OTCBB:LEVP), which was acquired by ViroPharma in 2008, Controller and Vice President of Finance and Administration at EpiCept Corporation (NASDAQ:EPCT.PK) from December 1999 to March 2007, Assistant Controller at Tetragenex Pharmaceuticals from November 1998 to October 1999 and held other accounting and finance roles from March 1991 to October 1998. Mr. Elefant holds a B.S. in accounting from Yeshiva University.

Pablo Jimenez, M.D., age 50, has served as our Chief Medical Officer since October 23, 2013. Dr. Jimenez is a senior pharmaceutical executive with more than twenty years of success in clinical development and medical affairs within the respiratory, dermatology, wound healing and oncology therapeutic areas. He brings a strong background in product business development in inflammation, immunology and tissue engineering. Within Novartis Pharma Clinical Development and Medical Affairs, he held positions of increasing responsibility including: Global Clinical Program Leader Apligraf®, Global Project Section Leader Elidel®, Global Brand Medical Director Xolair®, Global Head, Medical Services and Global Head of Medical Education & Communications. Dr. Jimenez worked at Novartis from May 2001 to September 2011. From September 2011 to March 2012, Dr. Jimenez was employed by Sotio, a Czech drug development company, as their Chief Medical Officer, where he was responsible for their global clinical portfolio, including clinical development, marketing strategy and regulatory compliance. From July 2012 to present, he has served as the founder and CEO of Qara Bio-Pharmaceutical Solution, LLC, a boutique medical writing and drug development strategy consulting firm. He received his MD from Central University School of Medicine in Ecuador and Master’s Certificate in Project Management from the George Washington University School of Business and Public Management. Dr. Jimenez did his Post-Doctoral research work at Brown University, Division of Biology and Medicine.

Dr. Jimenez replaced Alan Harris, M.D. as our Chief Medical Officer. Dr. Harris resigned on October 22, 2013. On December 10, 2013, Yuval Cohen, our former President, resigned from our board of directors with no disagreement with our company, and entered into an agreement in connection with the termination of his employment pursuant to which he received a gross payment of $232,600 in consideration of the portion of his base compensation that was deferred over the previous 42 months of service and which included mutual releases among Yuval Cohen and our company.

Board Practices

Our Articles of Association, as amended, provide that our business is to be managed by the board of directors (subject to any directions made by the members of the Company by special shareholder resolution). Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C

Directors who serve a three year term before being subject to re-election at the annual general meeting, provided also that in any two year period, a majority of the board must stand for re-election). Our board of directors currently consists of seven members, classified into the three classes as follows: (1) Gur Roshwalb, Robert F. Doman and Allan Shaw constitute Class A, with a term ending at the 2015 annual general meeting; (2) Amos Eiran and Dr. Johnson Lau constitute Class B, with a term ending at the 2015 annual general meeting; and (3) Mark Cohen and David Sidransky constitute Class C, with a term ending at the 2016 annual general meeting. Mark Cohen serves as Executive Chairman of our board of directors. The following table presents the names of the current members of our board of directors.

The following table sets forth the terms of our directors and when they are up for re-election:

Name	Commencement of Term	Expiration of Office
Mark S. Cohen	December 21, 2004	2016 annual general meeting
Dr. Gur Roshwalb, M.D.	June 19, 2014	2015 annual general meeting
Dr. David Sidransky, M.D.	June 13, 2007	2016 annual general meeting
Dr. Johnson Yiu Nam Lau, M.B.,B.S., M.D., F.R.C.P.	May 2, 2007	2015 annual general meeting
Amos Eiran	June 28, 2012	2015 annual general meeting
Robert F. Doman	June 20, 2013	2015 annual general meeting
Allan Shaw	October 2, 2013	2015 annual general meeting

Committees of the Board of Directors

The Committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee currently consists of three members, appointed by the board of directors: Allan Shaw, Dr. Johnson Yiu-Nam Lau and Amos Eiran, all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. Mr. Shaw is the chairman of our Audit Committee. Our board of directors has determined that Mr. Allan Shaw is the audit committee financial expert.

Compensation Committee

Our Compensation Committee currently consists of three members, appointed by the board of directors: Dr. David Sidransky, Robert F. Doman and Amos Eiran all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Compensation Committee. Dr. Sidransky is the chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, appointed by our board of directors: Mark Cohen, Dr. David Sidransky and Dr. Johnson Lau. Messrs. Sidransky and Lau are independent within the meaning of SEC corporate governance rules of independence for purposes of the Nominating and Corporate Governance Committee. Dr. Lau is the chairman of our Nominating and Corporate Governance Committee.

None of our directors have any service contracts with Celsus or any of our subsidiaries that provide for benefits upon termination of employment.

Scientific Advisors

We seek advice from our scientific advisory board, which consists of a number of leading scientists and physicians, on scientific and medical matters. Our scientific advisory board assesses:

•	our research and development programs;
•	new technologies relevant to our research and development programs; and

•	specific scientific and technical issues relevant to our business.

The current members of our scientific advisory board are:

Name	Position/Institutional Affiliation
Jonathan K. Wilkin, MD, FAAD, FACP and the founding director (retired) of the Division of Dermatology and Dental Products at the US Food and Drug Administration	Jonathan K. Wilkin, MD, the founding director (retired) of the Division of Dermatology and Dental Products at the US Food and Drug Administration, remains active in regulatory matters after over 12 years of FDA service which included membership on the FDA’s Dermatology Drugs Advisory Committee. Before going to the FDA, he was Director of Dermatology at the Ohio State University and Professor of Pharmacology and Medicine. He has over 130 publications in dermatology and clinical pharmacology.
Dr. Wilkin received his BA and MS in zoology from Ohio State University in Columbus, followed by his medical degree from the Ohio State University College of Medicine. After a year of residency in obstetrics and gynecology at the University of Louisville, School of Medicine in Kentucky, he completed a residency in dermatology at the University of Tennessee Health Science in Memphis, where he was Chief Resident.
Dr. Wilkin has served as chairman of the medical advisory board for the National Rosacea Society from 1998 to 2012 as well as having chaired their Expert Committees on the Classification and Staging System for Rosacea. He also serves on the American Academy of Dermatology’s (AAD) Ad Hoc Task Force on the Academy’s Efforts with FDA and on their Environment and Drugs Committee. Dr. Wilkin has been active in the American Society for Clinical Pharmacology and Therapeutics, having chaired the Dermatologic and Allergic Diseases Section and the Constitution and By-laws Committee for several years, as well as serving in other capacities.
Dr. Wilkin is a fellow of both the AAD and the American College of Physicians, a member of the American Dermatological Association and board certified by both the American Board of Dermatology and the American Board of Clinical Pharmacology.
Professor Amy Paller, MD,
MS. Walter J. Hamlin Chair and Professor of Dermatology, Professor of Pediatrics, and Principal Investigator of the NIH-funded Skin Disease Research Center at Northwestern University’s Feinberg School of Medicine	Amy Paller, MD, MS is the Walter J. Hamlin Chair and Professor of Dermatology, Professor of Pediatrics, and Principal Investigator of the NIH-funded Skin Disease Research Center at Northwestern University’s Feinberg School of Medicine. She received her undergraduate and graduate degrees from Brown University and her medical degree from Stanford University. Dr. Paller completed residency training in Pediatrics and Dermatology at Northwestern University and her postdoctoral research fellowship at University of North Carolina. She served on the Board of Directors of the American Academy of Dermatology and the American Dermatological Association, and as President of the Society for Pediatric Dermatology, Society for Investigative Dermatology, and the Women’s Dermatologic Society. An author of more than 350 original publications, Dr. Paller is an NIH-funded investigator who conducts both laboratory-based and often landmark clinical investigations, particularly related to inflammatory skin disease and genetic skin disorders.

Name	Position/Institutional Affiliation
Dr. Carle Paul, Professor and Chairman of the Department of Dermatology at Paul Sabatier University, Toulouse, France	Dr. Carle Paul is Professor and Chairman of the Department of Dermatology at Paul Sabatier University, Toulouse, France. The department is the Dermatology reference center for the 3 million people of the Midi-Pyrenees region and includes inpatient, day-care center and outpatient clinics, a clinical research center (phase I to IV) and teaching facilities. The department comprises 10 full time physicians, 6 residents and 8 part time dermatologists. He completed his dermatology training in 1988 – 1994 in Paris, including a one-year research scholarship in the immunology laboratory of JF Bach at Paris Descartes University and INSERM U25 working on apoptosis induction and mechanism of toxic epidermal necrolysis. Professor Paul holds a master in Fundamental Immunology and a PhD in Pharmacology. He was Board member of the European Academy of Dermatology and Venereology (2007 – 2012) and is currently Secretary General of the EADV (2012 – 2016). He was appointed Junior Lecturer in Dermatology and Director of the Clinical Pharmacology Unit in 1994 – 1997 at Saint Louis Hospital and Paris VII University. In 1998 – 2005, he worked in pharmaceutical research in Basel, Switzerland, while maintaining part-time clinical appointment at the Department of Dermatology, Mulhouse, France. Professor Paul is co-inventor of 8 patents and author of over 200 peer reviewed publications. His areas of research interest are inflammatory skin diseases, mainly atopic dermatitis and psoriasis, pharmacology and clinical drug development.
Dr. Lawrence F. Eichenfield, Chief of Pediatric and Adolescent Dermatology at Rady Children’s Hospital-San Diego, and Professor of Pediatrics and Medicine (Dermatology), at the University of California, San Diego (UCSD) School of Medicine	Dr. Lawrence F. Eichenfield is Chief of Pediatric and Adolescent Dermatology at Rady Children’s Hospital-San Diego, and Professor of Pediatrics and Medicine (Dermatology), at the University of California, San Diego (UCSD) School of Medicine. He earned his medical degree from Mount Sinai School of Medicine in New York, was a pediatric resident and chief resident at Children’s Hospital of Philadelphia, and completed dermatology training at the Hospital of the University of Pennsylvania. He has been board certified in pediatrics, dermatology and pediatric dermatology. He is Editor-in-Chief of Pediatric Dermatology and serves on the editorial boards of multiple journals and periodicals. Dr. Eichenfield has published more than 250 journal articles, chapters and abstracts, and books, and is senior editor of Neonatal & Infant Dermatology, published by Elsevier, and The Eczemas published by Summit Communications. He is Director of Rady Children’s Hospital Eczema & Inflammatory Disease Center and the Vascular Lesion & Birthmark Center. He is past president of the Society for Pediatric Dermatology, has served on the Board of the American Academy of Dermatology, and served as Chair for the 69th Annual Meeting of the American Academy of Dermatology. Dr. Eichenfield is a founding board member and President of the American Acne & Rosacea Society, and is Co-Chair of the Pediatric Dermatology Research Alliance (PeDRA), a collaborative research network.

Name	Position/Institutional Affiliation
Emma Guttman-Yassky, MD, PhD Associate Professor of Dermatology & Immunology, Director, Center For Excellence in Eczema Director, Contact Dermatitis Clinic Director of the Laboratory of Inflammatory Skin Diseases Mount Sinai Hospital, New York	Dr. Emma Guttman-Yassky is an Associate Professor of Dermatology & Immunology and Director of the Center for Excellence in Eczema and the Occupational/Contact Dermatitis Clinic and the Director of the Laboratory of Inflammatory Skin Diseases in the Department of Dermatology at the Icahn School of Medicine at Mount Sinai in New York, and an adjunct associate professor at the Rockefeller University. She earned her MD degree from the Sackler School of Medicine at the Tel-Aviv University, and a PhD degree from the Bar-Ilan University, Ramat-Gan, Israel. Dr. Guttman completed her first dermatology residency at the Dermatology Department at the Rambam Medical Center/Technion Institute in Haifa. After obtaining her Israeli Board certification in dermatology, Dr. Guttman moved to the U.S. to pursue a two-year postdoctoral fellowship as a clinical scholar at The Rockefeller University in the Laboratory for Investigative Dermatology. Upon completion of her fellowship, she became board-certified by the American Board of dermatology after obtaining her second dermatology residency training at the Weill-Cornell Medical College, in New York. Dr. Guttman’s major clinical focus is atopic dermatitis/eczema and contact/occupational dermatitis. She has performed groundbreaking research and published extensively on eczema and inflammatory skin diseases. Emma Guttman is now the pre-eminent dermatologist studying molecular and cellular pathomechanisms of eczema in humans, and made paradigm-shifting observations on the immunologic mechanisms involved, with important therapeutic implications, opening the door to new therapeutic discoveries. She has been the first to identify the importance of the IL-22 cytokine in eczema and has recently received an NIH grant to study the therapeutic effects of blocking Th22 cell/IL-22 in patients with eczema. Her research made paradigm-shifting discoveries on the immunologic basis of eczema in humans, enriching the understanding of the pathophysiology of this common disorder and opening the door to new therapeutic discoveries. She is now testing novel therapeutics developed for eczema in clinical trials aimed to ultimately improve the quality of lives of patients with eczema. She is the recipient of the prestigious Young Investigator Award (2011) from the American Academy of Dermatology, the 2011 recipient of the Dermatology Foundation’s Physician-Scientist Career Development Award, and the Everett C. Fox Award for best clinical research at the Residents & Fellows Symposium of the American academy of dermatology in 2004. Recently, Dr. Guttman has been awarded several important federal and foundation grants. She received a large NIH/NIAMS grant to perform a proof of concept study on the role of Th22 T-cells in atopic dermatitis/eczema using a novel anti IL-22 antibody. She has also secured a grant from the LEO Foundation to study immune and terminal differentiation biomarkers in pediatric AD, as well as an award from the National Institute of Allergy and Infectious Diseases (NIAID) to participate in a multi-center study on the role of infections in AD. She has also received support from pharmaceutical companies, allowing analyses of biopsies of patients with eczema treated with novel therapeutics, underscoring her recognition as an outstanding physician-scientist in the dermatology community.

Name	Position/Institutional Affiliation
Dr. Guttman has made paradigm-shifting discoveries on the immunologic basis of atopic dermatitis/eczema (AD) in humans, enriching the understanding of the pathophysiology of this common disorder and opening the door to new therapeutic discoveries. She is now testing novel therapeutics developed for eczema in clinical trials aimed to ultimately improve the quality of lives of patients with eczema.
She is the recipient of the prestigious Young Investigator Award (2011) from the American Academy of Dermatology, the 2011 recipient of the Dermatology Foundation’s Physician-Scientist Career Development Award, and the Everett C. Fox Award for best clinical research at the Residents & Fellows Symposium of the American academy of dermatology.
Recently, Dr. Guttman has been awarded several important federal and foundation grants. She received a large NIH grant to do a proof of concept study on the role of Th22 T-cells in atopic dermatitis/eczema using a novel anti IL-22 antibody.
She has also secured a grant from the LEO Foundation to study immune and terminal differentiation biomarkers in pediatric AD, as well as an award from the National Institute of Allergy and Infectious Diseases (NIAID) to participate in a multi-center study on the role of infections in AD.
Additionally, she received support from pharmaceutical companies, underscoring her recognition as an outstanding physician-scientist in the dermatology community. She is doing many mechanistic studies involving clinical trials with new therapeutics in patients atopic dermatitis around the globe.
Her research on eczema has contributed directly to the recently developed treatments for this disease, earning her a unique place in dermatology and immunology worldwide. She is now invited to speak not only nationally, but also in Europe and Japan on novel developments in eczema and its therapeutics.
Marc E. Rothenberg MD, PhD
Director, Division of Allergy and Immunology Director, Cincinnati Center for Eosinophilic Disorders Professor of Pediatrics Cincinnati Children’s Hospital Medical Center University of Cincinnati College of Medicine	Dr. Rothenberg is director of the Division of Allergy/Immunology at Cincinnati Children’s Hospital Medical Center and tenured professor of pediatrics at Cincinnati Children’s and University of Cincinnati College of Medicine. He has helped build a top program in research, and his division is a leader in allergy and immunology. His research is focused on molecular analysis of allergic inflammation, primarily on the molecular pathogenesis of eosinophilic esophagitis. His awards include the 2007 E Mead Johnson Award from the Society of Pediatric Research, 2010 National Institutes of Health MERIT Award, and being elected an American Association for the Advancement of Science fellow. His publications number more than 300. He graduated summa cum laude with highest honors in chemistry and biochemistry from Brandeis University and completed the MD/PhD program at Harvard Medical School.

Limitations on Liability and Indemnification Matters

To the extent permitted by the Companies Act 2006, we shall indemnify our directors against any liability. We maintain directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2012 and 2013 to (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) our Chief Medical Officer, our named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gur Roshwalb, M.D., Chief Executive Officer(2)	2013	287,493	115,500	—	173,396	—	—	—	576,389
	2012	—	—	—	—	—	—	—	—
Dov Elefant, Chief Financial Officer	2013	163,472	50,000	—	25,120	—	—	—	238,592
	2012	145,968	—	—	43,144	—	—	—	189,112
Pablo Jimenez, M.D., Chief Medical Officer(3)	2013	40,000	—	—	50,771	—	—	—	90,771
	2012	—	—	—	—	—	—	—	—

(1)	These amounts represent the aggregate grant date fair value for option awards for fiscal years 2012 and 2013, respectively, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 20-F for the years ended December 31, 2012 and 2013.
(2)	Dr. Roshwalb has served as our Chief Executive Officer since March 4, 2013.
(3)	Dr. Jimenez has served as our Chief Medical Officer since October 23, 2013.

Employment and Consulting Agreements

Dr. Gur Roshwalb.  On March 4, 2013, we entered into an employment agreement with Dr. Roshwalb to be our Chief Executive Officer. The employment agreement, which is governed by New York law, is terminable by either party, upon three months’ prior written notice. In addition, we are entitled to terminate Dr. Roshwalb’s employment immediately, under certain circumstances, including, among other things, upon the occurrence of a material, recurring, continuing or fundamental breach of his obligations under the employment agreement, bankruptcy, inability to perform his duties under the employment agreement or criminal conviction under certain circumstances.

The annualized salary of Dr. Roshwalb shall be $350,000, plus reimbursement of out-of-pocket expenses incurred by him in the course of his duties. The board of directors will review Dr. Roshwalb’s salary annually, although it is not obligated to increase it. In addition, he is entitled to receive an option to purchase 560,000 Ordinary Shares under our stock option plan as soon as practicable following our June 2013 Annual General Meeting. The exercise price of such option will be equal to the greater of $2.00 per Ordinary Share or the fair market value (as such term in defined by the option plan) of an Ordinary Share on the effective date of the grant. On each anniversary of the effective grant date, 25% of the shares subject to the option shall vest, subject to Dr. Roshwalb’s continued employment on each such vesting date and full vesting upon a change of control. Upon our closing of a financing of issued securities of no less than $15,000,000, Dr. Roshwalb shall be granted an option to purchase 100,000 Ordinary Shares under our option plan, which shall have the same exercise price and same vesting provisions as set forth above. At the sole discretion of the Board of Directors or the Compensation Committee of the Board, following each calendar year of employment, Dr. Roshwalb shall be eligible to receive an additional cash bonus of up to thirty-three percent (33%) of his base salary, based on the attainment of certain clinical development, and/or business milestones to be established annually by the Board or the Compensation Committee. On September 24, 2013, Dr. Roshwalb was granted options to purchase up to 660,000 Ordinary Shares under the ESOP at an exercise price of $2.00, which options fully vest on September 24, 2017.

Upon termination of Dr. Roshwalb’s employment without cause, in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 12 months of base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments. Dr. Roshwalb shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of twelve (12) months following the date of termination.

The employment agreement includes a non-competition covenant that, during the term of his employment by us, Dr. Roshwalb cannot be involved, directly or indirectly, in any competing activity or any activity that may pose competition to or harm us, and for a period of six months after the termination of the agreement with us, to be involved in or provide any consultation services to any business that competes, or that is likely to compete with our business. Dr. Roshwalb also cannot engage in any activity outside the scope of his employment without our prior approval. Dr. Roshwalb is also obligated to keep confidential the confidential information of our company. In addition, the intellectual property and the technology that are developed during the provision of these services will be owned by us.

Dov Elefant.  Effective January 11, 2012, we entered into an employment agreement with Mr. Elefant, our Chief Financial Officer. The employment agreement, which is governed by English law, is terminable by either party, upon three months’ prior notice. In addition, we are entitled to terminate Mr. Elefant’s employment immediately, under certain circumstances, including, among other things, upon the occurrence of a material, recurring, continuing or fundamental breach of his obligations under the employment agreement, bankruptcy, inability to perform his duties under the employment agreement or criminal conviction under certain circumstances. The board of directors will review Mr. Elefant’s salary annually, although it is not obligated to increase it.

The annualized salary of Mr. Elefant was $150,000, plus reimbursement of out-of-pocket expenses incurred by him in the course of his duties. Effective with the closing of the September private placement, Mr. Elefant annualized salary increased to $200,000. Under the terms of his employment agreement, on June 20, 2012, the Board granted Mr. Elefant options to purchase up to 40,000 Ordinary Shares under the ESOP at an exercise price of $1.56 per share, which options fully vested on January 11, 2013. On September 24, 2013, Mr. Elefant was granted options to purchase up to 100,000 Ordinary Shares under the ESOP at an exercise price of $2.00, which options fully vest on July 1, 2014.

The employment agreement includes a non-competition covenant that, during the term of his employment by us, Mr. Elefant cannot be involved, directly or indirectly, in any competing activity or any activity that may pose competition to or harm us, and for a period of six months after the termination of the agreement with us, to be involved in or provide any consultation services to any business that competes, or that is likely to compete with our business. Mr. Elefant also cannot engage in any activity outside the scope of his employment without our prior approval. Mr. Elefant is also obligated to keep confidential the confidential information of our Company. In addition, the intellectual property and the technology that are developed during the provision of these services will be owned by us.

Pablo Jimenez, M.D.  On October 23, 2013, we entered into an employment agreement with Dr. Pablo Jimenez to be our Chief Medical Officer. The employment agreement, which is governed by New York law, is terminable by either party upon three months’ prior notice. In addition, we are entitled to terminate Dr. Jimenez’s employment immediately, under certain circumstances, including, among other things, upon the occurrence of a material, recurring, continuing or fundamental breach of his obligations under the employment agreement, bankruptcy, inability to perform his duties under the employment agreement and criminal conviction under certain circumstances.

The annualized salary of Dr. Jimenez shall be $240,000 (or $20,000 per month), plus reimbursement of out-of-pocket expenses incurred by him in the course of his duties. In addition, he is entitled to receive options to purchase 200,000 Ordinary Shares under our ESOP plan, of which 70,000 shares of the Ordinary Shares are subject to attainment of certain clinical development, and/or business milestones over the course of the next sixteen (16) months as follows: execution and completion of first interpretable results in atopic dermatitis trial, and IND filing/acceptance. At the sole discretion of the Board of Directors, following each calendar year of employment, Mr. Jimenez shall be eligible to receive an additional cash bonus of up to twenty-five percent (25%) of his base salary, based on the attainment of certain clinical development, and/or business milestones over the course of the next sixteen (16) months.

The employment agreement includes a non-competition covenant that, during the term of his employment by us, Dr. Jimenez cannot be involved, directly or indirectly, in any competitive activity or any other activity that may pose competition to or harm us, and for a period of six months after the termination of employment with us, to be involved in or provide any consultation services to any business that competes, or that is likely to compete with our business. Also, Dr. Jimenez may not engage in any activity outside the scope of his employment without our prior approval. Dr. Jimenez is also obligated to keep confidential the confidential information of our Company. Moreover, the intellectual property and the technology that are developed during the provision of these services will be owned by us.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gur Roshwalb, M.D.	—	560,000	(1)	—		2.00	9/24/2023
	—	100,000	(2)	—		2.00	9/24/2023
Dov Elefant	40,000	—		—		1.56	1/11/2022
	—	100,000	(2)	—		2.00	7/1/2023
Pablo Jimenez, M.D.	—	130,000	(3)	—		0.57	11/1/2023
	—	—		70,000	(4)	0.57	11/1/2023

(1)	These options were granted on September 23, 2013, and are exercisable over a four-year period with one-fourth of the options granted vesting on September 23 each year through 2017.
(2)	These options were granted on September 23, 2013, and are fully exercisable on July 1, 2014.
(3)	These options were granted on November 1, 2013, and are exercisable over a four-year period with one-fourth of the options granted vesting on November 1 each year through 2017.
(4)	These options were granted on November 1, 2013, and will vest upon attainment of certain clinical development milestones.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,991,690	$1.41	2,873,310
Equity compensation plans not approved by security holders	—	—	—
Total	2,991,690	$1.41	2,873,310

2007 Stock Option Plan

On August 28, 2007, our Board of Directors approved the 2007 Stock Option Plan, or the 2007 Stock Option Plan, amended on April 26, 2012, June 20, 2012 and April 29, 2013. Our shareholders approved the 2007 Stock Option Plan on June 20, 2013. The purpose of the 2007 Stock Option Plan is to provide an additional incentive to employees, officers, directors, consultants and other service providers of Celsus and any parent or subsidiary of Celsus (each as defined in the 2007 Stock Option Plan) to further the growth, development and financial success of our company by providing them with opportunities to purchase our shares pursuant to the 2007 Stock Option Plan and to promote the success of our business. The material terms of the 2007 Stock Option Plan are set forth below.

The option plan is administered by our board of directors and grants are made pursuant thereto by the Compensation Committee. The aggregate number of Ordinary Shares that may be issued upon exercise of options under the 2007 Stock Option Plan shall not exceed 3,865,000 Ordinary Shares. Our board of directors may, at any time during the term of the 2007 Stock Option Plan, increase the number of shares available for grant under the 2007 Stock Option Plan. Options may be granted at any time. As of November 17, 2014, options to purchase 2,686,690 of our Ordinary Shares were outstanding under the 2007 Stock Option Plan. Unless sooner terminated, the Plan shall expire on the tenth anniversary of its effective date, or August 28, 2017.

The per share exercise price for the shares to be issued pursuant to the exercise of an option shall be such price as determined by our board of directors and set forth in the individual option agreement, subject to any guidelines as may be determined by our board of directors from time to time, provided, however, that the exercise price shall be not less than the par value of the shares underlying the option, and subject to other conditions set forth in the 2007 Stock Option Plan.

Options are exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the 2007 Stock Option Plan. In general, an option, or any part thereof, may not be exercised unless the optionee is then a service provider of our company or any parent or subsidiary thereof (as each such term is defined in the 2007 Stock Option Plan). Any tax consequences arising from the grant or exercise of any option from the payment for shares covered thereby, the sale or disposition of such shares and any other expenses are the responsibility of the optionee unless otherwise required by applicable law.

The table below sets forth the material terms of the outstanding options that were granted by us to our directors and executive officers as of December 31, 2013:

Optionee	Date of Grant	No. of Options Granted	Exercise Price	Vesting Date	Expiration
Robert Doman	September 24, 2013	70,000	$2.00	April 29, 2016	April 29, 2023
Allan Shaw	October 2, 2013	100,000	$2.00	October 2, 2016	October 2, 2023
Dov Elefant	April 26, 2012	40,000	$1.56	Fully vested	January 11, 2022
	September 24, 2013	100,000	$2.00	July 1, 2014	July 1, 2023
Gur Roshwalb	September 24, 2013	660,000	$2.00	September 24, 2017	September 24, 2023
Pablo Jimenez	November 1, 2013	130,000	$0.57	November 1, 2017	November 1, 2023
	November 1, 2013	70,000	$0.57	May 1, 2015(2)	November 1, 2023

(1)	Exercise price of £0.80 converted using exchange rate of January 2, 2014.
(2)	Exercise price of £0.79 converted using exchange rate of January 2, 2014.

On March 19, 2012, annual cash compensation for the non-employee directors was established at $10,000 per year for four board meetings per year (or $2,500 per meeting) as well as $4,000 per year for the Chairman of each committee; commencing on the first day of the month after the Company completes a Permitted Private Placement as defined in the Purchase Agreement.

On April 29, 2013, annual cash compensation for the non-employee directors (excluding Prof. Yedgar and Dr. Cohen) was established at $25,000 per year, $10,000 per year for the Chairman of each committee and $10,000 per year for the Executive Chairman; commencing on the completion of September 2013 private placement. On September 24, 2013, we granted 100,000 options each to Mark Cohen, David Sidransky and 70,000 options each to Johnson Lau, Amos Eiran and Robert Doman. On October 2, 2013, we granted 100,000 options to Allan Shaw.

We have agreed to indemnify our directors and executive officers to the extent permitted by our director and officer liability insurance and English law.

We do not have, and have not had in the past, any bonus or profit-sharing plans, nor have we set aside or accrued any amounts to provide pension, retirement or similar benefits.

2014 Plan

In order to retain qualified individuals, the Board previously established the 2007 Stock Option Plan The Company currently has issued Options representing 2,686,690 Ordinary Shares under the 2007 Stock Option Plan.

In acknowledgement of the Company’s status as a NASDAQ Capital Market listed company, and in order to comply with new laws put in place since 2007, on June 19, 2014, our Board of Directors approved the 2014 Equity Incentive Plan (the “2014 Plan”). Our shareholders approved the 2014 Plan on June 19, 2014. The purpose of the 2014 Plan is to to enable the Company to continue to attract and retain professional personnel for the purposes of executing its clinical development plan. The material terms of the 2014 are set forth below.

The option plan is administered by our board of directors and grants are made pursuant thereto by the Compensation Committee. The aggregate number of Ordinary Shares that may be issued upon exercise of options under the 2014 Plan shall be the sum of: (i) 3,033,310 Ordinary Shares and (ii) any Ordinary Shares that are represented by awards granted under the Company’s 2007 Stock Option Plan that are forfeited, expire or are cancelled without delivery of Ordinary Shares or which result in the forfeiture of Ordinary Shares back to the Company on or after June 19, 2014, or the equivalent of such number of Ordinary Shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the 2014 Plan; provided, however, that no more than 2,831,690 Ordinary Shares shall be added to the 2014 Plan pursuant to subsection (ii). Options may be granted at any time. As of November 17, 2014, options to purchase 305,000 of our Ordinary Shares were outstanding under the 2014 Plan. Unless sooner terminated, the Plan shall expire on April 30, 2024.

The per share exercise price for the shares to be issued pursuant to the exercise of an option shall be such price as determined by our board of directors and set forth in the individual option agreement, subject to any guidelines as may be determined by our board of directors from time to time, provided, however, that the exercise price shall be not less than the par value of the shares underlying the option, and subject to other conditions set forth in the 2014 Plan.

Options are exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the 2014 Plan. In general, an option, or any part thereof, may not be exercised unless the optionee is then a service provider of our company or any parent or subsidiary thereof (as each such term is defined in the 2014 Plan). Any tax consequences arising from the grant or exercise of any option from the payment for shares covered thereby, the sale or disposition of such shares and any other expenses are the responsibility of the optionee unless otherwise required by applicable law.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Mark S. Cohen	17,500	24,543	(2)	42,043
Robert Doman	12,500	17,180	(3)	29,680
Amos Eiran	12,500	17,180	(3)	29,680
Johnson Yiu Nam Lau, M.B., B.S., M.D., F.R.C.P.	12,500	17,180	(3)	29,680
Allan Shaw	17,500	24,510	(4)	42,010
David Sidransky, M.D.	17,500	24,543	(2)	42,043

(1)	These amounts represent the aggregate grant date fair value of options granted to each director during the year ended December 31, 2013 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013.
(2)	Fair value of the options granted on September 24, 2013 was $0.25 per share. 100,000 options remain outstanding as of December 31, 2013.
(3)	Fair value of the options granted on September 24, 2013 was $0.25 per share. 70,000 options remain outstanding as of December 31, 2013.
(4)	Fair value of the options granted on October 2, 2013 was $0.25 per share. 100,000 options remain outstanding as of December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our audit committee charter, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us have or will have a direct or indirect material interest.

The following discloses, since January 1, 2011, certain related party transactions involving us.

The law firm of Pearl Cohen Zedek Latzer Baratz LLP, or PCZL, represents us in intellectual property and commercial matters. Mark Cohen, the Chairman of our board of directors, is a senior partner in PCZL. PCZL charges us for services it renders on an hourly basis and expenses incurred. For the nine months ended September 30, 2014 and years ending December 31, 2013, 2012 and 2011, we received invoices from PCZL for services rendered and expenses incurred for approximately $576,000, $555,000, $365,000 and $,413,000, respectively. In 2012, we agreed with PCZL to satisfy $309,000 of the then outstanding balance owed to PCZL by our issuance on February 12, 2012, of a warrant to purchase up to 309,492 our Ordinary Shares at an exercise price of $2.00 per share, such warrant to expire on February 12, 2017, or the PCZL Warrant. We intend to continue using the legal services of PCZL in the future.

On January 18, 2005, Prof. Yedgar granted Mark Cohen a call option to purchase up to 50,700 Ordinary Shares at a purchase price of $0.016 per share and (ii) on March 12, 2007, Prof. Yedgar granted Mark Cohen a call option to purchase up to 152,000 Ordinary Shares at £0.01 per share, as amended on March 1, 2011.

In March 2012, the members of the board of directors unconditionally waived any director’s cash compensation for their service from March 2012 until the Company will raise an aggregate financing of at least $15,000,000 in private placement issuances.

From January 2012 through September 2013, we sold an aggregate of 280,025 Ordinary Shares to Mark Cohen, our Executive Chairman, at a price of $2.00 per share, for total gross proceeds of $560,050. In connection with such purchases, Mr. Cohen also received warrants to purchase an aggregate of 182,450 Ordinary Shares, at an exercise price of $2.00 per share.

On April 30, 2013, we sold an aggregate of 25,000 Ordinary Shares to Gur Roshwalb, our Chief Executive Officer, at a price of $2.00 per share, for total gross proceeds of $50,000. In connection with such purchase, Dr. Roshwalb also received warrants to purchase an aggregate of 12,500 Ordinary Shares, at an exercise price of $2.00 per share. In addition, on September 24, 2013, we sold an aggregate of 87,719 ordinary shares for a purchase price of $50,000 and also on September 24, 2013, in connection with the most favored nation terms, Dr. Roshwalb exchanged his warrants for an additional 62,719 Ordinary Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our outstanding Ordinary Shares as of November 17, 2014:

•	each of our directors and executive officers individually;
•	all of our directors and executive officers as a group; and
•	each person known to us to own beneficially 5% or more of our Ordinary Shares.

Beneficial ownership generally includes voting or investment power over securities. Percentage of beneficial ownership is based on 55,636,283 of our Ordinary Shares outstanding as of November 17, 2014.

Our principal shareholders do not have different or special voting rights.

Unless otherwise noted, the principal address of each of the directors and officers listed below is Celsus Therapeutics Plc, 53 Davies Street, London, United KingdomW1K 5JH.

	Number of Ordinary Shares Beneficially Owned(1)		Percentage of Ordinary Shares Beneficially
Directors and Executive Officers
Mark S. Cohen	2,144,540	(2)	3.8%
Dr. Johnson Yiu Nam Lau, M.B.,B.S., M.D., F.R.C.P.	171,583	(3)	*
David Sidransky, M.D.	329,402	(4)	*
Amos Eiran	63,333	(5)	*
Dov Elefant	180,000	(6)	*
Gur Roshwalb, M.D.	460,438	(7)	*
Pablo Jimenez, M.D.	32,500	(8)	*
Robert F. Doman	48,333	(9)	*
Allan Shaw	111,863	(10)	*
All directors and officers as a group (9 persons)	3,541632		6.3%
5% or More Shareholders
Baker Bros. Advisors LP and affiliates	6,929,822	(11)	12.5%
Franklin Advisors, Inc.	7,017,544	(12)	12.6%
Broadfin Capital	4,708,772	(13)	8.5%
Sabby Management, LLC	7,780,300	(14)	14.0%
Prof. Saul Yedgar, Ph.D.	3,793,375	(15)	6.8%

*	Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes Ordinary Shares subject to options and other convertible securities that are exercisable or convertible within 60 days of November 17, 2014. Except as indicated by footnote, to our knowledge, all persons named in the table above have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned. Beneficial ownership of 5% or more shareholders is based solely on information disclosed in Schedule 13Gs and Form 4s filed with the SEC.

(2)	Includes options to purchase, 136,500 Ordinary Shares at an exercise price of £0.80 per share (or $1.30) which expire on August 28, 2017 and 60,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on June 20, 2022, 75,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 65,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024, warrants to purchase 182,450 Ordinary Shares at an exercise price of $2.00 per share and two call options to purchase from Prof. Yedgar (i) up to 50,700 Ordinary Shares at a purchase price of $0.016 per share, and (ii) up to 152,000 Ordinary Shares at £0.01 per share, as amended on March 1, 2011, which expire on January 18, 2015 and March 12, 2017, respectively. This figure does not take into account a warrant issued to Pearl Cohen Zedek Latzer Baratz Law Office, or PCZL, on February 12, 2012, to purchase 309,492 ordinary Shares at an exercise price of $2.00 per share; Mark Cohen is a senior partner in PCZL. His business address is Pearl Cohen Zedek Latzer Baratz, LLP, 1500 Broadway, 12th Floor, New York, NY 10036, United States of America.
(3)	Consists of options to purchase 68,250 Ordinary Shares at an exercise price of £0.80 per share (or $1.30), which expire on August 28, 2017, 30,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on June 20, 2022, 25,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023 and 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024. Dr. Johnson’s business address is c/o Kinex Pharmaceuticals, 701 Ellicott Street, Buffalo, New York 14203.
(4)	Includes options to purchase 128,477 Ordinary Shares at an exercise price of £0.80 per share (or between $1.29 and $1.30), 68,250 Ordinary Shares which expire on August 28, 2017, and 60,227 Ordinary Shares which expire on February 5, 2018. In addition, includes options to purchase 30,000 Ordinary Shares at an exercise price of $1.56 per share which expire on June 20, 2022, 25,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 33,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023 and 45,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share which expire February 12, 2017. Dr. Sidransky’s business address is 17 Pinsker Street, Rehovot, Israel 7630825.
(5)	Includes options to purchase 15,000 Ordinary Shares at an exercise price of $2.00 which expire on June 28, 2022, 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023 and 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024. Mr. Eiran’s business address is 2 Avner Street, Herzlia, Israel 4670402.
(6)	Includes options to purchase 40,000 Ordinary Shares at an exercise price of $1.56 which expire on January 11, 2022, 100,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on July 1, 2023 and 40,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(7)	Includes options to purchase 165,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on September 24, 2023 and 120,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(8)	Includes options to purchase 32,500 Ordinary Shares at an exercise price of $0.57 per share, which expire on November 1, 2023.
(9)	Includes options to purchase 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023 and 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(10)	Includes options to purchase 33,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023 and 45,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(11)	The number of shares beneficially owned before the offering includes 4,557,332 Ordinary Shares directly owned by Baker Brothers Life Sciences, L.P. (“Life Sciences”), a limited partnership, the sole general partner of which is Baker Brothers Life Sciences Capital, L.P., a limited partnership, the sole general partner of which is Baker Brothers Life Sciences Capital (GP), LLC, 591,452 Ordinary Shares directly owned by 667, L.P. (accounts #1 and #2) (“667”), a limited partnership, the sole general partner of which is Baker Biotech Capital, L.P., a limited partnership, the sole general partner of which is Baker Biotech Capital (GP), LLC, and 114,378 Ordinary Shares directly owned by 14159, L.P. (“14159” and together with Life Sciences, 667 and 14159, the “Baker Entities”), a limited partnership, the sole general partner of which is 14159 Capital, L.P., a limited partnership, the sole general partner of which is 14159

Capital (GP). Julian C. Baker and Felix J. Baker are the controlling members of the general partners of the general partners of the Baker Entities. Baker Bros. Advisors LP and affiliates (the “Adviser”) serves as the Investment Adviser to each of the Baker Entities. Pursuant to amended and restated management agreements between the Adviser, each of the Baker Entities and the general partners of the Baker Entities, the Adviser has complete and unlimited discretion and authority with respect to the Baker Entities investments and voting power over investments. Julian C. Baker and Felix J. Baker are the principals of the Adviser and each may be deemed to control the Adviser and to indirectly beneficially own the shares beneficially owned by it. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of the securities directly owned by the Baker Entities, and this disclosure shall not be deemed to be an admission that Julian C. Baker and/or Felix J. Baker are the beneficial owners of such securities for purposes of Section 13(d) or any other purpose. The address for Baker Bros. Advisors LP and its affiliates is 667 Madison Avenue, 21st Floor, New York, NY 10065.
(12)	Franklin Advisors, Inc. (“FAV”), an indirectly wholly owned subsidiary of a public traded company, Franklin Resources, Inc. (“FRI”), is the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to Franklin Strategic Series — Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address for FAV is One Franklin Parkway, Building 920, San Mateo, CA 94403.
(13)	Broadfin Capital, LLC serves as investment adviser to Broadfin Healthcare Master Fund, LTD with the power to direct investments and/or sole power to vote the shares owned by Broadfin Healthcare Master Fund, LTD. Kevin Kotler, a natural person, is the Managing Member of Broadfin Capital, LLC. Mr. Kotler has voting and dispositive power over the shares held by Broadfin Healthcare Master Fund, LTD. Mr. Kotler disclaims beneficial ownership of all shares beneficially owned, except to the extent of his pecuniary interests in such shares. The address for Broadfin Capital, LLC is 237 Park Avenue, Suite 900, New York, NY 10017.
(14)	Sabby Healthcare Volatility Master Fund, Ltd. has indicated that Hal Mintz has voting and investment power over the shares held by it. The Sabby Healthcare Volatility Master Fund, Ltd. has also indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein. The address for Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey, 07458.
(15)	Includes the purchase of shares as described in footnote (2) above and the deduction of 101,400 Ordinary Shares purchased by the Yedgar Family Trust on January 24, 2012 by exercising a warrant granted by Prof. Yedgar. Prof. Yedgar’s business address is c/o Department of Biochemistry, Hebrew University-Hadassah Medical School, Jerusalem, Israel 91120.

DESCRIPTION OF SECURITIES

The following description of certain of the rights and restrictions attaching to our share capital is intended as a summary only and is qualified in its entirety by reference to our amended and restated Articles of Association, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Dividend Rights.  Our Articles provide that our board of directors may, subject to the applicable provisions of the Companies Act 2006, from time to time, pay such dividend as may appear to the board of directors to be justified by the distributable profits of the company. Dividends may also be declared by the shareholders in general meeting upon the recommendation of the directors. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future (and the circumstances in which dividend rights may be suspended referred to in the Limitation on Owning Securities section below), holders of Ordinary Shares are entitled to receive dividends according to the the amounts paid up (which is generally accepted to mean the prorportion of the nominal value of the shares paid-up. ignoring any premium paid or payable on them) on account of the shares they respectively hold at the record date for the dividend appointed by the Company. Under the Companies Act 2006, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits available for distribution, as defined under the Companies Act 2006. Additionally, under the Companies Act 2006, a public limited company cannot pay a dividend unless its net assets are not less than its called-up share capital and undistributable reserves and will not become less as a result of the proposed dividend.

Voting Rights.  Holders of Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders provided that no monies are due for payment by the holder on the shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future and are also capable of suspension in the circumstances referred to in the Limitation on Owning Securities section below.

The Ordinary Shares do not have cumulative voting rights in the election of directors. As a result, holders of Ordinary Shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting). At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles.

The actions necessary to change the rights of holders of the Ordinary Shares are as follows: the rights of the shareholders would need to be altered by way of a special resolution requiring the approval of 75% votes of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares, or the written consent in writing of the holders of at least 75% of the nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares).

Liquidation Rights.  In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of Ordinary Shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions.  We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Capital Calls.  Under our Articles and the Companies Act 2006, the liability of our shareholders (in their capacity as such) is limited to the amounts agreed to be paid up on the shares held by them upon their issue (both as to nominal value and any share premium).

Transfer of Shares.  Fully paid Ordinary Shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

The Articles state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid, or if the transfer: is in respect of more than once class of share; or is in favour of more than four transferees; or is not duly stamped (if required); or is made in breach of applicable rules or regulations; or not accompanied with the certificate relating to the shares concerned and any other evidence that the directors may reasonably require relating to the title of the transferor to the shares and its capacity to transfer them. See also the restrictions in respect of transfer referred to in the Transfer Restrictions and Limitation on Owning Securities sections below.

Preemptive Rights.  The Companies Act 2006 confers on our shareholders preemptive rights with respect to new issuances of equity securities for cash consideration, which rights are capable of being disapplied by special shareholder resolution. On June 28, 2012, our shareholders authorised the allotment by the Company of equity securities (including subscription rights/warrants) with an aggregate nominal value of up to £50,000,000 non pre-emptively. This authority lasts until June 28, 2017, unless it is revoked early.

Modification of Rights

Subject to the provisions of the Companies Act 2006, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is one person holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Transfer Restrictions

Upon the listing of our shares on a Regulated Market (as defined by the Financial Services and Markets Act 2000, the AIM market of the London Stock Exchange, the New York Stock Exchange, the NYSE Amex, NASDAQ and similar securities exchanges), the board may decide that up to 100% of each shareholders’ free shares (i.e. unrestricted shares under the applicable rules and regulations) shall be restricted to sale or transfer according to the following provisions, such shares as restricted by the board being Restricted Shares: (i) during the first six months commencing on the date of the listing, no transfer of Restricted Shares is permitted; (ii) as of the seventh and eighth month following the date of the listing, such a shareholder may transfer shares that constitute up to 12.5% of his Restricted Shares per month; and (iii) as of the ninth month following the date of the listing, the remaining Restricted Shares are no longer considered restricted.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy or by representative (in the case of a corporation), who hold shares constituting in the aggregate at least 15% of our outstanding share capital. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act 2006 and the Articles, each shareholder of record entitled to vote at the meeting must be provided at least 14 clear days’ prior notice of any general shareholders’ meeting and 21 clear days’ prior of an annual general meeting (unless, in the case of an annual general meeting all members entitled to attend and vote at the meeting, or in the case of a general meeting, a majority of the members entitled to attend and vote who hold not less than 95 per cent. of the voting shares (excluding treasury shares), agree to shorter notice). Subject to the provisions of the Companies Act 2006, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act 2006. General meetings must also be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act 2006.

Limitation on Owning Securities

Our Articles do not restrict in any way the ownership or voting of Ordinary Shares on grounds of non-residency of a shareholder in the UK. Furthermore, there is no longer an obligation of a shareholder of a UK company which is a non-listed (in the UK or EU) company to voluntarily disclose his shareholding unless, required to do so by the company. The company may serve a demand on a person under section 793 to the Companies Act 2006 requiring that person to give information about the person’s interest (if any) in shares of the company, following which that person is required to disclose any such interest to the company. Under the our Articles, if a shareholder fails to give the information required by the section 793 notice in respect of the shares that are the subject of the notice within 14 days of the service of the notice, the board may serve a disenfranchisement notice on the holder of such shares, following which (unless the board determines otherwise): the shares cease to confer the right to attend and vote at general meetings or at meetings of the class of the relevant shares; if such shares represent at least 0.25% in nominal value of the issued shares of a class (excluding shares held as treasury shares), then the shares cease to confer dividend rights and the right of the holder to transfer the shares is restricted. Such sansctions cease to apply cease to apply upon the required information being provided to the satisfaction of the board (or the shares being transferred in limited circumstances prescribed by the Articles).

Change in Control

We can, with the authority of shareholders, issue additional shares with any rights or restrictions attached to them as long as not restricted by any rights attached to existing shares (or, if so restricted, provided that the rights attaching to the relevant classes of existing share are varied in order to permit the allotment of the new shares — see the Modification of Rights section above). On June 28, 2012, our shareholders authorised the allotment by the Company of shares and subscription rights/warrants in respect of shares with an aggregate nominal value of up to £50,000,000 non pre-emptively. This authority lasts until June 28, 2017, unless it is revoked early. The allotment of shares carrying preferential rights to existing shares may not in all circumstances constitute a variation or abrogation of the rights attaching to existing shares. Accordingly, it may be possible for the rights or restrictions attaching to new shares to be decided by the directors without any shareholder or class of shareholder approval being required, unless the resolution authorizing the directors to allot the shares stipulates the class of shares and/or the rights and restrictions that are to attach to the new shares. The June 28, 2012 allotment authority does not so restrict the class of shares that may be allotted by directors under the authority or stipulate the rights and restrictions to apply to any new shares. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding Ordinary Shares could have the effect of delaying, deferring or preventing change of control of our company.

In addition, as discussed above under “— A. Directors and Senior Management” and Voting Rights, our board of directors is divided into three classes for purposes of election and not all directors are required to submit themselves for re-election annually. This would make it difficult for shareholders to replace the entire board at a single meeting unless the special procedure for the removal of directors under the Companies Act 2006 is followed (see Differences in Corporate Law below), and so this could also have the effect of delaying, deferring or preventing a change in control of our company.

We may in the future be subject to the UK Takeover Code which is not binding on our company at the present time. Nevertheless, the UK Takeover Code could apply to our company under certain circumstances in the future. If that were to occur, each person who, when taken together with persons acting in concert with him, acquires an interest in shares which carry 30% or more of our voting rights, or any person who, together with persons acting in concert with him, is interested in shares which carry between 30% and 50% of the voting rights in us, and such person, or his concert parties, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, could, in most circumstances, be required to make an offer for all the shares in our company under the terms of the UK Takeover Code.

Drag Along

If any shareholder or shareholders holding in aggregate 75% or more of the issued Ordinary Shares wish to transfer such shares in a transaction or series of related transactions to a third party, such selling shareholders may require all remaining shareholders to offer the Ordinary Shares held by them to the proposed buyer.

Our Articles do not have conditions governing changes in our capital which are more stringent than those required by law.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

	England and Wales	Delaware
Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually (unless a resolution has first been passed approving the proposal of the appointment of the directors together without a vote against such resolution being received).	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting	Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

	Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder entitled to vote at the meeting may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Preemptive Rights	Under the Companies Act 2006, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

England and Wales	Delaware
Liability of Directors and Officers	Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan other than costs or liabilities arising in respect of criminal or regulatory proceedings against the director that are successful).	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
• any breach of the director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.

England and Wales	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding voting rights attached to any treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding shares held as treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders entitled to vote representing a simple majority of the total voting rights of shareholders present (in person or by proxy) or who cast their vote in advance. Special resolutions require the affirmative vote on a show of hands of not less than 75% of the votes cast by shareholders present (in person or by proxy) and entitled to vote at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders entitled to vote representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) or who have cast their vote in advance.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•

the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the board of directors; and approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

• the approval of the court.

Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
• to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
• to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
• to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
• to exercise independent judgment;
• to exercise reasonable care, skill and diligence;
• not to accept benefits from a third party conferred by reason of his being a director or doing (or not doing) anything as a director; and
• a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

	England and Wales	Delaware
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and
• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
• state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

City Code on Takeovers and Mergers

Since our place of central management and control is not in the United Kingdom, we are currently not subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a)	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or
(b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs that would not also apply if such holders were resident in the United Kingdom, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares that would not also apply to a non-resident holder if the holder was resident in the UK.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of ten (10) Ordinary Shares deposited with State Street Bank & Trust Company, having its principal office at 525 Ferry Road, Crewe Toll, Edinburgh, EH5 2AW Scotland, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Ordinary Shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•	Shares. The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses in connection with that distribution.
•	Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.
•	Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.
•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.
•	The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our Ordinary Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our Ordinary Shares, the depositary will cause ownership of the appropriate whole number of our Ordinary Shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional Ordinary Share or (ii) sell or cause to be sold the fractional Ordinary Shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only by mail and in respect of a number of ADSs representing an integral number of our Ordinary Shares or other deposited securities. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the United Kingdom and the provisions of our constitutive documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Ordinary Shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

Fees and Charges

As a holder of American Depository Shares, or ADSs, you will be required to pay the following service fees to the depositary bank:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase ADSs additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been Ordinary Shares and the Ordinary Shares had been deposited for issuance of ADSs
Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank
Transfer of ADRs	$1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in the United Kingdom (i.e., upon deposit and withdrawal of Ordinary Shares).
•	Expenses incurred for converting foreign currency into U.S. dollars.
•	Expenses for cable, telex and fax transmissions and for delivery of securities.
•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Ordinary Shares are deposited or withdrawn from deposit).
•	Fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.
•	Fees and expenses incurred in connection with complying with exchange control regulations and any other regulatory requirements that are not currently applicable but may arise or become applicable to Ordinary Shares, deposited securities, ADSs and ADRs.
•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the American Depository Receipt, or ADR, program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your

ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Ordinary Shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the Ordinary Shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to t4ime because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;
•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;
•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;
•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;
•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and
•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Ordinary Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Ordinary Shares;
•	when you owe money to pay fees, taxes and similar charges; or
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver Ordinary Shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive ADSs instead of Ordinary Shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Ordinary Shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such Ordinary Shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such Ordinary Shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such Ordinary Shares or ADSs in its records, and (e) unconditionally guarantees to deliver such Ordinary Shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and Shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding      ADSs representing approximately      % of our ordinary shares outstanding. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while we have applied to have the ADSs approved for listing on the Nasdaq Capital Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

In connection with this offering, we expect to enter into, and each of our directors and officers, has entered into, lock-up agreements described under “Underwriting” in this prospectus that restrict the sale of ordinary shares and ADSs for up to 90 days after the date of this prospectus, subject to an extension in certain circumstances. After the expiration of the 180 day period, the ordinary shares or ADSs held by our directors and officers may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

In general, under Rule 144, a person (or persons whose ordinary shares or ADSs are aggregated):

•	who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and
•	who has beneficially owned the ordinary shares or ADSs proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate,

is entitled to sell his ordinary shares or ADSs without restriction, subject to our compliance with the reporting obligations under the Securities Exchange Act of 1934.

In general, under Rule 144, a person who is our affiliate and has beneficially owned ordinary shares or ADSs for at least six months is entitled to sell within any three-month period a number of ordinary shares or ADSs that does not exceed the greater of:

•	1.0% of the number of ordinary shares then outstanding, which is expected to equal approximately ordinary shares immediately after this offering; and
•	the average weekly trading volume of the ordinary shares in the form of ADSs during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with Securities Exchange Act of 1934 reporting obligations.

In addition, in each case, these shares would remain subject to any lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that ordinary shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold in some other manner outside the United States without requiring registration in the United States.

Equity Incentive Plans

On August 13, 2014, we filed with the SEC a registration statement on Form S-8 under the Securities Act covering the ordinary shares reserved for issuance under our equity incentive plans. Accordingly, shares registered under the registration statement will be available for sale in the open market, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

TAXATION

The information presented under the caption “Certain material United States federal income taxation considerations” below is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of investing in our ADSs. The information presented under the caption “United Kingdom tax considerations” is a discussion of the certain United Kingdom tax consequences of investing in our ADSs.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in our common shares under the laws of the United States (federal, state and local), the United Kingdom and any other applicable foreign jurisdiction.

United Kingdom tax considerations

Taxation of dividends

Under current U.K. tax law, no tax is required to be withheld in the United Kingdom at source from cash dividends paid to U.S. resident shareholders.

Taxation of capital gains

Subject to the comments in the following paragraph, a holder of Celsus Ordinary Shares or ADSs who, for U.K. tax purposes, is not resident in the U.K will not be liable for U.K. taxation on capital gains realized on the disposal of Celsus Ordinary Shares or ADSs unless at the time of the disposal:

•	the holder carries on a trade, or in the case of an individual, a profession or vocation through, in the case of an individual, a branch or agency in the United Kingdom, or, in the case of a company, a permanent establishment in the United Kingdom, and
•	the Celsus Ordinary Shares or ADSs are or have been used, held, or acquired for the purpose of such trade, profession, vocation, branch, agency or permanent establishment.

A holder of Celsus Ordinary Shares or ADSs who (1) is an individual who has ceased to be resident for U.K. tax purposes in the United Kingdom, (2) was resident for U.K. tax purposes in the United Kingdom for at least four out of the seven U.K. tax years immediately preceding the year in which he or she ceased to be resident in the United Kingdom, (3) only remains non-resident for U.K. tax purposes in the United Kingdom for a period of less than five tax years, and (4) disposes of his or her Celsus Ordinary Shares or ADSs during that period may also be liable, upon returning to the United Kingdom, for U.K. tax on capital gains, subject to any available exemptions or reliefs, even though he or she was not resident in the United Kingdom at the time of the disposal.

Inheritance Tax

Celsus Ordinary Shares and ADSs are assets situated in the United Kingdom for the purposes of U.K. inheritance tax (the U.K. equivalent of U.S. estate and gift tax). Subject to the discussion of the U.K.-U.S. estate and gift tax treaty in the next paragraph, U.K. inheritance tax may apply (subject to any available exemptions or reliefs) if an individual who holds Celsus Ordinary Shares or ADSs gifts them or dies even if he or she is neither domiciled in the United Kingdom nor deemed to be domiciled there under U.K. law. For U.K. inheritance tax purposes, a transfer of Celsus Ordinary Shares or ADSs at less than full market value may be treated as a gift for these purposes. Special inheritance tax rules apply (1) to gifts if the donor retains some benefit, (2) to close companies and (3) to trustees of settlements.

However, as a result of the U.K.-U.S. estate tax treaty, Celsus Ordinary Shares or ADSs held by an individual who is domiciled in the United States for the purposes of the U.K.-U.S. estate and gift tax treaty, and who is not a U.K. national, will not be subject to U.K. inheritance tax on that individual’s death or on a gift of the Celsus Ordinary Shares or ADSs unless the Ordinary Shares or ADSs:

•	are part of the business property of a permanent establishment in the United Kingdom, or
•	pertain to a fixed base in the United Kingdom used for the performance of independent personal services.

The U.K.-U.S. estate and gift tax treaty provides a credit mechanism if the Celsus Ordinary Shares or ADSs are subject to both U.K. inheritance tax and to U.S. estate and gift tax.

U.K. Stamp Duty and Stamp Duty Reserve Tax (SDRT)

In general no stamp duty should be payable on any transfer of ADSs provided that the ADSs and any separate instrument of transfer are executed and retained at all times outside the United Kingdom. A transfer of shares (including our Ordinary Shares) in registered form would attract ad valorem stamp duty generally at the rate of 0.5% of the purchase price of the shares. There is no charge to ad valorem stamp duty on gifts of shares.

An agreement to transfer ADSs should not give rise to SDRT. SDRT would generally be payable on an unconditional agreement to transfer shares in registered form at 0.5% of the amount or value of the consideration for the transfer. However, the SDRT is repayable if, within six years of the date of the agreement, an instrument transferring the shares is executed and is duly stamped. Equally, if the SDRT on the transfer of the shares has not, at the point in time at which the instrument is executed, already been paid (again, within six years of the date of the agreement), the liability to pay the charge to SDRT (but not necessarily interest and penalties) is cancelled by the execution, and due stamping, of the instrument of transfer.

Following a recent U.K. court case, the U.K. tax authority (HMRC) now accepts that neither stamp duty nor SDRT is payable on issues of shares and securities in U.K. companies to depositary receipt issuers and clearance services anywhere in the world, provided that the issue to the depository receipt issuer or clearance service is an integral part of an issue of share capital. HMRC still contends, however, that stamp duty and/or SDRT is payable at a rate of 1.5% on transfers (by sale or otherwise) of shares and securities in U.K. companies to depository receipt systems or clearance services if the transfers are not an integral part of an issue of share capital.

Certain material United States federal income taxation considerations

The following summary contains a description of certain material United States federal income tax considerations of the acquisition, ownership and disposition of our ADSs to a U.S. Holder (as defined below). The summary is based the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively, and to differing interpretations, all of which could affect the tax considerations below.

For purposes of this description, a “U.S. Holder” includes any beneficial owner of ADSs that is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or organized under the laws of any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust; or (2) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. This discussion assumes that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will hold ADSs as capital assets, and does not address all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances including alternative minimum, gift and estate tax consequences, and does not address the tax treatment of investors that are subject to special rules, such as banks, financial institutions, insurance companies, dealers or traders in securities or currencies, persons that elect mark-to-market treatment, tax-exempt entities or organizations (including 401 pensions plans), real estate investment trusts, regulated investment companies, grantor trusts, individual retirement and other tax-deferred accounts, persons that received our ADSs as compensation for the performance of services, persons who own, directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code, 10% or more of our voting shares, persons that are residents of the U.K. for U.K. tax purposes or that conduct a business or have a permanent establishment in the U.K., persons that hold our ADSs as a position in a straddle, hedging, conversion, integration, constructive sale or other risk reduction transaction, certain former citizens or long-term residents of the U.S., partnerships and their partners, persons whose functional currency is not the U.S. dollar and a U.S. Holder who holds ADSs through a financial account at a foreign financial institution that does not meet the requirements for avoiding future withholding with respect to certain payments under Sections 1471 through 1474 of the Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ADSs.

You are urged to consult with your own advisers regarding the tax consequences of the acquisition, ownership, and disposition of our ADSs in the light of your particular circumstances, including the effect of any state, local, or other national laws.

U.S. Taxation of Distributions

The gross amount of any distributions made by us to a U.S. Holder will generally be subject to U.S. federal income tax as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. To the extent that an amount received by a U.S. Holder exceeds its allocable share of our current and accumulated earnings and profits, such excess would, subject to the discussion below, be treated first as a tax-free return of capital which will reduce such U.S. Holder’s tax basis in his ADSs and then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain.

Subject to applicable holding period and other limitations, the U.S. Dollar amount of dividends received on the our ADSs by certain non-corporate U.S. Holders are currently subject to taxation at a maximum rate of 20% if we are a “qualified foreign corporation” and certain other requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or with respect to any dividend it pays on shares of stock which are readily tradable on an established securities market in the United States. Our ADSs are listed on the NASDAQ Capital Market, which is an established securities market in the United States, and we expect the common shares to be readily tradable on the NASDAQ Capital Market. However, there can be no assurance that our ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of the United Kingdom, believes that it qualifies as a resident of the United Kingdom for the purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, signed on July 24, 2001, or the U.S.-U.K. Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-U.K. Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Therefore, subject to the discussion under “Passive foreign investment company rules,” below, such dividends will generally be “qualified dividend income” in the hands of individual U.S. holders, provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met.

We have not maintained and do not plan to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, it is unlikely that U.S. Holders will be able to establish whether a distribution by us is in excess of our and accumulated earnings and profits (as computed under U.S. federal income tax principles). If U.S. Holders are unable to establish that distributions are in excess of our accumulated earnings and profits as determined under U.S. federal income tax principles, any distribution by us may be treated as taxable in its entirety as a dividend to U.S. Holders for U.S. federal income tax purposes.

For foreign tax credit computation purposes, dividends will generally constitute foreign source income, and with certain exceptions, will constitute “passive category income.”

U.S. Taxation of a Sale, Exchange or Other Taxable Disposition of the ADSs

Gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the ADSs and the amount realized on the disposition. Such gain or loss generally will be treated as long-term capital gain or loss if the ADSs have been held for more than one year. Any such gain or loss realized will generally be treated as U.S. source gain or loss. In the case of a U.S. Holder who is an individual, capital gains are currently subject to federal income tax at preferential rates if specified minimum holding requirements are met. The deductibility of capital losses is subject to significant limitations.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and settlement date. Any foreign currency gain or loss a U.S. holder realizes will be U.S. source ordinary income or loss.

Medicare Tax

Certain U.S. Holders that are individuals, estates and trusts are subject to a 3.8% tax (“Medicare tax”) on all or a portion of their “net investment income,” including in particular dividends, interest, and capital gain from the sale of ADSs. The Medicare tax will apply to the lesser of such net investment income or the excess of the taxpayer’s adjusted gross income (with certain modifications) over a specified amount. The specified amount is $250,000 for married individuals filing jointly, $125,000 for married individuals filing separately, and $200,000 for single individuals.

Passive foreign investment company rules

We believe that we may be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year and in future taxable years.

We would be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of our gross income would be passive income, or on average at least 50% of the gross value of our assets is held for the production of, or produces, passive income. In making the above determination, we are treated as earning our proportionate share of any income and owning our proportionate share of any asset of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value. Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of the ADSs. If we were considered a PFIC at any time when a U.S. Holder held ADSs, we generally should continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding years during which the U.S. Holder owns the ADSs, regardless of whether we continue to meet the tests described above.

If we are a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, you generally will be subject to special rules with respect to (a) any gain realized on the sale or other disposition of the ADSs and (b) any “excess distribution” by us to the U.S. Holder in respect of the ADSs (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for the ADSs). Under the PFIC rules: (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the ADSs, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized or to any year before we became a PFIC would be taxable as ordinary income and (iii) the amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect in that year and an interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “U.S. Taxation of Distributions.” Because a U.S. Holder that is a direct (and in certain cases indirect) shareholder of a PFIC is deemed to own its proportionate share of interests in any lower-tier PFICs, U.S. Holders should be subject to the foregoing rules with respect to any of our subsidiaries characterized as PFICs, if we are deemed a PFIC.

A U.S. Holder may be able to avoid many of these adverse tax consequences if it elects to mark the ADSs to market on an annual basis. However, any such mark-to-market election would not be available for a lower-tier PFIC. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and the ADSs are “regularly traded” on a “qualified exchange.” The ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The NASDAQ Capital Market is a qualified exchange for this purpose and, consequently, if the ADSs are regularly traded, the mark-to-market election will be available to a U.S. holder. U.S. Holders are urged to consult their tax advisors with respect to the availability and tax consequences of a mark-to-market election with respect to our ADSs.

We do not currently intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we were treated as a PFIC for any taxable year. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

A U.S. Holder will be required to file Internal Revenue Service Form 8621 if such U.S. Holder owns ADSs in any year in which we are classified as a PFIC.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of the ADSs.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting to the IRS and possible backup withholding with respect to dividends paid on, or proceeds of the sale or other disposition of the ADSs unless such U.S. Holder is a corporation or qualifies within certain other categories of exempt recipients or provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under these rules may be credited against the U.S. Holder’s U.S. federal income tax liability and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate IRS forms and furnishing any required information. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Certain Reporting Requirements With Respect to Payments of Offer Price

U.S. Holders paying more than U.S. $100,000 for the ADSs generally may be required to file IRS Form 926 reporting the payment of the offer price for the ADSs to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the ADSs, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the ADSs.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of ADSs set forth opposite its name below. Cowen and Company, LLC and Piper Jaffray & Co. are the representatives of the underwriters.

Underwriter	Number of ADSs
Cowen and Company, LLC
Piper Jaffray & Co.
MTS Securities, LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased, other than those ADSs covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option to Purchase Additional ADSs

We have granted to the underwriters an option to purchase up to       additional ADSs at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of ADSs offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional ADSs from us in approximately the same proportion as shown in the table following the first paragraph of this section.

Discount

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

We estimate that the expenses of the offering, excluding underwriting discounts and commissions, are estimated to be approximately $        , which includes $125,000 that we have agreed to reimburse the underwriters for fees incurred by them in connection with this offering and $25,000 for reasonable and documented out-of-pocket FINRA and blue sky-related expenses incurred by the underwriters in connection with the offering.

	Per ADS	Total
		Without Overallotment	With Overallotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us

The underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the ADSs to securities dealers at the public offering price less a concession not in excess of $     per ADS. The underwriters may allow, and the dealers may reallow, a discount not in excess of $     per ADS to other dealers. If all of the ADSs are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts

The underwriters do not intend to confirm sales of the ADSs of common stock to any accounts over which they have discretionary authority.

Market Information

Our ADSs are currently quoted on the NASDAQ Capital Market under the symbol “CLTX”. There is no established public trading market for the ordinary shares underlying the ADSs, and we do not intend to apply to list the ordinary shares underlying the ADSs on any national securities exchange.

Price Stabilization, Short Positions and Penalty Bids

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our ADSs while the offering is in progress.
•	Overallotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that it may purchase in the overallotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the overallotment option. The underwriters may close out any short position by exercising the overallotment option and/or purchasing ADSs in the open market.
•	Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the overallotment option. If the underwriter sells more ADSs than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of our ADSs in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ADSs. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our ADSs on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the

Securities Exchange Act of 1934, as amended, or the Exchange Act, during a period before the commencement of offers or sales of ADSs and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers and directors and certain stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or securities convertible into or exchangeable or exercisable for any ADSs without the prior written consent of both of the representatives of the underwriters, for a period of 90 days after the date of the pricing of the offering.

This lock-up provision applies to ADSs and to securities convertible into or exchangeable or exercisable for ADSs. It also applies to ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for executive officers, directors and stockholders subject to the lock-up include: (a) transfers made as a bona fide gift to an immediate family member, to a trust the beneficiaries of which are exclusively the executive officer, director or stockholder or immediate family member, or to a charity or educational institution; (b) transfers made by will or intestate succession; (c) transfers not for value to a shareholder, partner, member or similar equity owner of, or business entity that is an affiliate of, a similar equity interest in, a stockholder that is an entity or to any trustor or beneficiary of a stockholder that is a trust; (d) the exercise of any stock options held by officers or directors issued pursuant to our existing equity incentive plans or the exercise of any warrant issued by the Company and held by such officer, director or stockholder prior to the date of this offering; and (e) the execution of a written plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or our ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

United Kingdom.  The underwriters have represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.  The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.  In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and
•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and
•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates, or UAE, Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. The issue of ADSs does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly or otherwise.

The ADSs may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ADSs may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company and the representatives of the underwriters represent and warrant the ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

EXPERTS

The consolidated financial statements of Celsus Therapeutics Plc and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 appearing in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Ordinary Shares being offered by this prospectus and other legal matters concerning this offering relating to English law will be passed upon for us by DLA Piper UK LLP. The validity of the ADSs and certain other matters governed by U.S. federal and New York State laws will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Certain legal matters in connection with this offering will be passed on for the underwriters by Goodwin Procter LLP, New York, New York, counsel for the underwriters.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

Mark S. Cohen of Pearl Cohen Zedek Latzer, LLP, our Executive Chairman, is our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon this offering.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Beginning January 1, 2015, we will no longer qualify as a foreign private issuer and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Additionally, we make these filings available, free of charge, on our website at www.celsustx.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

U.S. DOLLARS IN THOUSANDS

INDEX

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Celsus Therapeutics Plc. (formerly Morria Biopharmaceuticals PLC.) (a development stage company) (the “Company”) and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statement of comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their comprehensive loss and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel March 24, 2014	/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,657	$1,104
Accounts receivable and prepaid expenses	175	14
Total current assets	7,832	1,118
PROPERTY AND EQUIPMENT, NET	—	2
Total assets	$7,832	$1,120

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,
	2013	2012
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$652	$1,697
Other accounts payable	579	1,255
Short-term convertible notes	—	898
Total current liabilities	1,231	3,850
LONG-TERM LIABILITIES:
Liability related to stock options and warrants	787	630
Total long-term liabilities	787	630
SHAREHOLDERS’ EQUITY (DEFICIENCY):
Ordinary shares of £0.01 par value – Authorized: 49,800,000 shares at December 31, 2013 and 2012; Issued and outstanding: 40,227,953 and 13,369,809 shares at December 31, 2013 and 2012, respectively	675	245
Additional paid-in capital	25,681	13,199
Receipts on account of shares	—	118
Deficit accumulated during the development stage	(20,542)	(16,922)
Total shareholders’ equity (deficiency)	5,814	(3,360)
Total liabilities and shareholders’ equity	$7,832	$1,120

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,			Period from October 7, 2004 (date of inception) to December 31, 2013
	2013	2012	2011
				(Unaudited)
Research and development expenses	$1,276	$1,483	$841	$7,116
General and administrative expenses	2,330	2,184	1,406	10,169
Operating loss	3,606	3,667	2,247	17,285
Financial expense (income), net	14	601	(128)	3,224
Net loss	$3,620	$4,268	$2,119	$20,509
Deemed dividend related to warrants modification	—	33	—	33
Net loss attributable to holders of ordinary shares	$3,620	$4,301	$2,119	$20,542
Net basic and diluted loss per share	$(0.17)	$(0.35)	$(0.18)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	21,075,065	12,458,874	11,920,562

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Additional paid in capital	Receipts on account shares	Deficit accumulated during the development stage	Total
	Number	Amount
Balance as of October 7, 2004 (date of inception)	—	$—	$—	$—	$—	$—
Issuance of shares ($0.02 – $1.13 per share)	9,977,700	187	3,406	—	—	3,593
Share based compensation	—	—	119	—	—	119
Net loss	—	—	—	—	(2,479)	(2,479)
Balance as of December 31, 2005 (unaudited)	9,977,700	187	3,525	—	(2,479)	1,233
Share based compensation	—	—	69	—	—	69
Net loss	—	—	—	—	(1,769)	(1,769)
Balance as of December 31, 2006 (unaudited)	9,977,700	187	3,594	—	(4,248)	(467)
Waiver of related party shares	(1,070,000)	(22)	22	—	—	—*)
Issuance of share capital, net ($1.58 per share)	2,000,000	40	3,051	—	—	3,091
Share based compensation	—	—	448	—	—	448
Net loss	—	—	—	—	(3,132)	(3,132)
Balance as of December 31, 2007 (unaudited)	10,907,700	205	7,115	—	(7,380)	(60)
Issuance of share capital, net ($1.58 – $1.59 per share)	42,996	1	68	—	—	69
Share based compensation	—	—	168	—	—	168
Net loss	—	—	—	—	(1,435)	(1,435)
Balance as of December 31, 2008 (unaudited)	10,950,696	206	7,351	—	(8,815)	(1,258)
Issuance of share capital, net ($1.16 – $1.32 per share)	410,097	7	492	—	—	499
Share based compensation	—	—	70	—	—	70
Net loss	—	—	—	—	(1,012)	(1,012)
Balance as of December 31, 2009	11,360,793	213	7,913	—	(9,827)	(1,701)

*)	Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Additional paid in capital	Receipts on account shares	Deficit accumulated during the development stage	Total
	Number	Amount
Balance as of December 31, 2009	11,360,793	$213	$7,913	$—	$(9,827)	$(1,701)
Issuance of share capital, net ($1.43 – $1.57 per share)	200,778	3	309	—	—	312
Receipt on account of shares	—	—	—	60	—	60
Net loss	—	—	—	—	(675)	(675)
Balance as of December 31, 2010	11,561,571	216	8,222	60	(10,502)	(2,004)
Issuance of share capital, net ($1.63 – $1.95 per share)	522,026	9	981	(60)	—	930
Exercise of stock options	15,000	—*)	—	—	—	—*)
Share based compensation	—	—	140	—	—	140
Receipts on account of shares	—	—	—	75	—	75
Expiration of deferred shares and liability related to stock options	—	—	420	—	—	420
Directors fee waiver	—	—	73	—	—	73
Net loss	—	—	—	—	(2,119)	(2,119)
Balance as of December 31, 2011	12,098,597	225	9,836	75	(12,621)	(2,485)
Issuance of share capital, net ($1.32 – $1.94 per share)	1,254,933	20	1,992	(75)	—	1,937
Share based compensation	—	—	450	—	—	450
Issuance of shares granted to service provider	16,279	—*)	25	—	—	25
Expiration of deferred shares	—	—	128	—	—	128
Classification of warrants from liability to equity as a result of modification	—	—	35	—	—	35
Classification of warrants from liability to equity as a result of expiration of most favored nation terms	—	—	141	—	—	141
Conversion of trade payables into warrants	—	—	309	—	—	309
Beneficial conversion feature related to convertible notes	—	—	250	—	—	250
Receipts on account of shares				118		118
Deemed dividend related to warrants’ modification	—	—	33	—	(33)	—
Net loss	—	—	—	—	(4,268)	(4,268)
Balance as of December 31, 2012	13,369,809	$245	$13,199	$118	$(16,922)	$(3,360)

*)	Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIENCY)
U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Additional paid in capital	Receipts on account shares	Deficit accumulated during the development stage	Total
	Number	Amount
Balance as of December 31, 2012	13,369,809	$245	$13,199	$118	$(16,922)	$(3,360)
Issuance of share capital and warrants, net ($2.00)	853,150	14	1,160	(118)	—	1,056
Issuance of share capital, net ($0.57 per share)	21,958,302	352	11,265	—	—	11,617
Classification of warrants from liability to equity as a result of investors exercise of most favored nation terms	407,673	6	21	—	—	27
Issuance of shares due to price protection provision	3,639,019	58	(58)	—	—	—
Share based compensation	—	—	94	—	—	94
Net loss	—	—	—	—	(3,620)	(3,620)
Balance as of December 31, 2013	40,227,953	$675	$25,681	$—	$(20,542)	$5,814

*)	Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(Formerly: Morria Biopharmaceuticals Plc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,			Period from October 7, 2004 (date of inception) to December 31, 2013
	2013	2012	2011
				(Unaudited)
Cash flows from operating activities:
Net loss	$(3,620)	$(4,268)	$(2,119)	$(20,509)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation and issuance of shares granted to service provider	94	514	140	1,622
Depreciation	2	2	—	10
Changes in values of deferred shares and liability related to stock options and warrants	(286)	(418)	(120)	(8)
Decrease (increase) in accounts receivable and prepaid expenses	(161)	7	4	(175)
Increase (decrease) in trade payables	(1,045)	627	612	965
Increase (decrease) in other accounts payable	(676)	394	475	648
Accrued interest expenses and issuance costs	242	1,008	—	1,250
Net cash used in operating activities	(5,450)	(2,134)	(1,008)	(16,197)
Cash flows from investing activities:
Purchase of property and equipment	—	—	—	(10)
Net cash used in investing activities	—	—	—	(10)
Cash flows from financing activities:
Proceeds from issuance of shares and warrants, net	13,103	2,224	930	23,821
Proceeds from issuance of convertible notes and warrants, net	—	890	—	890
Repayment of convertible notes	(1,100)			(1,100)
Receipts on account of shares	—	118	75	253
Net cash provided by financing activities	12,003	3,232	1,005	23,864
Increase (decrease) in cash and cash equivalents	6,553	1,098	(3)	7,657
Cash and cash equivalents at the beginning of the period	1,104	6	9	—
Cash and cash equivalents at the end of the period	$7,657	$1,104	$6	$7,657
Supplemental disclosure of non-cash investing and financing activities:
Expiration of deferred shares	$—	$128	$420	$548
Director fee waiver	$—	$—	$73	$73
Classification of warrants from liability to equity as a result of modification	$—	$35	$—	$35
Classification of warrants from liability to equity as a result of utilization and expiration of most favored nation terms	$27	$141	$—	$168
Purchase of property and equipment	$—	$4	$—	$4
Disposal of property and equipment	$3	$—	$—	$3
Conversion of trade payables into warrants	$—	$309	$—	$309

The accompanying notes are an integral part of the consolidated financial statements.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 1: — GENERAL

a.	Celsus Therapeutics PLC. (Formerly Morria Biopharmaceuticals Plc.) (the “Company”) (a development stage company) was incorporated in Great Britain as a private limited company and commenced business operations on October 7, 2004. On February 15, 2005 the Company was registered as a non-traded public company under the laws of England and Wales. The Company is engaged in the development of ethical synthetic drugs for the treatment of severe chronic inflammatory conditions such as contact dermatitis, etc.

During 2013, the Company changed its corporate name to Celsus Therapeutics Plc.

In February 2013, the Company listed its securities on the Over-the-Counter Bulletin Board (the “OTCQB”). Subsequent to the balance sheet date, the Company up listed to the NASDAQ Capital Market (see Note 15a).

b.	On January 28, 2005 the Company acquired Morria Biopharmaceuticals Inc. (the “Subsidiary”), now Celsus Therapeutics Inc. The Subsidiary was the owner of the intellectual property rights in drugs which it develops under a license that was granted by Yissum, the research development company of the Hebrew University of Jerusalem Israel (“Yissum”) on November 27, 2002, and in connection with which a sublicense agreement was signed between the Subsidiary and the Company on February 1, 2005 (for details about the license agreement and the sublicense agreement see Note 8).
c.	On March 22, 2011 the Company established an Israeli subsidiary, Morria Biopharma Ltd., which is wholly-owned by the Company. As of the date of the financial statements, this Israeli subsidiary is inactive.
d.	As of December 31, 2013, the Company has accumulated losses in the total amount of $20,542 and has negative cash flow from operating activity in 2013 in the total amount of $16,197.

There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If the Company will not have sufficient liquidity resources, the Company may not be able to continue the development of all of its products or may be required to delay part of the development programs.

The Company’s inability to raise funds to carry its research and development activities will have severe negative impact on its ability to remain a viable company beyond June, 2015. The Company is addressing its liquidity issues by implementing initiatives to raise additional funds as well as other measures.

Subsequent to the balance sheet date, the Company raised capital and received gross proceeds of $9,200 (excluding approximately $1,100 of issuance costs) in consideration for the issuance of ordinary shares, as described in more detail in Note 15a.

e.	The Company depends on third-party suppliers for the phospholipids and hyaluronic acid that is required for the production of its product candidates. The Company also does not have the ability to independently conduct clinical trials for its product candidates, and it relies on third parties such as contract research organizations, medical institutions, and clinical investigators to perform this function.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

b.	Financial statements in United States dollars:

Most of the Company's costs and financing are in U.S. dollars (“Dollar”). The Company's management believes that the Dollar is the currency of the primary economic environment in which the Company and its subsidiaries have operated and expect to continue to operate in the foreseeable future. Therefore, the functional currency of the Company and its subsidiaries is the Dollar.

The Company and its subsidiaries' transactions and balances denominated in Dollars are presented at their original amounts. Non-Dollar transactions and balances have been remeasured to Dollars in accordance with ASC 830, “Foreign Currency Matters”. All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-Dollar currencies are reflected in the statements of income as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term unrestricted highly liquid investments that are readily convertible into cash, with original maturities of three months or less at acquisition.

e.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers, peripheral and scientific equipment	33
Office furniture and equipment	25
f.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant, and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2013, 2012 and 2011, no impairment losses have been identified.

g.	Research and development costs:

Research and development expenses, consist of independent research and development costs of third parties services and license fees to third parties. All such costs are expensed as incurred.

h.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This topic prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. As of December 31, 2013, 2012 and 2011, the Company does not hold provision for uncertain tax positions.

i.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents.

The Company’s cash and cash equivalents are invested in deposits mainly in Dollar and British Pound with major international banks. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

j.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of Ordinary shares outstanding during each year plus dilutive potential equivalent Ordinary shares considered outstanding during the year, in accordance with ASC 260, “Earnings per Share.”

All outstanding stock options, deferred shares and warrants have been excluded from the calculation of the diluted net loss per share because all such securities are anti-dilutive for all periods presented. The total number of shares related to outstanding stock options excluded from the calculations of diluted net loss per share was 2,256,690, 823,990 and 411,002 for the years ended December 31, 2013, 2012 and 2011, respectively. The total number of shares related to conversion rights of the deferred shares excluded from the calculations of diluted net loss per share was 0, 180,822 and 479,166 for the years ended December 31, 2013, 2012 and 2011, respectively. As of June 13, 2012 all of the deferred shares were expired. The total number of shares related to warrants excluded from the calculations of diluted net loss per share was 4,274,570 for the year ended December 31, 2013.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

k.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation — Stock Compensation,” which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees, directors and non-employees. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model.

The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

The Company selected the Black-Scholes-Merton (“Black-Scholes”) option-pricing model as the most appropriate fair value method for its stock-option awards and values stock based on the market value of the underlying shares at the date of grant. The Company estimates the fair value of stock options granted with the following weighted-average assumptions for 2011, 2012 and 2013:

	December 31,
	2013	2012	2011
Risk-free interest rate	0.45% – 1.75%	0.69% – 1.78%	0.34% – 3.52%
Expected volatility	67.4% – 85.55%	78.9% – 89.99%	51.1% – 87.7%
Expected life (in years)	3.7 – 6.25	4.5 – 10.0	0.5 – 8.1
Expected dividend yield	0%	0%	0%

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The expected term of options granted is based on the “Simplified” method acceptable by ASC 718. For non-employees the expected term assumption is based on the contractual term. The risk free interest rate assumption is the implied yield currently available on British government bond and the U.S Treasury yield zero-coupon issues with a remaining term equal to the expected life of the Company’s options. The dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

The fair value of the ordinary shares underlying the options, warrants and deferred shares until December 31, 2011, had been determined by the Company’s management, based on the share price used in the equity financing rounds. Since December 31, 2011 the Company issued shares and warrants to new investors (see also Note 9). In order to determine the fair value of the ordinary shares since December 31, 2011, management used the assistance of an independent valuation firm. The Company applied the market approach taking into account actual equity transactions. Since the equity transactions included warrant coverage, the Company isolated the value of the common share by subtracting the value of the warrants through performing a circular iteration in the Black Scholes option-pricing model. Because there has been no public market for the Company’s ordinary shares, management has determined fair value of the ordinary shares at the time of grant of options by considering a number of objective and subjective factors, including valuation of warrants issued by the Company. The fair value of the

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

underlying ordinary shares shall be determined by management until such time as the Company’s ordinary share is traded on an established stock exchange or national market system.

The Company applies ASC 718 and ASC 505-50, “Equity-Based Payments to Non-Employees” with respect to options, warrants and deferred shares issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options, warrants and deferred shares at the measurement date. Therefore, since the exercise price of some of the options, warrants and deferred shares is denominated in a currency that is different from the Company’s functional currency, the Company accounts for such options and warrants as a liability.

l.	Fair value of financial instruments:

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The carrying amounts of cash and cash equivalents, accounts receivable and prepaid expenses, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820, “Fair Value Measurements and Disclosures” establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —	quoted prices in active markets for identical assets or liabilities;
Level 2 —	inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or
Level 3 —	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 2: — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

m.	Derivative instruments:

As of balance sheet date, none of the Company’s derivatives qualify for hedge accounting under ASC 815, “Derivatives and Hedging” (“ASC 815”). As a result all derivatives are recognized on the balance sheet at their fair value, with changes in the fair value carried to the statement of comprehensive loss and included in financial income or expenses.

During the years ended December 31, 2013, 2012 and 2011, the Company recorded a net gain from derivatives transactions in the amount of $270, $419 and $120, respectively.

n.	Convertible notes:

The Company applies ASC 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”). In accordance with ASC 470-20, the Company first allocates the proceeds received to the detachable warrant, freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense. The remaining proceeds are allocated to the convertible note. The Company also recognized an embedded beneficial conversion feature on the commitment date. The beneficial conversion feature was measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature was calculated on the commitment date using the effective conversion price which had resulted subsequent to the allocation of the proceeds between the convertible notes and warrants. The discount on the convertible notes is amortized according to the effective interest rate method over the life of the convertible notes.

NOTE 3: — PROPERTY AND EQUIPMENT, NET

	December 31,
	2013	2012
Cost:
Computers, peripheral and scientific equipment	$9	$12
Office furniture and equipment	1	1
	10	13
Accumulated depreciation:
Computers, peripheral and scientific equipment	(9)	(10)
Office furniture and equipment	(1)	(1)
Depreciated cost	$—	$2

Depreciation expense for the years ended December 31, 2013 and 2012 was $2. In 2013 the Company disposed of property and equipment in amount of $3.

NOTE 4: — ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2013	2012
Institutions	$6	$12
Prepaid expenses	169	2
	$175	$14

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 5: — OTHER ACCOUNTS PAYABLE

	December 31,
	2013	2012
Accrued expenses	$403	$896
Employees	176	359
	$579	$1,255

NOTE 6: — DEFERRED SHARES

a.	The holders of deferred shares shall not have any right other than the right to convert such shares into ordinary shares of £0.01 par value each upon the aforementioned events.
b.	In February 2005, the Company received a bridge loan from Capital Managers LLP (“CSS”) (that was repaid in the course of 2005) in an amount of £200 thousand. In exchange for the loan, the Company issued to CSS 800,000 Ordinary shares of £0.01 par value each at a price of £1 per share and 400,000 Deferred A shares. The Deferred A shares entitle CSS the right to purchase 400,000 Ordinary shares, of £0.01 par value each, of the Company in one of the following: (i) during a period of 5 years, (ii) as part of a sale event involving the sale of all the Company’s shares or (iii) upon the listing of the Company’s shares for trade. The exercise price for a Deferred A share is £0.249.
c.	In February 2006, the Company issued 633,333 Deferred B shares of £0.001 par value each to CSS, for serving as broker for funds raisings. The Deferred B shares give CSS the right to purchase 633,333 Ordinary shares, of £0.01 par value each, of the Company in one of the following: (i) during a period of 5.25 years, (ii) as part of a sale event involving the sale of all the Company’s shares or (iii) upon the listing of the Company’s shares for trade. The exercise price for a Deferred B share is £0.59. As of December 31, 2011, the Deferred B shares have expired. The fair value of the Deferred B shares on the date of expiration in the amount of $394 was recorded to additional paid-in capital.
d.	In June 2007, the Company issued 400,000 Deferred C shares of £0.001 par value each to Capital Management LLP (“CSS”), for serving as broker for fund raisings. The Deferred C shares entitle CSS the right to purchase 400,000 Ordinary shares, of £0.01 par value each, of the Company in one of the following: (i) during a period of 5 years, (ii) as part of a sale event involving the sale of all the Company’s shares or (iii) upon the listing of the Company’s shares for trade. The exercise price for a Deferred C share is £0.79.
e.	As part of the issuance of Deferred C Shares, the Company repurchased 400,000 Deferred A shares of £0.001 par value each that were issued in 2005. The Deferred A shares were acquired at par value.
f.	The Company accounted for the deferred shares in accordance with ASC 718 and ASC 505-50. Since the exercise price of such deferred shares was denominated in a currency that is different from the Company’s functional currency, the Company accounted for such deferred shares as a liability. The fair value of the deferred shares was estimated each cut-off date using the Black-Scholes options valuation model. The changes in fair value were recorded as financial expense (income).

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 6: — DEFERRED SHARES  – (continued)

g.	During the years ended December 31, 2013, 2012 and 2011 the Company recorded financial income related to revaluation of deferred shares in the amount of $0, $88 and $120.
h.	As of June 13, 2012, the Deferred C shares have expired. The fair value of the Deferred C shares on the date of expiration in the amount of $128 was recorded to additional paid-in capital.

NOTE 7: — SHORT-TERM CONVERTIBLE NOTES

On April 4, 2012, the Company completed a private placement under a securities purchase agreement, dated April 3, 2012, by and among the Company and certain institutional accredited investors (the “April 2012 Financing”). As part of the April 2012 Financing, the Company sold an aggregate of $1,100 principal amount of convertible notes (the “Notes”) and warrants to purchase an aggregate of 643,274 ordinary shares (the “Warrants”), for a total consideration of $1,000. The related issuance expenses were $110. Each Note was convertible into shares at an initial conversion price of $1.71 per ordinary share. On January 2, 2013, the Company repaid the Notes in the amount of $1,100.

As part of the April 2012 Financing, the Company issued to the investors warrants (the “Warrants”) to purchase an aggregate of 643,274 ordinary shares. The Warrants had an initial exercise price of $1.71 per share, exercisable for a term of 5 years, subject to adjustment. The exercise price of the Warrants is subject to standard anti-dilution adjustments. In addition, the exercise price is also subject to “full ratchet” anti-dilution adjustment, similar to the Notes. To the extent the Company enters into a fundamental transaction (as defined in the Warrants and which includes, without limitation, entering into a merger or consolidation with another entity, selling all or substantially all of the assets, or a person acquiring 50% of the Company’s voting shares), the holders will have the option to require the Company to repurchase the Warrants from the investor at its Black-Scholes fair value. Consequently, the Company accounts for the Warrants as a liability according to the provisions of ASC 815, “Derivatives and Hedging - Contracts in Entity’s Own Equity” (“ASC 815”). In connection with the September 2013 Financing (as defined in Note 9b), the exercise price of the Warrants was reduced to $0.57 and the number of Warrants was increased to 1,929,824 pursuant to the anti-dilution adjustments.

The Company applied ASC 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”). In accordance with ASC 470-20, the Company first allocated the proceeds received to the detachable warrants, a freestanding liability instrument that is measured at fair value at each reporting date, based on their fair value, with subsequent changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense. The fair value of Warrants granted was valued by using the Black-Scholes call option pricing model.

The anti-dilution rights of the Warrants were calculated by using Black-Scholes put option model using the same parameters as the warrants call option. Fair values were estimated using the following assumptions (annualized percentages):

	December 31, 2013	December 31, 2012
Dividend yield	0%	0%
Expected volatility	84.09%	79.61%
Risk-free interest	0.16%	0.16%
Expected life	1.08 years	1.08 years
Forfeiture rate	0%	0%

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 7: — SHORT-TERM CONVERTIBLE NOTES  – (continued)

The initial fair value of the detachable warrant on April 4, 2012 was $750. On December 31, 2013 and 2012, the fair value of the detachable warrant was $424 and $402, respectively. The change in fair value in the amount of $22 was recorded as financial income in the Company’s statement of comprehensive loss.

The conversion feature in the Notes was not defined as a derivative instrument according to ASC 815, since the Company’s shares were not traded on the commitment date. The Company recorded the embedded beneficial conversion feature on the commitment date, in accordance with the guidelines of ASC 470-20. The beneficial conversion feature was measured by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital.

The intrinsic value of the feature was calculated on the commitment date using the effective conversion price which had resulted subsequent to the allocation of the proceeds between the Notes and warrants. On the commitment date, the Company recorded a beneficial conversion feature, in accordance with Statement of Accounting Standard Codification No. 470-20, in the amount of $250.

The discount on the Notes was amortized according to the effective interest rate method over the life of the Notes. During the year ended December 31, 2013, the Company recorded $202 financial expenses in respect to the amortization of the discount of the Notes.

The issuance expenses that were allocated to the Warrants are recorded as financial expenses and the issuance expenses that were allocated to the Notes are capitalized and reported as deferred financing costs. The deferred financing cost is amortized over the life of the Notes using the effective interest rate. Since the issuance expenses that were allocated to the Notes were insignificant, all of the issuance expenses in the amount of $110 were recorded as financial expenses.

NOTE 8: — COMMITMENTS AND CONTINGENT LIABILITIES

a.	Agreement with Yissum:

On November 27, 2002, the Subsidiary executed a license agreement with Yissum, pursuant to which the Subsidiary was granted a global, exclusive license, including the right to grant sublicenses, subject to receipt of the prior written approval of Yissum which shall not be unreasonably withheld. The full intellectual property rights concerning the technology subject to the license are and will remain fully owned by Yissum for the licensed technology developed by Yissum.

This technology underlies part of the Company’s research and development projects. The license includes the exclusive rights to produce, sell, market, import, distribute, and make any use of the technology, by both the Subsidiary and the holders of rights by virtue of the sublicenses. The agreement is valid for 20 years or until the last to expire patent. In exchange for granting the said license to the Subsidiary, Yissum will be entitled to royalties as elaborated below:

1.	4% of the total sales that the Subsidiary or a related company thereof (as this term is defined in the agreement) will make;
2.	18% of the total payments or royalties that Subsidiary will be entitled to receive from third parties to whom sublicenses have been granted.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 8: — COMMITMENTS AND CONTINGENT LIABILITIES  – (continued)

On June 20, 2005, the Company executed with Yissum an agreement for providing research and development services, whereby Yissum grants the Company compound development services. It has been agreed that the intellectual property and the knowledge that will accumulate during the provision of the services will be owned by Yissum.

Yissum has granted the Company a license to use the results of the service provision agreement, and the permission to grant a sublicense. The service agreement was renewed several times prior to 2011. On February 28, 2011, the service provision agreement was renewed again. In consideration for the performance of services the Company agreed to pay Yissum $70 plus overhead per year, depending on the work requested by the Company to be done at the sole and exclusive option of the Company during each year of the following five years. The additional services fees shall be payable in semi-annual payments.

b.	Office lease commitment:

The Company’s registered address is located in Great Britain with minimum rental commitments of $0.6 plus VAT for each month. The Agreement commenced on February 1, 2010, and shall continue until it is terminated by either party giving the other three months’ prior written notice. The Company’s liability as of December 31, 2013 is approximately $2, to be paid during 2014.

NOTE 9: — SHAREHOLDERS’ EQUITY

a.	Composition of share capital:

	December 31, 2013		December 31, 2012
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
Ordinary shares of £0.01 par value each	49,800,000	40,227,953	49,800,000	13,369,809
Deferred A shares of £0.001 par value	800,000	—	800,000	—
Deferred B shares of £0.001 par value	1,200,000	—	1,200,000	—
Deferred C shares of £0.001 par value	400,000	—	400,000	—

The Ordinary shares confer upon their holders the right to participate and vote in general shareholders meetings of the Company and to share in the distribution of dividends, if any, declared by the Company.

As for the deferred shares see Note 6.

b.	Shares and warrants issuances:

Since inception through December 31, 2010, the Company issued 11,561,571 ordinary shares of £0.01 par value each. The total proceeds amounted to $7,587 (unaudited).

In the months January through September 2012, the Company issued 519,712 of ordinary shares, £0.01 par value each, at prices of $1.72 – $2.25 per share, for total gross proceeds of approximately $944, net of $75 included in receipt on the account of shares as of January 1, 2012. The investors were also granted with warrants to purchase 893,414 ordinary shares, at exercise prices of $1.72 – $2.25. In April 2012, the Company modified 39,500 warrants that were issued to investors in January 2012 with an exercise price of $1 to a total of 79,000 warrants with an exercise price of $2. The Company accounted

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

for these changes as modifications in accordance with ASC 718. The Company calculated the incremental value of these modifications and recorded deemed dividend in a total amount of $33 to additional paid-in capital.

On November 30, 2012, the Company completed a private placement under the November Purchase Agreement (the “November Purchase Agreement”), by and among the Company and certain investors (the “November 2012 Financing”). As part of the November 2012 Financing, the Company sold an aggregate of 751,500 Ordinary Shares at $2.00 per share for gross proceeds of $1,503 and 375,750 warrants to purchase an aggregate of 375,750 Ordinary Shares at an initial exercise price of $2.00 per share for a term of five years. The exercise price is subject to standard anti-dilution adjustments.

In addition, under the terms of the November Purchase Agreement, from the date each investor entered into the November Purchase Agreement until (i) the two year anniversary of the effective date of a registration statement or (ii) the date immediately following the 20 consecutive trading days wherein the trading volume for the Ordinary Shares or ADSs exceeds $100 per trading day, each investor may elect to exchange all of its shares and warrants for any such additional securities issued by the Company in a subsequent financing (as defined in the November Purchase Agreement), on the same terms and conditions as provided to the investors in a subsequent financing on a $1 for $1 basis, in lieu of cash consideration (the “Most Favored Nation Terms”).

On January 17, 2013, the Company issued 67,500 of ordinary shares, £0.01 par value each, at a price of $2.00 per share, for total gross proceeds of $135 that were paid in December 2012. The investors were also granted with warrants to purchase 33,750 ordinary shares, at an exercise price of $2.00 and Most Favored Nation Terms.

On January 17, 2013, the Company completed a private placement, by and among the Company and certain investors (the “January 2013 Financing”). As part of the January 2013 Financing, the Company sold an aggregate of 405,500 ordinary shares at $2.00 per share and 202,750 Series A warrants, 375,000 Series B warrants and 187,500 Series C warrants to purchase an aggregate of 765,250 ordinary shares (the “January 2013 Warrants”), for gross proceed of $811.

Under the terms of the Agent Agreement (as defined in Note 9e5), the Company issued 43,035 Series A warrants with an exercise price of $2.00 per share and a contractual life of five years. The fair value of the warrants at the commitment date was $21. The Company also paid $70 in cash, for advisory and legal services in relation with the January 2013 Financing.

The exercise price of the January 2013 Warrants is $2.00. The Series A warrants and Series C warrants are exercisable for a term of five years and the Series B warrants are exercisable until April 2014. The vesting of the Series C warrants is dependent upon exercise of the Series B warrants. The Series C warrants shall become exercisable in proportion to the holder’s exercise of the Series B warrant as compared with the total Series B warrants issued to such holder.

Under the January 2013 Financing, the Company also entered into a subsequent registration rights agreement with the investors pursuant to which the Company is required to file a registration statement to register the resale of up to 133% of the number of ordinary shares issued in the January 2013 Financing. The Company filed its registration statement on April 10, 2013 and it was declared effective by the SEC on April 16, 2013.

Subject to certain limitations, the Series B warrants may be cancelled for consideration equal to $0.001 per warrant share by the Company in the event that the closing sale price of the ordinary shares for each 20 consecutive trading days exceeds $3.75 (subject to adjustment for forward and reverse stock splits,

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

recapitalizations, stock dividends, etc.) and (ii) the average daily volume for such 20 day period exceeds 75,000 ordinary shares or ADSs (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends, etc.).

The exercise price of the January 2013 Warrants is subject to standard anti-dilution adjustments. The investors were also granted Most Favored Nation Terms. In addition, while the January 2013 Warrants are outstanding if the Company will issue warrants at an effective price per share which is lower than the exercise price of the January 2013 Warrants, the exercise price of the January 2013 Warrants shall be reduced to the lower share price in the subsequent financing. In addition, until their expirecy, the shares and the Series A warrants are also entitled to a price protection.

From January 31, 2013 through September 17, 2013, the Company completed several private placements by and among the Company and certain investors. As part of the financings, the Company sold an aggregate of 380,150 ordinary shares at $2.00 per share and 190,075 Series A warrants, for gross proceeds of $760. The warrants and the shares are eligible Most Favored Nation Terms and also to price protection. Under the terms of the Agent Agreement (as defined in Note 9e5), the Company issued 10,800 warrants with an exercise price of $2.00 per share and a contractual life of five years. The fair value of the warrants at the commitment date was $5. The value of the warrants as of September 30, 2013 was $4 and the change in value was recorded as financial expense.

In relation to the issuances of August 2012 financing through September 17, 2013 financings, the Company first allocated the proceeds to the detachable warrant, that due to the Most Favored Nation Terms and in accordance with ASC 815 is being considered a freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense. The remaining proceeds were allocated to the shares and were recorded to equity. The issuance costs were allocated between the warrants and the shares in proportion to the allocation of the proceeds. The portion of the issuance costs that were allocated to the warrants was recorded as financial expense in the Company’s statement of comprehensive loss. The portion of the issuance costs that were allocated to the shares was recorded to additional paid in capital.

The fair value of warrants granted was valued by using the Black-Scholes call option pricing model. The anti-dilution adjustments of Most Favored Nation Terms were calculated using Black-Scholes put option model since its similar to put options by providing a guaranteed price for an underlying instrument and offer insurance against dilution. The Company used different parameters for the warrants call option and the warrants put option since the expected life of the Most Favored Nation Terms was shorter than the expected life of the warrants. Fair values were estimated using the following assumptions for the warrants call option (range of annualized percentages):

	December 31, 2013	December 31, 2012
Dividend yield	0%	0%
Expected volatility	85.45%	79.61% – 86.31%
Risk-free interest	0.41%	0.12% – 0.21%
Expected life	2.08 years	0.92 – 1.42 years

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

Fair values were estimated during 2013 and 2012 using the following assumptions for the warrants put option (range of annualized percentages):

	December 31, 2013	December 31, 2012
Dividend yield	0%	0%
Expected volatility	87.69%	67% – 83%
Risk-free interest	0.21%	0.11% – 0.28%
Expected life	1.33 years	0.25 – 1.04 years

On September 24, 2013, the Company closed a securities purchase agreement with certain institutional accredited investors, pursuant to which it agreed to sell, in a private placement, an aggregate of 21,958,302 ordinary shares for an aggregate purchase price of $12,516 (the “September 2013 Financing”). The issuance costs in relation to the September 2013 Financing were $898.

As a result of the September 2013 Financing, several investors have utilized their rights for Most Favored Nations Terms provision and subsequently the Company issued 407,673 additional ordinary shares and an amount of 81,250 warrants expired. Additionally, due to the September 2013 Financing, and as a result of price protection provisions from investment agreements with previous investors, (i) an aggregate of 3,639,019 additional ordinary shares were issued to previous investors, and (ii) there will be an additional 1,259,092 ordinary shares issuable upon exercise of outstanding warrants since the exercise price of the warrants issued in the April 2012 purchase agreements with the Notes was reduced to $0.57 per share, in accordance with the anti-dilution provisions contained in the April 2012 purchase agreements.

As of December 31, 2013 the Company had 5,659,717 shares which are entitled to Most Favored Nations Terms, of which 5,089,544 area also entitled to price protection (which would be triggered by a share issuance at less than $0.57 per share) and 1,291,950 warrants which are entitled to price protection (which would be triggered by a warrant issuance at less than $2.00 exercise price per share) and 1,929,824 warrants have full ratchet anti-dilution protection (which would be triggered by a warrant issuance at less than $0.57 exercise price per share).

c.	Share option plan:

In August 2007, the Company adopted the share option plan (the “Plan”). The number of shares that may be issued upon exercise of options under the plan shall not exceed 1,365,000 shares. In June 2013, the Plan was amended increasing the number of shares that may be issued by 2,500,000 to a total of 3,865,000. As of December 31, 2013, 1,608,310 ordinary shares are available for future issuance under the Plan.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

The following is a summary of the Company’s stock option activity related to employees and directors and related information for the period ended December 31, 2012 and 2013:

	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at January 1, 2012	360,527	$1.29
Changes during 2012:
Granted	410,000	$1.58
Options outstanding at December 31, 2012	770,527	$1.44	7.2	$169
Vested and expected to vest at December 31, 2012	770,527	$1.44	7.2	$169
Options exercisable at December 31, 2012	540,527	$1.38	6.3	$152
Outstanding at January 1, 2013	770,527	$1.44	7.2	$169
Changes during 2013:
Granted	1,570,000	$1.82
Expired	(137,300)	$1.51
Options outstanding at December 31, 2013	2,203,227	$1.71	8.6	$—
Vested and expected to vest at December 31, 2013	2,203,227	$1.71	8.6	$—
Options exercisable at December 31, 2013	633,227	$1.44	5.9	$—

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s stock price on December 31, 2013 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on the last trading day of the fiscal year. This amount changes based on the fair market value of the Company’s shares.

During the year ended December 31, 2013, the Company recorded $94 in share based compensation expenses. As of December 31, 2013, total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans was $362. That cost is expected to be recognized over a weighted-average period of 2.48 years.

d.	On January 18, 2005 and March 12, 2007, the chairman of the Company’s board received warrants from the principle shareholder to purchase from it 50,700 and 152,000 Ordinary shares in consideration for par value of £0.01 and $1.55 per share, respectively. The options were fully vested and valid for 10 years from grant date. The benefit in respect of the options totaling $246 (unaudited) was included in the financial statements at grant date.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

On March 1, 2011 the exercise price of 152,000 options granted on March 12, 2007 was adjusted to £0.01. The value of the benefit from the change in option terms (the difference between the options’ value before the reduction in exercise price and the options’ value after the reduction in exercise price) totaling $95, was recorded as an expense in 2011. The options’ fair value as of March 1, 2011 was determined based on $1.63 share price, expected volatility of 86%, risk-free interest rate of 1.85%, expected dividend rate of 0%, and an expected life of 3 years.

e.	Options and warrants to service providers:

The options and warrants outstanding as of December 31, 2013 that were granted to the Company’s service providers are as follows:

Grant date	Number of options	Exercise Price	Expiration date
August 28, 2007(1)	20,475	1.29	August 28, 2017
May 27, 2009(1)	30,000	1.56	May 27, 2019
February 12, 2012(3)	309,492	2.00	February 12, 2017
April 26, 2012(2)	90,000	2.00	March 19, 2017
June 27, 2012(4)	2,988	1.75	June 21, 2022
November 30, 2012(5)	90,180	2.00	November 30, 2017
	543,135
1.	In 2007 and 2009, the Company granted 20,475 and 30,000 fully vested options, respectively, to the pre-clinical development consultant. The fair value of the options was $29 (unaudited) and $33, respectively. Since the exercise price of such options is denominated in a currency that is different from the Company’s functional currency, the Company accounts for such options as a liability. The fair value of the options was estimated each cut-off date using the Black-Scholes options valuation model.

The changes in fair value were recorded as financial expense (income). The Company recorded financial income in the amount of $20 and $3 for the years ended December 31, 2013 and 2012, respectively.

In 2012, the Company increased and changed the denominated currency of the exercise price of the options that were issued in 2009 from £0.8 to $1.56 resulting in the options being reclassified from a liability to equity. The Company accounted for this change as a modification in accordance with ASC 718.

The Company calculated the incremental value of this modification. Since there was no incremental value, the Company only reclassified the related liability in the amount of $35 to additional paid-in capital.

2.	In 2011, the Company granted 35,000 fully vested warrants to an independent contractor (the “Finder”) under a consulting agreement that was signed in 2011 (“2011 Consulting Agreement”). The exercise price was $1 and the contractual life is five years. The fair value of the warrants in the amount of $45 was recorded to additional paid-in capital. In the months January and February 2012, the Company granted additional 10,000 fully vested warrants to the Finder under the 2011 Consulting Agreement. The exercise price was $1 per share and the contractual life is five years. The fair value of the warrants in the amount of $12 was recorded to additional paid-in capital.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

In April 2012, the Company modified the amount of warrants that were granted to the Finder from a total of 45,000 warrants to 90,000 warrants and also modified the exercise price from $1 to $2. The Company accounted for these changes as modifications in accordance with ASC 718. The Company calculated the incremental value of these modifications and recorded compensation cost in a total amount of $38 to additional paid-in capital.

On February 29, 2012, the Company entered into an agreement with the Finder, for the purpose of introducing the Company to potential investors (“Finder’s Agreement”). In the event that during the term of this agreement, an approved investor will consummate a cash investment, then the Finder shall be entitled to (i) a cash payment in an amount equal to 7% of the amount invested; and (ii) that number of ordinary shares of the Company issuable for a cash investment equal to 7% of the investment amount based upon the price per share pursuant to which the approved investor participated; less consulting consideration otherwise paid or payable to the Finder pursuant to a new consulting agreement that was signed in 2012 (the “2012 Consulting Agreement”).

Between March through June 2012, the Company committed to grant an additional 20,000 fully vested warrants to the Finder under the 2012 Consulting Agreement (the “Finder’s Warrants”). The exercise price was $2 per share and the contractual life is five years. Pursuant to the terms of the Finder’s Agreement, in September 2012, the Company issued, 16,279 ordinary shares, £0.01 par value each, and is obligated to pay $28 in cash, in relation with the August 2012 financing (the “August Finder’s Fee”), since the consulting fees pursuant to 2012 Consulting Agreement were lower than August Finder’s Fee. The Company recorded an amount of $52 of stock-based compensation expenses in the statement of comprehensive loss during the year ended December 31, 2012. After the August 2012 financing, the 2012 Consulting Agreement was terminated.

3.	On February 12, 2012, the Company settled part of an outstanding debt to a related party by issuance of fully vested warrants to purchase 309,492 ordinary shares, £ 0.01 par value each. See also Note 13.
4.	On June 27, 2012, the Company granted 2,988 options which shall vest on December 27, 2012. The Company recorded compensation expense in the amount of $2 in the statement of comprehensive loss during the year ended December 31, 2012.
5.	On August 23, 2012, the Company entered into an agreement with an agent (the “Agent”) to advise the Company on a private placement offering and as a contact with potential financing sources for the Company (the “Agent Agreement”). The Company agreed to pay the Agent a cash transaction fee in the amount of between 7% – 8% of the amount of the financing; and warrants equal to 7% – 8% of the stock and warrants issued in the financing at an exercise price equal to the investor’s warrant exercise price. The consideration that is paid to the Agent is treated as issuance expenses. Pursuant to the terms of the Agent Agreement, the Company issued 90,180 warrants and paid $120 in cash, for advisory services in relation with the November 2012 Financing.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 9: — SHAREHOLDERS’ EQUITY  – (continued)

f.	Share-based payments:

The share based expense recognized in the financial statements for services received from employees and non-employees is shown in the following table:

	Year ended December 31,
	2013	2012	2011
Research and development	$(18)	$(2)	$—
General and administrative expenses	92	469	140
Financial (income), net		(82)	(120)
	$74	$385	$20

NOTE 10: — TAXES ON INCOME

a.	Tax rates:

The Company is incorporated in Great Britain. The corporate tax rate applying to a company that is incorporated in Great Britain at 31 December 2013 is 23.25%, reduced from 24.5% from 1 April 2012. For companies with taxable income of less than £300,000 and having no related companies the corporate tax rate is 20%.

The Subsidiary is incorporated in the United States. The corporate tax applying to a company that is incorporated in the United States consists of a progressive corporate tax at a rate of up to 34% plus state tax and local tax at rates depending on the state and the city in which the company manages its business. In the Company’s estimation, it is subject to approximately a 40% tax rate.

b.	Tax assessment:

The Company has final tax assessment in Great Britain through 2011. The Subsidiary has not been issued final tax assessments since its establishment.

c.	Net operating losses carryforward:

As of December 31, 2013, the Company’s net operating losses carryforward for tax purposes in Great Britain amounted to approximately $9,400. These net operating losses may be carried forward indefinitely and may be offset against future taxable income. The Company expects that during the period in which these tax losses are utilized its income will be substantially tax-exempt.

The Subsidiary is subject to U.S. income taxes. As of December 31, 2013, the Subsidiary has net operating loss carry-forward for federal income tax purposes of approximately $54 which expires in the years 2018 – 2029. The Subsidiary also has net operating loss carry-forward for state income tax purposes of approximately $54 which expires in the years 2018 – 2029. Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

d.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Management currently believes that since the Company has a history of losses, it is more likely than not

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 10: — TAXES ON INCOME  – (continued)

that the deferred tax assets relating to the loss carryforwards and other temporary differences will not be realized in the foreseeable future. Therefore, the Company provided a full valuation allowance to reduce the deferred tax assets.

e.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

NOTE 11: — FAIR VALUE MEASURMENTS

In accordance with ASC No. 820, “Fair Value Measurements and Disclosures”, the Company measures its liability related to stock based compensation and warrants at fair value. Investments in foreign currency derivative instruments are classified within Level 3 value hierarchy. This is because these assets are valued using alternative pricing sources and models utilizing market observable inputs. The liability related to stock based compensation and warrants is classified within Level 3 value hierarchy because the liability is based on present value calculations and external valuation models whose inputs include market interest rates, estimated operational capitalization rates, volatilities and illiquidity. Unobservable inputs used in these models are significant.

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Since the quoted market value of the Company’s Ordinary shares was based on a sporadically traded stock with little or no volume, the Company’s management determined the Company’s share price fair value based on ASC 820 Fair Value Measurement using the market approach assisted by a third party specialist.

The Company isolated the value of the warrants and anti dilution rights from the ordinary share value, in order to determine the stand-alone fair value of the ordinary shares. For this purpose it was necessary to calculate the fair value of the warrants, including its anti dilution rights. This was performed by calculating numerous iterations in the Black & Scholes option pricing model. Consequently, the Company used the estimated share price fair value in the underlying assumptions of the computation of the fair value of the liability related to stock based compensation and warrants. As of December 31, 2013 and 2012, the fair value liability related to stock based compensation and warrants using input type Level 3 were $787 and $630, respectively.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 11: — FAIR VALUE MEASURMENTS  – (continued)

The Company’s financial assets and liabilities measured at fair value on a recurring basis, consisted of the following types of instruments as of the following dates:

Fair value measurements using significant unobservable inputs (Level 3):

Balance at December 31, 2011	$276
Changes in values of deferred shares and liability related to stock option and warrants	(418)
Expiration of deferred shares	(128)
Fair value of warrants at issuance date	1,076
Classification of liability award to equity as a result of expiration of the Most Favored Nation Terms (See Note 9b)	(141)
Classification of liability award to equity as a result of modification	(35)
Balance at December 31, 2012	$630
Fair value of warrants at issuance date	471
Classification of warrants from liability to equity as result of investors exercise of the Most Favored Nation Terms (See Note 9b)	(28)
Changes in values of liability related to stock option and warrants	(286)
Balance at December 31, 2013	$787

NOTE 12: — RELATED PARTIES

a.	The Chairman of the Company’s board of directors is a senior partner in the law firm which represents the Company in intellectual property and commercial matters (the “Service Provider”). The Service Provider charges the Company for services it renders on an hourly basis. The trade payable balances were $330 and $718, respectively as of December 31, 2013 and 2012 and transactions with Service Provider charged to general and administrative expense were $555, $365 and $413, respectively as of December 31, 2013, 2012 and 2011.

On February 12, 2012, $309 out of the total outstanding balance owed to the Service Provider, who is also a related party, for services rendered until December 2011, was settled by the grant of fully vested warrants to purchase 309,492 ordinary shares, £0.01 par value each, of the Company at an exercise price of $2 per share and a life of five years.

b.	On February 13, 2011, the members of the board of directors unconditionally waived any accrued and unpaid director’s compensation (other than for rights granted in respect of options) as of that date. A related amount of $73 was classified from other accounts payable to additional paid in capital.

In March 2012, the members of the board of directors unconditionally waived any director’s cash compensation for their service from March 2012 and until the Company will receive an aggregate financing of at least $15,000 in the private placement issuances from March 20, 2013 onward.

c.	According to an agreement signed in 2004, a retainer fee of £1.5 per quarter should be paid to one of the Company’s former directors for financial advisory services (the “Advisory Agreement”). As of December 31, 2013 and 2012, the Company has an outstanding liability in the amount of $0 and $49, respectively for such services.

CELSUS THERAPEUTICS PLC.
(FORMERLY MORRIA BIOPHARMACEUTICALS PLC.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except share and per share data)

NOTE 12: — RELATED PARTIES  – (continued)

d.	As part of an agreement of the Company with one of its members of the board of directors signed in May 2011, the Company recorded an expense amounting to $66 in 2013 for services provided by the director in his position as Chief Scientific Officer. During December 2013 the director resigned as Chief Scientific Officer and the $66 was subsequently paid in January 2014.

NOTE 13: — FINANCIAL EXPENSES (INCOME), NET

	Year ended December 31,
	2013	2012	2011
Financial expenses:
Interest expense due to amortization of convertible notes	$202	$898	$—
Issuance expenses	40	137	—
Exchange rate	35	—	—
Other	7	6	9
	284	1,041	9
Financial income:
Changes in values of deferred shares and liability related to warrants	(270)	(418)	(120)
Exchange rate	—	(22)	(17)
	(270)	(440)	(137)
	$14	$601	$(128)

NOTE 14: — SUBSEQUENT EVENTS

a.	On February 5, 2014, Celsus Therapeutics Plc (the “Company”) announced the closing of its public offering of 1,533,333 American Depository Shares (“ADSs”) on the NASDAQ Capital Market at a price of $6.00 per ADS. Each ADS represents 10 Ordinary Shares. The final number of ADSs includes the full exercise by the underwriter of its option to purchase 200,000 additional ADSs. Each ADS represents ten of the Company’s ordinary shares. The gross proceeds from this offering, including from the exercise of the over-allotment option, before underwriting discounts and commissions and other offering expenses of approximately $1,100, were approximately $9,200. Celsus’s ADSs are listed on the NASDAQ Capital Market under the trading symbol “CLTX” and began trading there on January 31, 2014. In connection with its listing on the NASDAQ Capital Market, the ADSs ceased trading on the OTCQB on January 30, 2014.
b.	On February 5, 2014, the Company granted 275,000 stock options to members of the board of directors at an exercise price of $0.75 per share. In addition, the Company granted 300,000 stock options, to employees at an exercise price of $0.75 per share. The options contractual term is 10 years and shall vest and become exercisable between May 31, 2014 and October 21, 2017.

CELSUS THERAPEUTICS PLC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

	September 30, 2014	December 31, 2013
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,743	$7,657
Short term restricted deposit	142	—
Other accounts receivable and prepaid expenses	218	175
Total current assets	9,103	7,832
PROPERTY AND EQUIPMENT, NET	54	—
Total assets	$9,157	$7,832

The accompanying notes are an integral part of the condensed consolidated financial statements.

CELSUS THERAPEUTICS PLC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

	September 30, 2014	December 31, 2013
	Unaudited
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$669	$652
Other accounts payable	232	579
Total current liabilities	901	1,231
LONG-TERM LIABILITIES:
Liability related to stock options and warrants	375	787
Other long term liability	28	—
Total long-term liabilities	403	787
SHAREHOLDERS’ EQUITY:
Ordinary shares of £0.01 par value – Authorized: 5,000,000,000 shares at September 30, 2014 and December 31, 2013; Issued and outstanding: 55,636,283 and 40,227,953 shares at September 30, 2014 and December 31, 2013, respectively	927	675
Additional paid-in capital	34,054	25,681
Accumulated deficit	(27,128)	(20,542)
Total shareholders’ equity	7,853	5,814
Total liabilities and shareholders’ equity	$9,157	$7,832

The accompanying notes are an integral part of the condensed consolidated financial statements.

CELSUS THERAPEUTICS PLC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,
	2014	2013
	Unaudited
Operating expenses:
Research and development expenses, net	$4,282	$935
General and administrative expenses	2,695	1,283
Operating loss	6,977	2,218
Financial income (expense), net	391	(58)
Net comprehensive loss	$6,586	$2,276
Net loss attributable to holders of ordinary shares	$6,586	$2,276
Net basic and diluted loss per share	$(0.12)	$(0.16)
Weighted average number of ordinary shares used in computing basic and diluted net loss per share	53,604,415	14,620,558

The accompanying notes are an integral part of the condensed consolidated financial statements.

CELSUS THERAPEUTICS PLC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
U.S. dollars in thousands (except share and per share data)

	Ordinary shares		Additional paid in capital	Receipts on account shares	Deficit accumulated during the development stage	Total
	Number	Amount
Balance as of January 1, 2013	13,369,809	$245	$13,199	$118	$(16,922)	$(3,360)
Issuance of share capital and warrants, net ($2.00)	853,150	14	1,160	(118)	—	1,056
Issuance of share capital, net ($0.57 per share)	21,958,302	352	11,265	—	—	11,617
Classification of warrants from liability to equity as a result of investors exercise of most favored nation terms	407,673	6	21	—	—	27
Issuance of shares due to price protection provision	3,639,019	58	(58)	—	—	—
Share based compensation	—	—	94	—	—	94
Net loss	—	—	—	—	(3,620)	(3,620)
Balance as of December 31, 2013	40,227,953	675	25,681	—	(20,542)	5,814
Issuance of share capital, net ($0.60 per share)	15,333,330	250	7,969	—	—	8,219
Issuance of shares to service provider	75,000	2	54	—	—	56
Share based compensation	—	—	350	—	—	350
Net loss	—	—	—	—	(6,586)	(6,586)
Balance as of September 30, 2014 (unaudited)	55,636,283	$927	$34,054	$—	$(27,128)	$7,853

The accompanying notes are an integral part of the condensed consolidated financial statements.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED OF CASH FLOW (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

	Nine months ended September 30,
	2014	2013
	Unaudited
Cash flows from operating activities:
Net loss	$(6,586)	$(2,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation and issuance of shares granted to service provider	406	59
Depreciation	4	—
Changes in values of deferred shares and liability related to stock options and warrants	(412)	(220)
Increase in other accounts receivable and prepaid expenses	(43)	(98)
Increase in trade payables	17	1,082
Decrease in other accounts payable	(347)	(25)
Increase in other long term liabilities	28	—
Interest expenses and warrant liability issuance costs	—	242
Net cash used in operating activities	(6,933)	(1,236)
Cash flows from investing activities:
Investment in short term restricted deposit	(142)	—
Purchase of property and equipment	(58)	—
Net cash used in investing activities	(200)	—
Cash flows from financing activities:
Proceeds from issuance of shares and warrants, net	8,219	13,117
Repayment of convertible notes	—	(1,100)
Net cash provided by financing activities	8,219	12,017
Increase in cash and cash equivalents	1,086	10,781
Cash and cash equivalents at the beginning of the period	7,657	1,104
Cash and cash equivalents at the end of the period	$8,743	$11,885

The accompanying notes are an integral part of the condensed consolidated financial statements.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 1: — GENERAL

a.	Celsus Therapeutics Plc. (the “Company”) (a development stage company), was incorporated in Great Britain as a private limited company and commenced business operations on October 7, 2004. On February 15, 2005 the Company was registered as a non-traded public company under the laws of England and Wales.

The Company is engaged in the development of ethical synthetic drugs for the treatment of inflammatory conditions such as atopic dermatitis, etc.

The Company listed its securities on the NASDAQ Stock Market in January 2014.

b.	On January 28, 2005 the Company acquired Celsus Therapeutics Inc. (the “Subsidiary”). The Subsidiary was the owner of the intellectual property rights in drugs which it develops under a license that was granted by Yissum, the research development company of the Hebrew University of Jerusalem Israel (“Yissum”) on November 27, 2002 and in connection with which a sublicense agreement was signed between the Subsidiary and the Company on February 1, 2005 (for details about the license agreement and the sublicense agreement see Note 6 to the consolidated financial statements as of December 31, 2013).
c.	On March 22, 2011 the Company established an Israeli subsidiary, Morria Biopharma Ltd., which is wholly-owned by the Company. As of the date of the condensed consolidated financial statements, this Israeli subsidiary is inactive.
d.	The Company depends on third-party suppliers for the raw materials required for the production of its product candidates. The Company also does not have the ability to independently conduct clinical trials for its product candidates, and it relies on third parties, such as contract research organizations, medical institutions, and clinical investigators to perform this function.
e.	The Financial statements are in United States dollars:

Most of the Company's costs and financing are in U.S. dollars (“Dollar”). The Company's management believes that the Dollar is the currency of the primary economic environment in which the Company and its subsidiaries have operated and expect to continue to operate in the foreseeable future. Therefore, the functional currency of the Company and its subsidiaries is the Dollar.

The Company and its subsidiaries' transactions and balances denominated in Dollars are presented at their original amounts. Non-Dollar transactions and balances have been remeasured to Dollars in accordance with ASC 830, “Foreign Currency Matters”. All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-Dollar currencies are reflected in the statements of income as financial income or expenses, as appropriate.

f.	The Company is in the development stage and devotes most of its efforts toward research and development activities. As reflected in the accompanying unaudited condensed financial statements, the Company incurred a loss for the nine month period ended September 30, 2014 of $6,586 and had a negative cash flow from operating activities of $6,933 during the nine month period ended September 30, 2014. The accumulated deficit as of September 30, 2014 is $27,128. The Company has not yet generated revenues from product sale.

The Company is addressing its liquidity needs by implementing initiatives to raise additional funds as well as other measures that will allow it to cover its anticipated budget. Such initiatives included the February 2014 Financing in which the Company raised gross proceeds of $9,200. See also Note 6.

The Company is currently conducting a Phase II clinical trial for its lead clinical candidate, but has no assurance of positive results. In case of positive results, the Company will have to obtain sufficient capital resources to continue to fund additional clinical trials.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 1: — GENERAL  – (continued)

There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If the Company is unable to raise sufficient capital resources, the Company will not be able to continue the development of all of its products or may be required to delay part of the development programs in order to remain a viable company beyond March 31, 2016.

NOTE 2: — UNAUDITED CONDENSED FINANCIAL STATEMENTS

The unaudited Condensed Consolidated Financial Statements of Celsus Therapeutics Plc. have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Balance Sheet as of September 30, 2014, included herein was derived from the audited Consolidated Financial Statements for the year ended December 31, 2013. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for the nine months ended September 30, 2014, are not necessarily indicative of the results that may be expected for the year ending December 31, 2014, or any future period. The information included in this interim Report should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and the Consolidated Financial Statements and footnotes thereto included in the Company's Annual Report on Form 20-F for the year ended December 31, 2013.

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.

NOTE 3: — SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2013 are applied consistently in these condensed financial statements except:

a.	In June 2014, the FASB issued Accounting Standards Update 2014-12, Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period (“ASU 2014-12”), which requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. Thus, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The provisions of this ASU are effective for interim and annual periods beginning after December 15, 2015. Entities can apply the amendment either a) prospectively to all awards granted or modified after the effective date or b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company's management currently does not anticipate the adoption of this standard will have a material impact on the consolidated financial statements.
b.	In June, 2014, the FASB issued ASU 2014-101 (“Elimination of Certain Financial Reporting Requirements, including an Amendment to Variable Interest Entities Guidance in ASC Topic 810, Consolidation”) to eliminate the concept of a development stage entity (“DSE”) from U.S. GAAP. This

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 3: — SIGNIFICANT ACCOUNTING POLICIES  – (continued)

change rescinds certain financial reporting requirements that have historically applied to DSEs and is intended to result in cost-savings for affected entities, such as certain start-up or research and development entities. In addition, ASU 2014-10 introduces new disclosure requirements about the reporting entity’s risks and uncertainties. ASU 2014-101 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014, with an option for early adoption. The Company elected early adoption as of June 30, 2014 and does not believe the adoption of the standard had a material impact on its financial position, comprehensive loss or related financial statement disclosures.
c.	In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity s Ability to Continue as a Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The pronouncement is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

NOTE 4: — FAIR VALUE MEASUREMENTS

In accordance with ASC No. 820, “Fair Value Measurements and Disclosures”, the Company measures its liability related to stock options and warrants at fair value. Investments in foreign currency derivative instruments are classified within Level 3 value hierarchy. This is because these assets are valued using alternative pricing sources and models utilizing market observable inputs. The liability related to stock options and warrants is classified within Level 3 value hierarchy because the liability is based on present value calculations and external valuation models whose inputs include market interest rates, estimated operational capitalization rates, volatilities and illiquidity. Unobservable inputs used in these models are significant.

Fair value measurements using significant unobservable inputs (Level 3):

Fair value of liability related to stock options and warrants
Balance at January 1, 2013	$630
Fair value of warrants at issuance date	471
Classification of warrants from liability to equity as result of investors exercise of the Most Favored Nation Terms (See Note 9b to the consolidated financial statements as of December 31, 2013)	(28)
Changes in values of liability related to stock options and warrants	(286)
Balance at December 31, 2013	$787
Fair value of warrants at issuance date
Changes in values of liability related to stock options and warrants	(412)
Balance at September 30, 2014 (unaudited)	$375

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 5: — COMMITMENTS AND CONTINGENT LIABILITIES

Agreement with Yissum

On November 27, 2002, the Subsidiary executed a license agreement with Yissum, pursuant to which the Subsidiary was granted a global, exclusive license, including the right to grant sublicenses, subject to receipt of the prior written approval of Yissum which shall not be unreasonably withheld. The full intellectual property rights concerning the technology subject to the license are and will remain fully owned by Yissum for the licensed technology developed by Yissum.

This technology underlies part of the Company's research and development projects. The license includes the exclusive rights to produce, sell, market, import, distribute, and make any use of the technology, by both the Subsidiary and the holders of rights by virtue of the sublicenses. The agreement is valid for 20 years. In exchange for granting the said license to the Subsidiary, Yissum will be entitled to royalties as elaborated below:

1.	4% of the total sales that the Subsidiary or a related company thereof (as this term is defined in the agreement) will make;
2.	18% of the total payments or royalties that Subsidiary will be entitled to receive from third parties to whom sublicenses have been granted.

On June 20, 2005, the Company executed with Yissum an agreement for providing research and development services, whereby Yissum grants the Company compound development services. It has been agreed that the intellectual property and the knowledge that will accumulate during the provision of the services will be owned by Yissum. Yissum has granted the Company a license to use the results of the service provision agreement, and the permission to grant a sublicense. The service agreement was renewed several times prior to 2011. On February 28, 2011, the service provision agreement was renewed again. In consideration for the performance of services the Company agreed to pay Yissum $70 plus overhead per year, depending on the work requested by the Company to be done at the sole and exclusive option of the Company during each year of the following five years. The additional services fees shall be payable in semi-annual payments. The Company did not request any such services in 2014.

NOTE 6: — SHAREHOLDERS' EQUITY

a.	Composition of share capital:

	September 30, 2014		December 31, 2013
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Unaudited
Ordinary shares of £0.01 par value each	5,000,000,000	55,636,283	49,800,000	40,227,953
Deferred A shares of £0.001 par value	800,000	—	800,000	—
Deferred B shares of £0.001 par value	1,200,000	—	1,200,000	—
Deferred C shares of £0.001 par value	400,000	—	400,000	—

The ordinary shares confer upon their holders the right to participate and vote in general shareholders meetings of the Company and to share in the distribution of dividends, if any, declared by the Company.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 6: — SHAREHOLDERS' EQUITY  – (continued)

b.	Share issuances:

In February 2014, the Company completed a public offering of its shares on NASDAQ. The Company issued 15,333,300 of its ordinary shares, nominal value £ 0.01 per share at a price of $0.60 per share before issuance expenses. Total net proceeds from the issuance amounted to approximately $8,219, net of issuance expenses in the amount of $981.

Also in February 2014, the Company issued 75,000 of its ordinary shares, nominal value £ 0.01 per share to a service provider. As part of this transaction the Company recorded compensation expense of $56 to general and administrative expenses.

c.	Share option plan:

In August 2007, the Company adopted a share option plan (the “Plan”). In accordance with the Plan, the number of shares that may be issued upon exercise of options under the Plan, shall not exceed 1,365,000 shares. In June 2013, the Plan was amended increasing the number of shares that may be issued by 2,500,000 to a total of 3,865,000. In June 2014, the Company adopted a new equity incentive plan (the “2014 Plan”) which assumed all shares under the Plan and also increased the number of shares that may be issued by 2,000,000 to a total of 5,865,000. As of September 30, 2014, 2,873,310 ordinary shares are available for future issuance under the 2014 Plan.

During the nine month period ended September 30, 2014, the Company's Board of Directors approved grants of 845,000 and 35,000 options to acquire a total of 880,000 of the Company's ordinary shares, nominal value £ 0.01 per share, to several of the Company’s employees, directors and non-employees, respectively. The options were granted at an exercise price ranging between $0.75 and $0.565, in accordance with the terms of the 2014 Plan and shall expire 10 years from the grant date. 40,000 of the granted options, shall vest and become exercisable upon the achievement of certain businesses milestones. As of September 30, 2014, the milestones have not been achieved and management is uncertain if they will be achieved.

The following is a summary of the Company's stock option activity and related information for the nine months ended September 30, 2014:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at beginning of the period	2,203,227	$1.71	8.6	$—
Changes during the period:
Granted	880,000	$0.70
Forfeited	(145,000)	$1.61
Options outstanding at end of the period	2,938,227	$1.42	8.3	$—
Vested and expected to vest	2,938,227	$1.42	8.3	$—
Options exercisable at end of the period	1,458,227	$1.42	7.4	$—

The weighted-average estimated fair value of stock options granted during the nine months ended September 30, 2014 was $0.70 per share using the Black-Scholes option pricing.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 6: — SHAREHOLDERS' EQUITY  – (continued)

Fair value was estimated using the following weighted-average assumptions (annualized percentages):

	Nine months ended September 30,
	2013	2014
	Unaudited
Expected dividend yield	0%	0%
Expected volatility	106.38% – 106.48%	74.43% – 81.65%
Risk-free interest	0.69% – 0.74%	1.5% – 1.85%
Expected life	5.0 years	5.5 – 6.25 years
Forfeiture rate	0%	0%

During the nine months ended September 30, 2014, the Company recorded $350 in share based compensation expenses. As of September 30, 2014, there was $374 unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Company's stock option plans.

c.	Warrants and options to service providers:

From April 2012 through September 2013, the Company completed several private placements by and among the Company and certain investors where it sold ordinary shares and warrants. Some of the issued warrants contain non-standard anti-dilution protection and Most Favored Nation Terms (as defined and detailed in Note 9b to the consolidated financial statements as of December 31, 2013).

During April 2014, 562,500 of the Company's warrants expired.

As of September 30, 2014 the Company had 5,659,717 shares which are entitled to Most Favored Nations Terms, of which 5,089,544 are also entitled to price protection (which would be triggered by a share issuance at less than $0.57 per share) and 729,450 warrants which are entitled to price protection (which would be triggered by a warrant issuance at less than $2.00 exercise price per share) and 1,929,824 warrants have full ratchet anti-dilution protection (which would be triggered by a share or warrant issuance at less than $0.57 price share or exercise price per share).

The Company accounted the warrants issued since April 2012 through September 2013 financings, in accordance with ASC 815, as a freestanding liability instrument that is measured at fair value at each reporting date, based on its fair value, with changes in the fair values being recognized in the Company's consolidated statement of comprehensive loss as financial income or expense.

The fair value of warrants granted was measured using the Black-Scholes call option pricing model. The anti-dilution protection components were measured using Black-Scholes put option model since it's similar to put options by providing a guaranteed price for an underlying instrument and offer insurance against dilution. The Company used different parameters for the warrants call option and the warrants put option since the expected life of the Most Favored Nation Terms was shorter than the expected life of the warrants.

CELSUS THERAPEUTICS PLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. dollars in thousands (except share and per share data)

NOTE 6: — SHAREHOLDERS' EQUITY  – (continued)

Fair values were estimated using the following assumptions for the warrants call option (range of annualized percentages):

	Nine months ended September 30,
	2013	2014
	Unaudited
Expected dividend yield	0%	0%
Expected volatility	76.83% – 86.09%	55.63% – 92.33%
Risk-free interest	0.12% – 0.67%	0.02% – 0.39%
Expected life	0.75 – 2.39 years	0.04 – 1.84 years

Fair values were estimated during the nine months ended September 30, 2013 and 2014 using the following assumptions for the warrants put option (range of annualized percentages):

	Nine months ended September 30,
	2013	2014
	Unaudited
Dividend yield	0%	0%
Expected volatility	73.33% – 86.09%	49.95% – 92.33%
Risk-free interest	0.13% – 0.32%	0.02% – 0.15%
Expected life	0.58 – 1.83 years	0.04 – 1.08 years

As of December 31, 2013 and September 30, 2014, the fair value of the warrants was $787 and $375 respectively. The change in fair value was recognized as financial income in the Company's statement of comprehensive loss.

The options and warrants outstanding as of September 30, 2014 that were granted to the Company's service providers are as follows:

Grant date	Number of options	Exercise Price	Expiration date
August 28, 2007	20,475	$1.29	August 28, 2017
May 27, 2009	30,000	$1.56	May 27, 2019
February 12, 2012	309,492	$2.00	February 12, 2017
April 26, 2012	90,000	$2.00	March 19, 2017
June 27, 2012	2,988	$1.75	June 21, 2022
November 30, 2012	90,180	$2.00	November 30, 2017
January 17, 2013	43,035	$2.00	January 17, 2018
January 31, 2013	7,200	$2.00	January 31, 2018
February 8, 2013	3,600	$2.00	February 28, 2018
August 27, 2014	35,000	$0.565	August 27, 2024
	631,970

         American Depositary Shares

CELSUS THERAPEUTICS PLC
(Incorporated in England and Wales)

Representing          Ordinary Shares

PROSPECTUS

Cowen and Company	Piper Jaffray

MTS Securities, LLC

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the offering. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee		$5,345.20
FINRA filing fee		$7,400.00
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Registrant, members of the Registrant’s board of directors, members of the executive management board and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The following information is furnished with regard to all securities issued by the registrant within the last three years that were not registered under the Securities Act. Unless otherwise indicated below, the issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(2) of Securities Act. No underwriting discounts or commissions were paid with respect to any of the issuances listed below.

Since January 1, 2011, we have issued the following securities, none of which involved a change in voting rights attached to the securities at issue:

•	On April 21, 2011, we issued 21,528 ordinary shares from proceeds received by us in 2010 from the sale of such shares at a price of £1.00 per share.
•	On April 21, 2011, we issued 396,923 ordinary shares at a price of $1.95 per share.
•	On April 21, 2011, we issued 15,000 ordinary shares upon the exercise of options at an exercise price of £0.01 per share.
•	On May 26, 2011, we issued 64,103 ordinary shares at a price of $1.95 per share.
•	On August 5, 2011, we issued 39,472 ordinary shares at a price of $1.90 per share.

•	January 16, 2012, we issued 79,000 ordinary shares at a price of $2.00 per share and warrants to purchase up to 79,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017.
•	On February 12, 2012, we issued 86,000 ordinary shares at a price of $2.00 per share and warrants to purchase up to 76,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017.
•	On February 12, 2012, we issued PCZL a warrant to purchase 309,492 ordinary shares at an exercise price of $2.00 per share, which warrant expires on February 12, 2017. This warrant was issued to PCZL in satisfaction of certain legal fees owed by the Company.
•	On March 19, 2012, we issued 12,500 ordinary shares at a share price of $2.00 per share and warrants to purchase up to 67,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017.
•	On April 4, 2012, we issued an aggregate of $1.1 million in original issue discount senior secured convertible notes and warrants to purchase up to an aggregate of 1,929,824 ordinary shares at an exercise price of $0.57 (adjusted September 24, 2013 due to price protection), which warrants expire on April 4, 2017. On and after April 4, 2013, if a registration statement registering the ordinary shares underlying the warrants is not effective, the holders of the warrants may exercise their Warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.
•	On April 26, 2012, we issued 47,500 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 92,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017.
•	On May 22, 2012, we issued 10,000 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 10,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017.
•	On June 20, 2012, we granted, pursuant to the ESOP, options to purchase up to 395,000 ordinary shares at an exercise price of $1.56 per share and options to purchase up to 15,000 ordinary shares at an exercise price of $2.00 per share.
•	On June 27, 2012, we issued 10,000 ordinary shares at a price of $2.25 per share and issued warrants to purchase up to 5,000 ordinary shares at an exercise price of $2.25 per share, which warrants expire on June 27, 2017 and options to purchase up to 2,988 ordinary shares at an exercise price of $1.75 per share.
•	On August 3, 2012, we issued 7,500 ordinary shares at a price of $2.00 per share and granted warrants to purchase up to 7,500 ordinary shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017.
•	On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 ordinary shares and five-year warrants to purchase 232,558 ordinary shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000.
•	On August 29, 2012, we issued 10,000 ordinary shares at a price of $2.00 per share and issued warrants to purchase up to 10,000 ordinary shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017.
•	On September 28, 2012, we issued 8,375 ordinary shares at a price of $2.00 per share and issued warrants to purchase up to 8,375 ordinary shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017. In addition, we issued 16,279 ordinary shares for financial advisory services to a consultant in relation with our financing in August 2012.

•	On November 30, 2012, we issued an aggregate of 751,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $1,503,000. The warrants are to purchase up to an aggregate of 375,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on November 30, 2017. On and after November 30, 2012, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. We also issued to Garden State Securities, Inc. a warrant to purchase up to 90,180 Ordinary Shares at an exercise price of $2.00 per share, which warrant expires on November 30, 2017. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.
•	On January 18, 2013, we issued 473,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 799,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $946,000. In addition, we issued a warrant to purchase 43,035 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 18, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.
•	On January 31, 2013, we issued an aggregate of 77,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $155,000. The warrants are to purchase up to an aggregate of 38,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on January 31, 2018. In addition, we issued a warrant to purchase 7,200 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 31, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.
•	On February 28, 2013, we issued 63,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 31,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $126,000. In addition, we issued a warrant to purchase 3,600 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after February 28, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering.
•	On March 20, 2013, we issued 25,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $50,000. On and after March 20, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.
•	On April 8, 2013, we issued 32,500 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 16,250 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $65,000. On and after April 8, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 30, 2013, we issued 117,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 58,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $234,000. On and after April 30, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.
•	On May 13, 2013, we issued 20,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 10,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $40,000. On and after May 13, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.
•	On September 10, 2013, we issued 34,150 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 17,075 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $68,300. On and after September 10, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.
•	On September 17, 2013, we issued 11,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 5,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $22,000. On and after September 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.
•	On September 24, 2013, we issued 21,958,302 of our Ordinary Shares for gross proceeds of $12,516,232. The offers, sales and issuances of the foregoing securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. As a result of the price protection provisions from investment agreements among the Company and previous investors, (i) an aggregate of 4,046,692 additional ordinary shares were issued to previous investors in connection with this offering and (ii) there will be an additional 1,259,092 ordinary shares issuable upon exercise of outstanding warrants. MTS Health Partners, L.P. and Oppenheimer & Co. acted as placement agents.

Item 16. Exhibits and Financial Statement Schedule

(a)	Exhibits.

See Exhibit Index immediately following the signature page.

(b)	Financial statement schedules.

See index to financial statements on page F-1. All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(4)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on this 20th day of November, 2014.

CELSUS THERAPEUTICS PLC

By:	/s/ Gur Roshwalb Gur Roshwalb Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Mark Cohen, Gur Roshwalb and Dov Elefant, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Mark S. Cohen Mark S. Cohen	Executive Chairman of the Board	November 20, 2014
/s/ Gur Roshwalb Gur Roshwalb	Chief Executive Officer (principal executive officer) and Director	November 20, 2014
/s/ Dov Elefant Dov Elefant	Chief Financial and Officer (principal financial officer and principal accounting officer)	November 20, 2014
/s/ David Sidransky David Sidransky, M.D.	Director	November 20, 2014
/s/ Dr. Johnson Yiu-Nam Lau Dr. Johnson Yiu-Nam Lau	Director	November 20, 2014
/s/ Amos Eiran Amos Eiran	Director	November 20, 2014
/s/ Robert F. Doman Robert F. Doman	Director	November 20, 2014
/s/ Allan Shaw Allan Shaw	Director	November 20, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1@	Form of Underwriting Agreement
3.1*	Celsus Therapeutics Plc, Memorandum of Association
3.2*	Celsus Therapeutics Plc, New Articles of Association
4.1##	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder
4.2§§§	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder
4.3##	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement
4.4**	Form of April 2012 Warrant
4.5##	Form of Warrant dated November 30, 2012
4.6#	Form of Series A Warrant dated January 17, January 31 and February 28, 2013
4.7#	Form of Series B Warrant dated January 17, 2013
4.8#	Form of Series C Warrant dated January 17, 2013
4.9#	Form of Series GSS Warrant dated January 17, January 31 and February 28, 2013
5.1@	Opinion of DLA Piper UK LLP
10.1*	Exclusive License Agreement, dated as of November 27, 2002, by and between Morria Biopharmaceuticals, Inc. and Yissum Research Development Company of the Hebrew University of Jerusalem
10.3*	Extension Agreement for Rendering of Services, dated as of June 20, 2006, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem
10.4*	Second Extension Agreement for Rendering of Services, dated as of December 19, 2006, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem
10.5*	Third Extension Agreement for Rendering of Services, dated as of June 17, 2007, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem
10.6*	Fourth Extension Agreement for Rendering of Services, dated as of May 6, 2008, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem
10.7*	Fifth Extension Agreement for Rendering of Services, dated as of February 22, 2011, by and between the Registrant and Yissum Research Development Company of the Hebrew University of Jerusalem
10.8**	Director Agreement, dated as of June 16, 2005, between the Registrant and Gilead Raday
10.9**	Amendment to Director Agreement, dated as of March 14, 2007, between the Registrant and Gilead Raday
10.10**	Chairman Agreement, dated as of February 18, 2005, between the Registrant and Mark Cohen
10.11**	Director Agreement, dated as of August 28, 2007, between the Registrant and Dr. Johnson Lau
10.12**	Director Agreement, dated as of August 28, 2007, between the Registrant and Dr. David Sidransky

Exhibit No.	Exhibit Description
10.13**	Director Agreement, dated as of February 21, 2005 between the Registrant and Prof. Saul Yedgar
10.14*	Amendment to Director Agreement, dated as of March 14, 2007, between the Registrant and Prof. Saul Yedgar
10.15*	Employment Agreement, dated as of January 11, 2012, between Dov Elefant and the Registrant
10.16§§	Employment Agreement, dated as of October 23, 2013, between Dr. Pablo Jimenez and the Registrant
10.17*	Amended and Restated 2007 Stock Option Plan, dated April 26, 2012
10.18*	Second Amendment to Amended and Restated 2007 Stock Option Plan, dated June 20, 2012
10.19**	Securities Purchase Agreement dated April 3, 2012 by and between Morria Biopharmaceuticals Plc and the buyers listed on the Schedule of Buyers
10.20**	Sub-License Agreement dated February 1, 2005
10.21###	Form of Securities Purchase Agreement dated November 30, 2012 by and among Morria Biopharmaceuticals Plc and the buyers signatory thereto
10.22###	Registration Rights Agreement dated November 30, 2012 by and among Morria Biopharmaceuticals Plc and the Buyers signatory thereto
10.23#	Form of Securities Purchase Agreement dated January 17, January 31 and February 28, 2013, by and among Morria Biopharmaceuticals Plc and the buyers signatory thereto
10.24#	Registration Rights Agreement dated January 17, January 31 and February 28, 2013, by and among the Registrant and the Buyers signatory thereto
10.25#	Employment Agreement, dated as of March 4, 2013, between Gur Roshwalb, M.D. and the Registrant
10.26#	Form of Financing Subscription Agreement between the Registrant and Mark Cohen (including Form of Warrant) dated December 30, 2012
10.27#	Form of Financing Subscription Agreement between the Registrant and Mark Cohen (including Form of Warrant) dated January 31, 2013
10.28#	Form of Financing Subscription Agreement between the Registrant and Saul Yedgar (including Form of Warrant) dated April 3, 2013
10.29§	Form of Securities Purchase Agreement, dated as of September 19, 2013, by and among the Registrant and the purchasers named therein
10.30§	Form of Registration Rights Agreement, dated as of September 19, 2013, by and among the Registrant and the purchasers named therein
10.31**	Consulting Agreement, dated as of February 21, 2005, between the Registrant and Prof. Saul Yedgar
10.32**	Employment Agreement, dated as of May 25, 2011, between the Registrant and Prof. Saul Yedgar
10.33+	2014 Equity Incentive Plan
21.1*	List of subsidiaries
23.1	Consent of registered public accounting firm
23.2@	Consent of DLA Piper UK LLP (included in Exhibit 5.1 to this registration statement on Form F-1)
24.1	Power of Attorney (included in the signature page to this Registration Statement)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema Linkbase Document

Exhibit No.	Exhibit Description
101.CAL	XBRL Taxonomy Calculation Linkbase Document
101.DEF	XBRL Taxonomy Definition Linkbase Document
101.LAB	XBRL Taxonomy Labels Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

*	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F (No. 000-54749) filed on June 28, 2012.
**	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F/A (No. 000-54749) filed on August 8, 2012.
***	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form 20-F/A (No. 000-54749) filed on September 27, 2012.
##	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012.
###	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-1 (No. 333-185247) filed on December 3, 2012.
#	Incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement on Form F-1 (No. 333-185247) filed on March 22, 2013.
§	Incorporated by reference to the exhibit previously filed with the Registrant’s Report of Foreign Private Issuer on Form 6-K filed on October 24, 2013.
§§	Incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-1 (No. 333-191880) filed on November 24, 2013.
§§§	Incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013.
+	Incorporated by reference to the exhibit previously filed with the Registrant’s Report of Foreign Private Issuer on Form 6-K (No. 001-36288) filed on June 24, 2014.
@	To be filed by amendment.